Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

MIMECAST SERVICES LIMITED

SOLEBIT LABS LTD.

THE COMPANY SHAREHOLDERS LISTED ON EXHIBIT A HERETO

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE REPRESENTATIVE

JULY 31, 2018

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		66

5.1	Organization and Good Standing	66
5.2	Authority and Enforceability	66
5.3	Governmental Filings and Consents	66
5.4	No Conflicts	66
5.5	Title to Securities	67
5.6	Brokers; Fees and Expenses	67
5.7	Litigation	67
5.8	Solvency	67
5.9	Tax Withholding Information	67
5.10	Full Disclosure	67
5.11	Allocation of Consideration	68

ARTICLE 6 REPRESENTATIONS AND WARRANTIES BY BUYER		68

6.1	Organization and Good Standing	68
6.2	Authority and Enforceability	68
6.3	Governmental Filings and Consents	68
6.4	No Conflicts	69
6.5	Investment Experience; Acknowledgment of Receipt of Information	69
6.6	Funds	69

ARTICLE 7 ADDITIONAL AGREEMENTS		69

7.1	Tax Ruling	69
7.2	Confidentiality	70
7.3	Public Announcements	71
7.4	Payment Spreadsheet	71
7.5	Fees and Expenses	72
7.6	Shareholder Release	72
7.7	Tax Matters	74
7.8	Termination or Waiver of Company Shareholders Rights	75
7.9	Further Assurances	75
7.10	Incentive Equity Compensation	75
7.11	IIA Redemption Fee	75

ARTICLE 8 [RESERVED]		76

ARTICLE 9 POST-CLOSING INDEMNIFICATION		76

9.1	Survival of Representations, Warranties and Covenants; Time Periods	76
9.2	Indemnification	76
9.3	Treatment of Indemnification Payments	82
9.4	No Contribution	82

ARTICLE 10 MISCELLANEOUS		83

10.1	Notices	83
10.2	Successors and Assigns	84

10.3	Severability	84
10.4	Amendments and Waivers	85
10.5	Specific Performance	85
10.6	Other Remedies	85
10.7	Entire Agreement	85
10.8	Third Parties	85
10.9	Governing Law	85
10.10	Consent to Jurisdiction; WAIVER OF JURY TRIAL	86
10.11	Counterparts	86
10.12	Conflict Waiver	86

Exhibits

Exhibit A	—	Company Shareholders
Exhibit B	—	Shareholder Consent
Exhibit C	—	Closing Date Net Working Capital Principles
Exhibit D	—	Calculation of Estimated Closing Date Working Capital
Exhibit E	—	Escrow Agreement
Exhibit F	—	Optionholder Consent Instruments
Exhibit G	—	Paying Agent Agreement
Exhibit H	—	Interim Options Tax Ruling
Exhibit I	—	Warrant Cancellation Agreements
Exhibit J	—	Closing Payment Certificate
Exhibit K	—	Payment Spreadsheet
Exhibit L	—	Tax Declaration
Exhibit M	—	Employment Agreements and Release Letters
Exhibit N	—	Form of Director Resignation and Release Letter
Exhibit O	—	Termination Agreements
Exhibit P	—	Share Certificates and Transfer Instruments
Exhibit Q	—	Notices

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2018, by and among Mimecast Services Limited, a company organized under the laws of England and Wales (“Buyer”), Solebit Labs Ltd., a company organized under the laws of the State of Israel (the “Company”), each of the shareholders of the Company, which are listed on Exhibit A attached hereto (other than Buyer, the “Company Shareholders”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Company Securityholders (the “Representative”).

W I T N E S S E T H:

WHEREAS, the Company Shareholders collectively are the beneficial (as “beneficial ownership” is defined under Rule 13d-3 of the Securities Exchange Act of 1934) and record (subject to any Company Shares held by the 102 Trustee for and on behalf of certain Company Shareholders, as set forth on Exhibit A) owners of all of the issued and outstanding Company Shares (other than Company Shares owned by Buyer).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the Company Shareholders and Buyer wish to consummate the Acquisition, pursuant to which, among other things, each Company Shareholder shall sell, convey, assign, transfer and deliver to Buyer, in exchange for the applicable consideration set forth and described herein, and Buyer shall purchase from each Company Shareholder, all of the Company Shares owned by such Company Shareholder free and clear of all Encumbrances.

WHEREAS, the Board of Directors of the Company has determined that the Acquisition and this Agreement are fair to and in the best interests of the Company and the Company Shareholders and has approved this Agreement in accordance with applicable provisions of the Governing Documents of the Company and the Laws of the State of Israel and approved the Acquisition and the other transactions contemplated by this Agreement.

WHEREAS, the Company Shareholders have determined that it is in the best interests of the Company that it enter into this Agreement upon the terms and subject to the conditions set forth in this Agreement, and concurrently with the execution of this Agreement, all of the Company Shareholders have executed and delivered an action by unanimous written consent evidencing such approval substantially in the form attached hereto as Exhibit B (the “Shareholder Consent”).

WHEREAS, the Board of Directors of Buyer has determined that the Acquisition and this Agreement are fair to and in the best interests of Buyer and has approved this Agreement in accordance with the provisions of applicable Law and approved the Acquisition and the other transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For purposes of and under this Agreement, the following terms shall have the following respective meanings:

“102 Trust Period” shall mean the minimum trust period required by the capital gains track of Section 102(b)(2) of the Israel Tax Ordinance.

“102 Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of the Israel Tax Ordinance, and approved by the Israel Tax Authority, with respect to Company 102 Securities.

“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) otherwise direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery Laws.

“Articles of Association” shall mean the Amended and Restated Articles of Association of the Company, as adopted by the Company Shareholders on January 25, 2018.

“Behavioral Information” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the City of New York, New York are authorized or obligated by Law or executive order to close.

“Calculation Time” shall have the meaning set forth in the definition of “Closing Date Net Working Capital”.

“Change in Control Payments” shall mean each of (i) any severance, other termination, change in control, retention, bonus (including any transaction bonuses) or other similar payment to any Person under any Contract, Company Employee Plan or otherwise (including any Liability to Rajiv Sinha or any of its Affiliates or otherwise in respect of the Employment Offer Letter, dated December 15, 2017 between

Solebit LABS, Inc. and Rajiv Sinha), (ii) any forgiveness of Indebtedness, in effect prior to the Closing (unless expressly provided for in offer letters made by Buyer or with the express consent of Buyer, pursuant to Employment Agreements or to the Retention Program), owed to the Company and (iii) any increase of any benefits otherwise payable by the Company including any “parachute payments” under Section 280G of the Code for which 280G Approval is not properly obtained, in each case of the foregoing clauses (i)–(iii), which are payable or which become effective as a direct result of the execution and delivery of this Agreement by the Company and the Company Securityholders or in connection with the consummation of the Acquisition or any of the other transactions contemplated hereby.

“Claim Notice” shall mean a written notice delivered to the party from whom indemnification is being sought under Article 9 of this Agreement (an “Indemnifying Party”) by any Buyer Indemnified Party or Company Indemnified Party (an “Indemnified Party”) with respect to the indemnification obligations set forth in Article 9, and specifying in reasonable detail (i) to the extent reasonably ascertainable, the estimated aggregate amount of such Losses (the aggregate amount of such estimate being referred to as the “Claimed Amount”), and (ii) a reasonable explanation for the basis of the underlying claim (based upon the information then possessed by the Indemnified Party) , and the nature of the misrepresentations, breach of warranties, covenants or claims to which such Claim Notice is related.

“Claimed Amount” shall have the meaning set forth in the definition of “Claim Notice”.

“Closing Cash Amount” shall mean the aggregate amount of unrestricted cash held by the Company or its Subsidiaries and deposited with the Company’s or its Subsidiaries’ financial institutions as of the Calculation Time, adjusted to reflect any checks-in-transit and overdrafts of the Company determined in accordance with GAAP, in excess of $1,000,000; provided that in no event shall “Closing Cash Amount” include (i) the amount of any unpaid checks and wire transfers issued prior to the date in question and (ii) cash and cash equivalents that are not freely useable by the Company or its Subsidiaries in the ordinary course, including because they are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise (including restrictions on dividends or repatriation).

“Closing Date Net Working Capital” shall mean as of 11:59 p.m. Tel Aviv, Israel time on the day before the Closing Date (the “Calculation Time”), the net working capital of the Company as calculated in accordance with Exhibit C attached hereto. For the avoidance of doubt, the Company’s estimated calculation of Closing Date Net Working Capital that will be included on the Closing Payment Certificate is reflected on Exhibit D attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 102 Options” shall mean the Company Options granted under Section 102 of the Israel Tax Ordinance.

“Company 102 Securities” shall mean, collectively, Company 102 Options and Company 102 Shares.

“Company 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of any Company 102 Options and held by the 102 Trustee pursuant to the Israel Tax Ordinance.

“Company 3(i) Options” shall mean the Company Options granted under Section 3(i) of the Israel Tax Ordinance.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.5 (Capitalization), Section 4.6(a) (Subsidiaries), Section 4.10 (Taxes), Section 4.12 (Intellectual Property) (other than Section 4.12(g) (IIA), Section 4.12(t) (Government Funding) and Section 4.12(u) (Encryption and other Restricted Technology)) and Section 4.24 (Brokers and Finders).

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, or purported to be owned by, the Company or its Subsidiaries.

“Company Licensed Intellectual Property” shall mean any and all Intellectual Property that are exclusively licensed to the Company or its Subsidiaries.

“Company Material Adverse Effect” shall mean any event, circumstance, effect, occurrence, fact or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, financial conditions, Intellectual Property, liabilities or assets of the Company and its Subsidiaries, taken as a whole, other than to the extent of any effects or changes, individually or in the aggregate, resulting from (a) changes in general economic, financial market or geopolitical conditions, (b) changes in Law or accounting rules, including GAAP, or the interpretation or enforcement thereof (as applicable), (c) conditions generally affecting the industries in which the Company operates, (d) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions (but not the underlying cause of such failure), or (e) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international disaster or calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing or any other effect resulting from earthquake, fire, storm, flood or other acts of God; provided that, in the case of the foregoing clauses (a), (b), (c) and (e), such event, circumstance, effect, occurrence, fact or change does not affect the Company in a disproportionate manner relative to other Persons similarly situated.

“Company Options” shall mean all issued and outstanding options, whether vested or unvested, to acquire Company Shares, in each case, excluding any options reserved by the Company but not granted or promised to any Person.

“Company Ordinary Shares” shall mean the ordinary shares, nominal value NIS 0.01 per share, of the Company, including any Company Preferred Shares converted into Company Ordinary Shares prior to, or upon the occurrence of, the Closing.

“Company Payee” means any Person owed any Company Transaction Expenses.

“Company Preferred Shares” shall mean the Series A-1 preferred shares, nominal value NIS 0.01 per share, of the Company, the Series A-2 preferred shares, nominal value NIS 0.01 per share, of the Company, the Series B-1 preferred shares, nominal value NIS 0.01 per share, of the Company, and the Series B-2 preferred shares, nominal value NIS 0.01 per share, of the Company.

“Company Products” shall mean any products or service offerings (including websites, applications, and client-side and web interface products and services) of the Company and its Subsidiaries that have been or are being marketed, sold, offered, provided or distributed, or that the Company or any of its Subsidiaries currently contemplates to market, sell, offer, provide or distribute, including any products or service offerings under development, and including any such products or services that form the basis, in whole or in part, of any revenue or business projection made by the Company and its Subsidiaries, or provided by the Company and its Subsidiaries in connection with the negotiation of this Agreement.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Securities” shall mean all Equity Securities of the Company, including all Company Shares, Company Options and Company Warrants.

“Company Securityholders” shall mean all holders of Company Securities (other than Buyer), including all Company Shareholders (other than Buyer), all holders of Company Options and all Company Warrantholders.

“Company Shares” shall mean all of the issued and outstanding shares of the Company, including the Company Ordinary Shares and the Company Preferred Shares.

“Company Share Plans” shall mean the Company’s ’2014 Share Option Plan’ and ‘Addendum A – U.S.’, as amended from time to time and any other share option plans or other equity-related plans of the Company or any of its Subsidiaries.

“Company Warrants” shall mean any outstanding warrants to purchase any Company Shares.

“Company Warrantholder” shall mean any holder of Company Warrants.

“Confidential Data” shall mean information, excluding Personal Data, in whatever form that the Company is obligated, by Law or contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by the Company that is not intentionally shared with the general public or that is classified by the Company with a designation that precludes sharing with the general public.

“Confidential Data Processor” shall mean any Person other than an employee of the Company (or the applicable Data Subject) that Processes or has access to any Data Processed by or on behalf of the Company or any Subsidiary of the Company.

“Continuing Employee” shall mean the employees (which, for the avoidance of doubt, will not include consultants or independent contractors) of the Company or its Subsidiaries as of the Closing Date who remain employees of the Company immediately following the Closing.

“Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Contractor” shall mean any current service provider, consultant, sub-contractor, sales agent, freelancer, director, advisor, advisory board member, office holder and independent contractor of the Company or any of its Subsidiaries; provided that “Contractors” shall not include (a) outside legal counsel and independent accountants, and (b) any director or advisory board member if such director or advisory board member is or was (i) otherwise considered an Employee at any time prior to or at the Closing, or (ii) engaged in the provision of services to the Company or its Subsidiaries merely as a board member or advisory board member.

“Contributing Securityholder” shall mean any (i) Vested Company Optionholder, (ii) Company Shareholder (other than Buyer), or (iii) Company Warrantholder.

“Copyleft License” shall mean any license to Open Source that requires, as a condition of use, modification and/or distribution of the Open Source licensed under such license, that the Open Source, or other Technology incorporated into, derived from, used, or distributed with the Open Source: (i) be made available or distributed in a form other than binary code or object code form (e.g., Source Code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the other

Technology incorporated into, derived from, used, or distributed with the Open Source, or portions thereof or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. For all purposes of and under this Agreement, “Copyleft Licenses” shall include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“Data” shall mean Confidential Data or Personal Data.

“Data Subject” shall mean any “person,” “individual,” or “data subject” as defined by the applicable Information Privacy Laws.

“Employee Agreement” shall mean each employment, change in control, severance, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company and its Subsidiaries and any Employee.

“Employee” shall mean any current or former or retired employee of the Company or any of its Subsidiaries.

“Environmental Laws” shall mean all applicable Laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity.

“Escrow Agent” shall mean SunTrust Bank.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by Buyer, the Representative and the Escrow Agent in substantially the form attached hereto as Exhibit E.

“Escrow Amount” shall mean an amount of cash equal to $8,848,800.

“Encumbrance” shall mean any mortgage, pledge, lien, encumbrance, charge, security interest(s), claim, option, right of first refusal, preemptive right, community property interest, conditional or installment sale agreement, or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that no restriction on transfer of Equity Securities under applicable securities Laws shall constitute an “Encumbrance”

“Equity Securities” of any Person shall mean, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, (iii) and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. Law, regulation, or order or applicable non-U.S. Law (including but not limited to the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and comparable foreign Laws), regulation or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States, Israel or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) Sanctions; or (iv) compliance with unsanctioned foreign boycotts.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governing Documents” shall mean (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement or operating agreement of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and limited partnership agreement of such limited partnership, (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (v) any amendment to any of the foregoing.

“Governmental Authority” shall mean any federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, military force (including, as applicable, the Israel Defense Force) regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS) mandated by applicable Law.

“Hazardous Substance” shall mean any material, emission, or substance that has been designated by applicable Law (including federal, state, foreign and local Law), or by any Governmental Authority pursuant to authority provided by applicable federal, state or local Law to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise a danger to health, reproduction, or the environment.

“IIA” shall mean the Israeli Innovation Authority.

“IIA Redemption Fee” shall mean the aggregate amount (including fees, penalties and other payments) payable to the IIA in order to fully and irrevocably remove any Encumbrances (including any transfer or other restrictions, constraints, controls, supervision (or right of supervision, whether exercised or not) or limitations) applicable to the Company Intellectual Property imposed by, or in connection with any grants or other incentives provided by, the IIA or otherwise under or pursuant to the Innovation Law. For the avoidance of doubt, and without limiting the generality of the foregoing, any restrictions or limitations of any kind or nature on the transfer of any Company Intellectual Property to any Person, whether or not within the State of Israel shall be considered an Encumbrance on, or applicable to, the Company Intellectual Property.

“Indebtedness” shall mean the aggregate amount of (without duplication) (a) any indebtedness of the Company or its Subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, whether current or funded, or secured or unsecured (which, for purposes of calculating this amount shall include any pre-payment or other penalties required to be paid if all such indebtedness were repaid in full in advance of the date provided for in the respective documents), (b) any indebtedness of the Company or its Subsidiaries evidenced by any note, bond, debenture or other debt security, (c) all obligations, contingent or otherwise, of the Company or its Subsidiaries in respect of any letters of credit or bankers’ acceptances and similar facilities (to the extent drawn) (d) any commitment by which the Company or its subsidiaries assures a creditor against loss, (e) any deferred purchase price of property or services (including “earn-out”) with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, (f) any interest rate swap, forward contract or other hedging arrangement of the Company and its Subsidiaries, (g) any indebtedness guaranteed in any manner by the Company or any of its Subsidiaries, (h) any liabilities under leases with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise that would be required to be treated as capital leases under GAAP, (i) all obligations or liabilities under any underfunded or unfunded Plan (including any Israeli Benefit Plan), or (j) any indebtedness secured by any Encumbrances on the Company’s or its Subsidiaries’ assets.

“Indebtedness Amount” shall mean all Indebtedness as of immediately prior to the Closing.

“Indemnification Pro Rata Portion” shall mean with respect to each Contributing Securityholder, the quotient obtained by dividing (a) the amount allocated to such Contributing Securityholder of the Closing Payment Fund pursuant to Section 2.1, Section 2.2, and Section 2.3 by (b) the total amount of the Closing Payment Fund.

“Indemnified Party” shall have the meaning set forth in the definition of “Claim Notice”.

“Indemnifying Party” shall have the meaning set forth in the definition of “Claim Notice”.

“Information Privacy Laws” shall mean any Laws pertaining to privacy, data protection or security, or data transfer, including all privacy and security breach disclosure Laws, implementing laws, ordinances, permit, regulation, rule, code, order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Authority, including, as applicable, the General Data Protection Regulation (2016/679), the e-Privacy Directive (2002/58/EC) and the e-Privacy Regulation (2017/003) (once it takes effect) and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of any EEA member country where the Company or any of its Subsidiaries has a presence which implements any one of them (in each case as amended, consolidated, re-enacted or replaced from time to time), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, the CAN-SPAM Act of 2003, as amended, Section 5 of the

Federal Trade Commission Act of 1914, as amended, (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), and the Israeli Privacy Protection Law 5741-1981 and related regulations, rules, guidelines and regulations (including the Israeli Privacy Protection Regulation (Information Security) 2017).

“Innovation Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 5744-1984), and all rules, regulations and IIA-issued guidelines, and any successor or subsequent Law to any of the foregoing.

“Intellectual Property” shall mean Intellectual Property Rights and Technology.

“Intellectual Property Indemnification Cap” shall mean an amount of cash equal to $17,697,600, which amount includes any amounts paid to the Buyer Indemnified Parties out of the Escrow Fund pursuant to this Agreement.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology (including the right to make claims of infringement or misappropriation, enforce and recover remedies) in any jurisdiction, including without limitation: (i) rights in, or arising out of, Works of Authorship, including copyrights and any currently existing right to create collective or derivative works of any Works of Authorship, and registrations and applications for registration, renewal and extensions of registrations for any of the foregoing; (ii) rights in, or arising out of, Databases; (iii) rights in, or arising out of, Inventions, including patents, patent applications, and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions related to any patents or patent applications (“Patent Rights”); (iv) rights in, arising out of Marks or goodwill, including trademark, service mark, and trade dress rights; (v) rights in, or arising out of Confidential Information, including trade secrets rights (“Trade Secrets Rights”); (vi) rights in, arising out of, or associated with a Person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author, including the right of the author to be known as the author of such author’s work, to prevent others from being named as the author of such work, to prevent others from making deforming or derogatory changes in such work in a manner that reflects negatively on or are prejudicial to such author’s professional standing, goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction) (collectively, “Moral Rights”); (viii) rights in, arising out of, or associated with Domain Names; and (ix) any and all other intellectual property rights by Law.

“Interim Options Tax Ruling” shall mean a ruling obtained from the Israel Tax Authority, attached to this Agreement as Exhibit H.

“IP Representations” shall mean the representations and warranties set forth in Section 4.12 (Intellectual Property), other than Section 4.12(g) (IIA), Section 4.12(t) (Government Funding) and Section 4.12(u) (Encryption and other Restricted Technology).

“Israeli Benefit Plan” shall mean each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its or any of its Subsidiaries under Israeli Law, pursuant to which any current or former employee or director of the Company or any of its Subsidiaries who is resident in Israel has any current or future right to benefits, including, without limitation, Manager’s Insurance (Bituach Menahalim) or other provident or pension funds (including education fund) which are not government-mandated but were set up by the Company or its Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

“Israel Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961.

“IT Assets” shall mean the computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology hardware and equipment of the Company and its third-party service provider(s), if applicable, in each case, as the foregoing relates to the business of the Company.

“JOBS Act” shall mean the Jumpstart Our Business Startups Act.

“Knowledge” shall mean, with respect to the Company, (i) the actual knowledge of Marcio Lempert, or (ii) the actual knowledge of each of Boris Vaynberg, Meni Farjon and Yossi Sara, and any knowledge that such individual would reasonably be expected to have if and to the extent that each such individual had made appropriate and reasonable inquiries in the course of performing such Person’s duties.

“Laws” shall mean any federal, state, municipal, local or foreign laws, statutes, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, directives, writs, injunctions, decrees, or any other similar legal requirements having the force or effect of Law.

“Liability” shall mean any liability or obligation (including Taxes) whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Loss” shall mean any claim, damage, deficiency, demand, damage , penalty, fine, cost (including costs of investigation), Tax, amount paid in settlement, judgment, liability, obligation, loss, expense or fee, including court costs and attorneys’ fees and expenses, whether or not involving an Action, including any costs of defending any Action or enforcing an Indemnified Party’s rights under this Agreement, incurred or suffered, or that are claimed by a third party to be incurred or suffered, by a party with respect to or relating to an Action, event, circumstance or state of facts (including, with respect to any Losses arising out of, resulting from or relating to a breach of any representations or warranties set forth in Section 4.12, any royalties or similar payments made to any Person with respect to future sales of Company Products); provided that Losses shall not include consequential, indirect, punitive and special damages, except, in each case, for any such damages or Losses to the extent (i) paid or payable to a third party in connection with a third party claim, or (ii) arise out of fraud or Willful Misconduct.

“Net Working Capital Adjustment Amount” shall mean the amount, if any, by which (i) $150,000 exceeds (ii) the sum of (x) the Closing Date Net Working Capital plus (y) $400,000.

“NIS” shall mean New Israeli Shekels.

“Open Source” shall mean any Technology that is distributed under an open source, public source, or freeware license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, (iii) any Creative Commons license and (iv) to the extent not included in the foregoing (i), (ii), and (iii), any Copyleft License.

“Optionholder Consent Instruments” shall mean the optionholder consent instruments, each in substantially the form attached hereto as Exhibit F.

“Paying Agent Agreement” shall mean the agreement between the Representative, Buyer and the Paying Agent to be entered into prior to Closing, substantially in the form attached hereto as Exhibit G.

“Permits” shall mean all permits, registrations, filings, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Data” shall mean any data or information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to such person’s physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual. For the avoidance of doubt, Personal Data shall also include any Behavioral Information.

“Personal Data Processor” shall mean any person other than an employee of the Company (or the applicable Data Subject) that Processes or has access to any Personal Data Processed by or on behalf of the Company.

“Personal Data Supplier” shall mean a person or company that sells Personal Data to another company.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.

“Privacy Policy” shall mean a policy of the Company (or a policy of a Personal Data Supplier where the Company is obligated by Law or contract to apply the terms of such policy of a Personal Data Supplier) made available in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy”, “Privacy Notice” or an equivalent heading is reached on a web site or in connection with the download or use of a mobile application by a link that includes the label “Privacy” “Terms” “Legal” or otherwise that is a written policy or disclosure that describes how information provided by or on behalf of individuals will be held, used, Processed, transferred or disclosed.

“Private Information” shall mean Personal Data, Behavioral Information, and Confidential Data.

“Process” shall mean to acquire, collect, store, record, organize structure, store, adapt, alter, transmit, disseminate, otherwise make available, restrict, erase, or destroy Personal Data (via one operation or a set of operations).

“Pro Rata Share” shall mean, with respect to each Contributing Securityholder, a percentage equal to the quotient obtained by dividing (i) the aggregate amount of the Total Consideration payable to such Contributing Securityholder under Section 2.1, Section 2.2 and Section 2.3 in respect of such Contributing Securityholder’s Company Shares, Vested Company Options and Company Warrants, by (ii) the aggregate amount of Total Consideration payable to all Contributing Securityholders under Section 2.1, Section 2.2 and Section 2.3 in respect of all of the Contributing Securityholder’s Company Shares, Vested Company Options and Company Warrants (in each case without giving effect to any escrow or expense holdbacks contemplated hereby). For purposes of clarity, the sum of all “Pro Rata Shares” of the Contributing Securityholders shall at all times equal 100% (one hundred percent).

“Qualified Withholding Certificate” shall mean a valid certificate, ruling or any other written instructions regarding Tax withholdings, issued by the Israel Tax Authority in customary form and substance reasonably satisfactory to Buyer, that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholdings including a certification pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977. For purposes hereof, the Israeli 102 Tax Ruling, if obtained, will be considered a Qualified Withholding Certificate.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, applied for, certified or otherwise perfected or recorded with or by any Governmental Authority or other public or quasi-public legal authority.

“Related Agreements” shall mean the documents, agreements, exhibits, schedules, statements or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby, including the Shareholder Consent, the Escrow Agreement, the Paying Agent Agreement, the Optionholder Consent Instruments and the Warrant Cancellation Agreements.

“Representative Expense Amount” shall mean $250,000.

“Sanctioned Country” shall mean any country or territory which is itself the subject or target of any Sanctions (currently the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean (i) any Person identified in any Sanctions-related list of designated persons maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), or the United States Department of State; (B) the federal government of Canada, including by Foreign Affairs, Trade and Development Canada; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; (E) any European Union member state, or (F) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by or acting on behalf of a Person described in clauses (i) or (ii).

“Sanctions” shall mean economic or financial sanctions, trade embargoes, or export restrictions, imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC, BIS, or the U.S. Department of State, (b) the United Nations Security Council, Canada, Israel, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Share Restriction Agreement” shall mean any stock restriction, repurchase, forfeiture or other similar agreement between the Company and any other Person pursuant to which the Company has a right to repurchase Company Shares held by such Person upon terms and subject to certain conditions set forth therein.

“Shrink-Wrapped Code” shall mean generally commercially available object code or binary code software (other than development tools and development environments) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $20,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in form other than object code or binary code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Individual” shall mean any of Boris Vaynberg, Meni Farjon and Yossi Sara.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, a Person of which ten percent (10%) or more of the voting power of the Equity Securities or economic interests is owned, directly or indirectly, by such Person.

“Tax,” “Taxable” or “Taxes” shall mean (i) all applicable U.S. federal, state and local and non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, capital stock, license, withholding, payroll, employment, social security, social insurance, national insurance, health tax, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Taxable period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence of any other Person as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of Law.

“Taxing Authority” shall mean the U.S. Internal Revenue Service, the Israel Taxing Authority, Her Majesty’s Revenue and Customs or any other governmental body (whether state, local or non-U.S.) responsible for the administration of any Tax.

“Tax Law” shall mean any Law (whether domestic or foreign) relating to Taxes.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Technology” shall mean all forms of technology and technical and other information, and tangible embodiments of that technology, technical and other information, including any or all of the following: (i) published and unpublished works of authorship (whether or not registered or registrable), including without limitation audio and visual works, collective works, software and computer programs (whether in Source Code, object code, or executable form), documentation, compilations, databases, data collections (including knowledge databases, customers lists and customer databases), website content, derivative works, literary works, maskworks, sound recordings, and any other original works of authorship fixed in a tangible medium of expression (“Works of Authorship”); (ii) inventions, including invention disclosures (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation data, databases, data collections, drawings, schematics, blueprints, flow charts, models, strategies, Source Code documentation, beta testing procedures and beta testing results, algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (iv) databases, data compilations and collections of data (“Databases”); (v) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, packaging design, slogans, URL and domain name registrations, 800 numbers and corporate names, social media accounts and handles, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (vi) domain names, web addresses and sites (“Domain Names”); and (vii) devices, prototypes, designs and schematics.

“Total Consideration” shall mean an amount in cash equal to (a) $88,355,986.59 plus (b) the Closing Cash Amount, minus (c) the Indebtedness Amount, minus (d) the Transaction Expenses Amount, minus (e) the Net Working Capital Adjustment Amount (if any), minus (f) $750,000. For clarity, no item included in any sub-part of this definition shall be included in any other sub-part to avoid double counting.

“Transaction Expenses” shall mean any fees, costs or expenses (including legal, accounting, consultancy, financial advisory or investment banking fee or similar expenses, and including Tax) incurred or payable by the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries will be responsible) in connection with (i) the preparation, the negotiation, execution and consummation of this Agreement (including the related letter of intent), and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, financial advisors, bankers and any other consultants or brokers, (ii) Change in Control Payments, (iii) any directors and officers or similar insurance policy (including any “tail” or “run-off” insurance) covering any period(s) ending on or before the Closing Date, (iv) fees and expenses of the 102 Trustee for services in connection with this Agreement or the transactions contemplated hereby (except, in the case of this clause (iv), to the extent borne and actually paid directly by the Company Securityholders), in each case, of clause (i), (ii), (iii) or (iv), whether incurred on behalf of the Company or on behalf of the Contributing Securityholders, and (v) Transaction Payroll Tax.

“Transaction Expenses Amount” shall mean all Transaction Expenses, to the extent not paid in full prior to the Calculation Time.

“Transaction Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes with respect to any bonuses, severance, option cashouts, Change in Control Payments or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Buyer, the Company or its Subsidiaries.

“Treasury Regulations” shall mean the rules and regulations under the Code, as amended from time to time.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing.

“Unvested Company Shares” shall mean all Company Ordinary Shares that are subject to a right of repurchase by the Company or other similar risk of forfeiture to the Company (whether pursuant to a Share Restriction Agreement executed in connection with or at any time following the issuance of such Company Ordinary Shares or otherwise), as of immediately prior to the Closing, and is not released from such right of repurchase or other restriction in connection with or as a result of the Closing.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is not an Unvested Company Option.

“Vested Company Optionholder” shall mean any Person holding Vested Company Options as of immediately prior to the Closing.

“Willful Misconduct” shall mean, with respect to any Person, a willful act (or willfully fails to take an action that such Person is obligated to take under or in connection with this Agreement and is under such Peron’s reasonable control) in disregard of other Persons’ rights with the actual knowledge that such action (or the failure to take such action) would constitute a breach of any of such first Person’s representations, warranties, covenants or agreements contained in this Agreement.

1.2 Other Capitalized Terms.

(a) For all purposes of and under this Agreement, all capitalized terms that are not defined in the preamble or recitals hereto, or in Section 1.1, shall have the respective meanings ascribed to such terms throughout this Agreement.

Table of Defined Terms.

102 Trust Period	1.1
102 Trustee	1.1
Acquisition	2.1(a)
Acquisition Related Claims	9.2(a)(ix)
Action	1.1
Advisory Group	2.5(d)
Affiliate	1.1
Affiliate Agreement	4.23
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	1.1
Articles of Association	1.1
Balance Sheet	4.7(a)
Basket	9.2(c)(i)
Basket Subject Losses	9.2(c)(i)
Behavioral Information	1.1
Business Day(s)	1.1
Buyer	Preamble
Buyer Indemnified Parties	9.2(a)
Buyer Total Closing Consideration Calculation	2.4(a)
Calculation Time	1.1
Cardholder Data	4.13(b)
Change in Control Payments	1.1
Claim Notice	1.1
Claimed Amount	1.1
Claims Period	9.2(d)(ii)
Closing	3.1
Closing Cash Amount	1.1
Closing Date	3.1
Closing Date Net Working Capital	1.1
Closing Payment Certificate	2.3(a)(i)

Closing Payment Fund	2.3(b)
Closing Total Consideration	2.3(a)(i)
Code	1.1
Company	Preamble
Company 102 Options	1.1
Company 102 Securities	1.1
Company 102 Shares	1.1
Company 3(i) Options	1.1
Company Employee Plan	4.15(a)
Company Fundamental Representations	1.1
Company Indemnified Parties	9.2(b)
Company Intellectual Property	1.1, 1.1
Company Material Adverse Effect	1.1
Company Options	1.1
Company Ordinary Shares	1.1
Company Organizational Documents	4.1(b)
Company Payee	1.1
Company Preferred Shares	1.1
Company Products	1.1
Company Registered Intellectual Property	1.1
Company Securities	1.1
Company Securityholders	1.1
Company Share Plans	1.1
Company Shareholders	Preamble
Company Shares	1.1
Company Warrantholder	1.1
Company Warrants	1.1
Confidential Data	1.1
Confidential Data Processor	1.1
Confidential Information	1.1

Continuing Employee	1.1
Contract	1.1
Contractor	1.1
Contributing Securityholder	1.1
Controlling Party	9.2(f)(ii)
Controls	4.7(c)
Copyleft License	1.1
Data	1.1
Data Subject	1.1
Databases	1.1
Disclosure Schedule	Article 4
Domain Names	1.1
Electronic Delivery	10.11
Employee	1.1
Employee Agreement	1.1
Encumbrance	1.1
Environmental Laws	1.1
Equity Securities	1.1
ERISA	4.15(a)
ERISA Affiliate	4.15(a)
Escrow Agent	1.1
Escrow Agreement	1.1
Escrow Amount	1.1
Escrow Fund	2.3(c)
Export and Import Approvals	1.1
Export and Import Control Laws	1.1
Fiduciary Duty Claims	9.2(a)(viii)
Final Total Consideration	2.4(d)
Financial Statements	4.7(a)
Firm	10.12
Foreign Plan	4.15(j)
GAAP	1.1
Governing Documents	1.1
Governmental Authority	1.1
Hazardous Substance	1.1
Hazardous Substance Activity	1.1
HSR Act	4.19(e)
IIA	1.1
Indebtedness	1.1
Indebtedness Amount	1.1
Indemnification Cap Amount	9.2(c)(ii)
Indemnification Pro Rata Portion	1.1
Indemnifies Party	1.1
Indemnifying Party	1.1
Indemnity Termination Date	9.1
Independent Accounting Firm	2.4(c)
Information Privacy Laws	1.1
Initial Resolution Period	2.4(b)
In-Licenses	4.12(h)
Innovation Law	1.1
Intellectual Property	1.1

Intellectual Property Indemnification Cap	1.1
Intellectual Property Rights	1.1
Interim Options Tax Ruling	1.1
Inventions	1.1
IP Contracts	4.12(i)
IP Representations	1.1
IRS	4.15(a)
Israel Tax Ordinance	1.1
Israeli 102 Tax Ruling	7.1
Israeli Benefit Plan	1.1
Israeli Employees	4.16
IT Assets	1.1
IVA	7.5
JOBS Act	1.1
Knowledge	1.1
Law	1.1
Leased Premises	4.11(b)
Liability	1.1
Loss	1.1
Marks	1.1
Material Contract	4.14(a)
Material Contracts	4.14(a)
Net Working Capital Adjustment Amount	1.1
NIS	1.1
Non-controlling Party	9.2(f)(ii)
Non-Disclosure Agreement	7.2(a)
Objection Notice	2.4(b)
Objection Period	2.4(b)
Open Source	1.1
Optionholder Consent Instruments	1.1
Out-Licenses	4.12(i)
Overpayment Amount	2.4(d)
Paying Agent	2.3(b)
Paying Agent Agreement	1.1
Payment Spreadsheet	7.4(a)
PCBs	4.20
Permits	1.1
Person	1.1
Personal Data	1.1
Personal Data Processor	1.1
Personal Data Supplier	1.1
Plan	4.15(a)
Pre-Closing Tax Period	1.1
Pre-Closing Tax Return	7.8(a)
Privacy Policy	1.1
Private Information	1.1
Pro Rata Share	1.1
Process	1.1
Proprietary Information Agreement	4.12(o)

Qualified Withholding Certificate	1.1
Real Property Leases	4.11(b)
Registered Intellectual Property	1.1
Related Agreements	1.1
Related Party	4.14(a)(vii)(A)
Releasees	7.7(a)
Releasors	7.7(a)
Representative	Preamble
Representative Escrow Fund	2.3(d)
Representative Expense Amount	1.1
Representative Group	2.5(d)
Representative Losses	2.5(d)
Sanctioned Country	1.1
Sanctioned Person	1.1
Sanctions	1.1
SEC	1.1
Section 14 Arrangement	4.16(b)
Securities Act	4.5(b)
Security Incident	4.134.13(f)
SERP	4.15(a)
Share Restriction Agreement	1.1
Shareholder Consent	Preamble
Shrink-Wrapped Code	1.1
Source Code	1.1
Specified Claims	9.2(f)(ii)
Straddle Period	1.1

Subsidiary	1.1
Tax Contest	7.8(e)
Tax Incentive	4.9(p)
Tax Law	1.1
Tax Return	1.1
Tax, Taxable or Taxes	1.1
Taxing Authority	1.1
Technology	1.1
Total Consideration	1.1
Transaction	10.12
Transaction Expenses	1.1
Transaction Expenses Amount	1.1
Transaction Payroll Taxes	1.1
Transaction VAT	7.5
Transfer Taxes	7.8(b)
Treasury Regulations	1.1
Unvested Company Option	1.1
Unvested Company Shares	1.1
Vested Company Option	1.1
Vested Company Optionholder	1.1
WARN Act	4.16(e)
Warrant Cancellation Agreement	2.2
Warranty Breach Claims	9.2(a)(i)
Willful Misconduct	1.1
Withholding Drop Date	2.3(f)(ii)
Works of Authorship	1.1

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(f) Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at dropbox.com, and provided access to Buyer to such documents, information or other material in the virtual data room at least two (2) Business Days prior to the execution and delivery of this Agreement by the parties hereto and did not in any way limit such access to the Buyer.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i) References to “$” and “Dollars” are to U.S. dollars.

(j) All currency calculations hereunder shall be made in United States dollars using the applicable foreign exchange rates published on the Bloomberg page FXC at 5:00 p.m. New York time on the date of determination.

(k) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(l) No summary of this Agreement or any annex, exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such annex, exhibit or Section.

(m) The term “or” is not exclusive and has the meaning represented by the phrase “and/or”.

(n) The phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(o) Reference herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.

(p) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE 2

THE ACQUISITION

2.1 Purchase and Sale of Company Shares.

(a) Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, each of the Company Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each such Company Shareholder for the consideration set forth in Section 2.3(b) all legal and beneficial right, title and interest in and to all Company Shares set forth opposite such Company Shareholder on Exhibit A hereto, in each case, free and clear of all Encumbrances, and, as a result of such acquisition, as of the Closing, Buyer will own all of the issued and outstanding Company Securities, and the Company will be a wholly-owned Subsidiary of Buyer (such transactions being referred to herein, collectively, as the “Acquisition”).

(b) Vested Company Options.

(i) No outstanding Vested Company Options shall be assumed by Buyer. At the Closing, each then outstanding and unexercised Vested Company Option shall, by virtue of the Acquisition, be terminated and the holder thereof shall be entitled upon and subject to delivery of a duly executed and completed Optionholder Consent Instrument to Buyer, to receive from Buyer (which may act through the Company, the 102 Trustee or the Paying Agent) an amount of cash equal to the applicable portion of the Final Total Consideration payable in respect thereof in accordance with the terms and subject to the conditions set forth herein and allocated and distributed in accordance with and subject to the Payment Spreadsheet (which shall reflect deduction for the applicable per share exercise price of such Vested Company Option) less applicable Tax withholding, including any income or employment tax withholding required under the Code, the Israel Tax Ordinance or any provision of Tax Law, subject to Section 2.3(e).

(ii) The Paying Agent shall deliver the Total Consideration payable in respect of: (A) any Company 102 Options that are Vested Company Options; (B) Company 102 Shares, to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other final approval from the Israel Tax Authority received either by the Company or Buyer); and (C) Vested Company Options held by Employees of such U.S. Subsidiary, to the U.S. Subsidiary to be paid by such Subsidiary to such Employees in accordance with such U.S. Subsidiary’s regular payroll practices (subject to any applicable withholding Taxes). The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other final approval from the Israel Tax Authority received either by the Company or Buyer). Notwithstanding anything to the contrary, the Total Consideration payable hereunder in respect of the Company 102 Options that are Vested Company Options and in respect of the Company 102 Shares shall be held by the 102 Trustee until, and released by the 102 Trustee only following, the receipt of the Israeli 102 Tax Ruling from the Israel Tax Authority and in accordance with its terms.

(c) Unvested Company Options. The Company has taken all actions necessary to cancel each Unvested Company Option without consideration. For the avoidance of doubt, no outstanding Unvested Company Option shall be assumed by Buyer or any of its Affiliates.

2.2 Treatment of Company Warrants. The Company has taken all actions necessary to cause all Company Warrants to be terminated or canceled (without exercise) as of the Closing, and has delivered to Buyer duly executed and completed (by each holder of Company Warrants) the Warrant Cancellation Agreement attached hereto as Exhibit I (a “Warrant Cancellation Agreement”), at which time each Company Warrantholder shall be entitled to receive, in exchange for such termination and cancellation, an amount in cash, without interest, with respect to each Company Share underlying the Warrant, equal to the applicable portion of the Final Total Consideration payable in respect thereof in accordance with the terms and subject to the conditions set forth herein and allocated and distributed in accordance with and subject to the Payment Spreadsheet.

2.3 Payment Procedures.

(a) Payment-Related Deliverables.

(i) Attached to this Agreement as Exhibit J is a certificate executed by an executive officer of the Company (the “Closing Payment Certificate”), setting forth the Company’s good faith calculation of (i) (A) the Closing Cash Amount, (B) the Indebtedness Amount, (C) the Transaction Expenses Amount, (D) the Net Working Capital Adjustment Amount, and (ii) the resulting calculation of the Total Consideration (the “Closing Total Consideration”), based on the Company’s books and records and other available information).

(ii) Attached to this Agreement as Exhibit K is the Payment Spreadsheet certified as complete and accurate by the Chief Executive Officer of the Company.

(b) Closing Payment Fund. At the Closing, Buyer shall deposit, or cause to be deposited, with Acquiom Financial LLC (in such capacity as payments administrator, the “Paying Agent”) (i) an amount in cash equal to the Closing Total Consideration, less (A) the Escrow Amount and (B) the Representative Expense Amount (such deposited funds being referred to herein as the “Closing Payment Fund”). The Closing Payment Fund (including all interest and other earnings from any investment of funds held from time to time in the Closing Payment Fund) shall be used solely and exclusively for purposes of paying the consideration to the Company Securityholders, as and to the extent specified in this Agreement, and shall not be used to satisfy any other obligations of the Company or any other Person. Subject to the terms of the Paying Agent Agreement, following the Closing, each Company Securityholder, and with respect to Company 102 Securities, the 102 Trustee, shall be entitled to receive, and the Paying Agent shall pay, subject to delivery to the Paying Agent by or on behalf of the applicable Company Securityholder, the information and documents set forth on Schedule I and Schedule II to the Paying Agent Agreement, from the Closing Payment Fund, by wire transfer or by such other payment mechanism approved by the applicable Company Securityholders and the Buyer in their reasonable discretion, the cash constituting the applicable portion of the Closing Payment Fund to which such Company Securityholder is entitled at Closing in accordance with the terms and subject to the conditions set forth herein (including Section 2.1, Section 2.2 and Section 2.3) and in accordance with and subject to the Payment Spreadsheet, less any applicable Tax withholding in accordance with Section 2.3(e). The Paying Agent shall be required to withhold any amounts required in accordance with the applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) unless the Israeli 102 Tax Ruling (or any other approval from the Israel Tax Authority received by either the Company or Buyer, including the Interim Options Tax Ruling provides otherwise).

(c) Escrow Fund. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall be entitled to withhold (but without duplication) from the aggregate Total Consideration otherwise payable to Contributing Securityholders in the Acquisition pursuant to Sections 2.1, 2.2 and 2.3, an amount of cash equal to the Escrow Amount and place it at the Closing with the Escrow Agent in accordance with the provisions hereof and the Escrow Agreement. The Escrow Amount shall be withheld from each Contributing Securityholder based on such Contributing Securityholder’s Pro Rata Share, and each Contributing Securityholder shall be deemed to have contributed to the Escrow Fund such holder’s Pro Rata Share of the Escrow Amount, to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement. At the Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent an amount in cash equal to the Escrow Amount (such funds (as may be increased or decreased as provided in the Escrow Agreement, including any interest or other amounts earned thereon) being referred to herein as the “Escrow Fund”). The Escrow Amount shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.

(d) Representative Expense Fund. Notwithstanding anything to the contrary set forth in this Agreement, the Representative Expense Amount shall be withheld (but without duplication) from the aggregate Total Consideration otherwise payable to the Contributing Securityholders in the Acquisition pursuant to Sections 2.1, 2.2 and 2.3. The Representative Expense Amount shall be withheld from each Contributing Securityholder based on such Contributing Securityholder’s Pro Rata Share, and each Contributing Securityholder shall be deemed to have contributed to the Representative Expense Fund such Contributing Securityholder’s Pro Rata Share of the Representative Expense Amount, to be held by the Paying Agent pursuant to this Agreement and the Paying Agent Agreement. At the Closing, Buyer shall deposit, or cause to be deposited, with the Representative an amount in cash equal to the Representative Expense Amount (such funds being referred to herein as the “Representative Expense Fund”). The Representative Expense Fund will be subject to Section 2.5(h).

(e) Withholding Rights.

(i) Buyer, the Paying Agent, the Escrow Agent and the 102 Trustee shall be entitled to deduct and withhold (but without duplication) from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts that Buyer, the Paying Agent, the Escrow Agent and the 102 Trustee, as the case may be, reasonably determines in good faith are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Law in respect of Taxes, the Israel Tax Ordinance, or under any other applicable Law, and to request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information at the maximum rate for such withholding. The aforesaid includes an entitlement to withhold taxes from any consideration payable to any Person with respect to such Person’s Pro Rata Share of the Escrow Amount; in the event that Buyer or the Paying Agent is required to withhold taxes with respect to the Escrow Amount from any consideration Buyer or the Paying Agent makes to any Contributing Securityholder, then such withholding will instead be deducted from the consideration that is otherwise payable to the relevant Contributing Securityholder at Closing, in order to ensure that the funds actually being transferred to the Escrow Fund shall equal the Escrow Amount. Furthermore, in the event that Buyer or the Paying Agent is required to withhold taxes with respect to the Representative Expense Fund from any consideration Buyer or Paying Agent makes to any Contributing Securityholder, then such withholding will instead be deducted from the consideration that is paid to the relevant Contributing Securityholder at Closing, in order to ensure that the funds actually being transferred to the Representative Expense Fund shall equal the Representative Expense Amount. To the extent that such amounts are so deducted or withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the case of any amounts withheld, the withholding party shall provide to the Person from which such amounts were withheld written confirmation of the amount so withheld as promptly as reasonably practicable (but in any event within five (5) Business Days) following such Person’s written request.

(ii) Notwithstanding the provisions of Section 2.3(e)(i), with respect to Israeli Tax, the Total Consideration payable to each of the Company Securityholders hereunder (excluding amounts held in the Escrow Fund under Section 2.3(c)), shall be paid to and retained by the Paying Agent for the benefit of each such Company Securityholder for a period of 180 days from Closing or an earlier date required in writing by a Company Securityholder (the “Withholding Drop Date”) (during which time neither Buyer nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Company Securityholder may obtain a Qualified Withholding Certificate. In the event that no later than five (5) Business Days before the Withholding Drop Date, a Company Securityholder submits a Qualified Withholding Certificate, the Paying Agent shall withhold and transfer to the Israel Tax Authority such amount in cash to be withheld from such Company Securityholder’s portion of the Total Consideration due from such Company Securityholder as specified in such Qualified Withholding Certificate calculated based on the Total Consideration, and shall deliver to such Company Securityholder only the balance of the Closing Payment Fund due to such Company Securityholder that is not so withheld. If any Company Securityholder (A) does not provide the Paying

Agent with a Qualified Withholding Certificate, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release his portion of the Closing Payment Fund prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount in cash to be withheld from such Company Securityholder’s cash portion of the Closing Payment Fund shall be calculated based on the Total Consideration according to the applicable withholding rate as required under the Israel Tax Ordinance, (increased by interest plus linkage differences, as defined in Section 159A of the Israeli Income Tax Ordinance, for the period between the Closing and the time the relevant payment is made, and calculated in NIS based on a US$-NIS exchange rate not lower than the effective exchange rate at the Closing Date), which amount shall be delivered to the Israel Tax Authority by the Paying Agent, and shall deliver to such Company Securityholder the balance of the Closing Payment Fund due to such Company Securityholder that is not so withheld. In the event that Buyer or the Paying Agent receives a demand from the Israel Tax Authority to withhold any amount out of the Total Consideration payable to any of the Company Securityholders and transfer it to the Israel Tax Authority prior to the Withholding Drop Date, Buyer or the Paying Agent (1) shall notify such Company Securityholder of such matter promptly after receipt of such demand, and provide such Company Securityholder within reasonable time (but in no event less than twenty-one (21) days, unless otherwise explicitly required by the Israel Tax Authority or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the Israel Tax Authority, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by such Company Securityholder to Buyer or the Paying Agent, transfer to the Israel Tax Authority any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Company Securityholder.

(iii) Notwithstanding Section 2.3(e)(ii), any payments made to holders of Company 102 Securities or Company 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless prior to the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling) or Qualified Withholding Certificate shall have been obtained providing for no withholding, and in such case, Buyer or the Paying Agent, or any Person acting on their behalf shall act in accordance with the Israeli 102 Tax Ruling or Interim Options Tax Ruling or Qualified Withholding Certificate.

(iv) Notwithstanding anything to the contrary, and for the avoidance of doubt, payments to non-Israeli resident holder of Company Options, shall not be subject to any withholding or deduction of Israeli Tax, provided that such holder has provided Buyer or the Paying Agent at least five (5) Business Days prior to Withholding Drop Date a duly executed declaration of its non-Israeli tax residency status, in the form attached hereto as Exhibit L. For the avoidance of any doubt, in the event any non-Israeli resident holder of Company Options has not provided such duly executed declaration of its non-Israeli tax residency status in a timely manner, any payment to such Person shall be subject to withholding or deduction of Israeli Tax as reasonably determined by Buyer in accordance with applicable Law.

2.4 Post-Closing Adjustment to Total Consideration.

(a) Within seventy five (75) calendar days following the Closing Date, Buyer shall prepare and deliver to the Representative its good faith calculation of the Total Consideration (including all line items included in the Closing Payment Certificate) along with information substantially similar to the information provided in the Closing Payment Certificate and in accordance with Exhibit C (the “Buyer Total Closing Consideration Calculation”). Buyer shall provide the Representative and its representatives reasonable access at reasonable times and upon reasonable notice to the records, properties and personnel relating to the preparation of the Buyer Total Closing Consideration Calculation.

(b) The Representative shall have a period of thirty (30) calendar days (the “Objection Period”) after delivery of the Buyer Total Closing Consideration Calculation in which to provide written notice to Buyer of any objections thereto (the “Objection Notice”). The Objection Notice shall set forth in reasonable detail the specific item set forth on the Buyer Closing Consideration Calculation to which each such objection relates and the specific basis for each such objection. The Buyer Total Closing Consideration Calculation and the resulting Total Consideration shall be deemed to be accepted by the Contributing Securityholders and the Representative, and shall become final and binding on the parties the expiration of the Objection Period, if no Objection Notice has been provided during such period. If the Representative delivers any such Objection Notice within the Objection Period, then the Representative and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If the Representative and Buyer do not resolve any dispute arising in connection with the calculation of the Total Consideration within thirty (30) calendar days after the date of delivery of the Objection Notice, which thirty (30) calendar day period may be extended by written agreement of Buyer and the Representative (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.4(c) below.

(c) If Buyer and the Representative have not been able to resolve a dispute arising in connection with the calculation of the Total Consideration or relating to the Buyer Total Closing Consideration Calculation within the Initial Resolution Period, either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of a mutually agreeable independent accounting firm that is one of the “big four” accounting firms or BDO (the “Independent Accounting Firm”). The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne by the parties (in the case of the Representative, on behalf of the Contributing Securityholders) in such proportion as is appropriate to reflect the relative benefits received by the Contributing Securityholders and Buyer from the resolution of the dispute. For example, if the Representative challenges the calculation of the Total Consideration in the Buyer Total Closing Consideration Calculation by an amount of $100,000, but the Independent Accounting Firm determines that the Contributing Securityholders have a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Accounting Firm and the Representative shall bear the other 60% of such fees and expenses. Any dispute resolution proceeding shall commence within thirty (30) calendar days after the expiration of the Initial Resolution Period. The Independent Accounting Firm shall be instructed to determine (and written notice thereof shall be given to the Representative and Buyer) as promptly as practicable, but in any event within forty five (45) calendar days following its appointment, based solely on written submissions detailing the disputed items submitted to it by both parties, (each party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to any such disputed item or amount, which shall be considered by such Independent Accounting Firm as it deems appropriate) only (x) whether the Buyer Total Closing Consideration Calculation, and Buyer’s calculation of the Total Consideration were prepared in accordance with the terms of this Agreement, and (y) with respect to the disputed items submitted to the Independent Accounting Firm, whether and to what extent (if any) the Buyer Total Closing Consideration Calculation or the Total Consideration actually paid at Closing based on the Closing Payment Certificate and the Payment Spreadsheet require adjustment together with a written explanation in reasonable detail of each such required adjustment, including the basis therefor, and the Independent Accounting Firm shall make no other determinations or calculations. For the avoidance of doubt, the Independent Accounting Firm shall not be entitled to impose penalties or interest on any party. All negotiations pursuant to Section 2.3 or this Section 2.4(c) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable other Laws of any other jurisdiction, including state or foreign rules of evidence, and all negotiations, submissions to the Independent Accounting Firm, and dispute resolution proceedings under this Section 2.4(c) shall be treated as confidential information. The Independent Accounting Firm shall be bound by a reasonable mutually agreeable confidentiality agreement and shall act in its capacity as an expert and not as an arbitrator. The procedures of this Section 2.4(c) are exclusive and, except as set forth below, the determination of the Independent Accounting Firm shall be final and binding on the parties absent manifest error. The decision rendered pursuant to this Section 2.4(c) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.4(c). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud or manifest error by or upon the Independent Accounting Firm. Absent such fraud or manifest error, such other party shall reimburse the party (in the case of the Representative, on behalf of the Contributing Securityholders) seeking enforcement for its expenses related to such enforcement.

(d) Promptly after the Total Consideration becomes final and binding on the parties in accordance with either of subsections (b) or (c) of this Section 2.4 (the “Final Total Consideration”), the parties shall proceed as set forth in the remainder of this Section 2.4(d). In the event that the Total Consideration set forth in the Closing Payment Certificate and the Payment Spreadsheet is greater than the Final Total Consideration as recalculated, Buyer shall recover from the Escrow Fund, an amount equal to such excess (“Overpayment Amount”). If the Final Total Consideration is greater than the Total Consideration set forth on the Closing Payment Certificate, the Buyer shall promptly (and not later than two (2) Business Days) pay such excess to the Paying Agent by wire transfer of immediately available funds to an account designated by the Paying Agent for disbursement to the Company Securityholders; provided that, for the avoidance of doubt (and notwithstanding anything to the contrary), Buyer shall not be required to make any payments in respect or to the extent of any amount (if any) by which the Closing Date Net Working Capital exceeds $150,000.

2.5 Representative.

(a) In order to efficiently administer the obligations specified in this Agreement and efficiently represent the interests of the Company Securityholders with respect to all matters arising under this Agreement or the Escrow Agreement, by virtue of the approval of this Agreement and the Acquisition (and no act of such Company Securityholder), and the consummation of the Acquisition or participating in the Acquisition and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Acquisition, each Company Securityholder appoints the Representative as its exclusive agent for such Company Securityholder and as such Company Securityholder’s true and lawful attorney-in-fact effective upon the Closing, with full power and authority in such Company Securityholder’s name and on such Company Securityholder’s behalf for all purposes in connection with this Agreement and any agreements ancillary hereto including to (A) act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Representative, (B) represent such Company Securityholder and such Company Securityholder’s successors with respect to all matters arising under this Agreement and the Escrow Agreement, (C) receive all notices and service of process; and (D) in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement, the Escrow Agreement or the Representative Engagement Agreement. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Representative agrees to act as the representative, agent and attorney-in-fact of each Company Securityholder. Each Company Securityholders agrees, by virtue of the approval of this Agreement and the Acquisition (and no act of such Company Securityholder), that all actions taken by the Representative under this Agreement, the Escrow Agreement, or the Representative Engagement Agreement shall be binding upon such Company Securityholder and such Company Securityholder’s successors as if expressly confirmed and ratified in writing by such Company Securityholder, and all defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Engagement Agreement are waived.

(b) The power of attorney and all authority conferred under this Section 2.5 and the powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) shall be irrevocable and shall not be terminated by any act of any Company Securityholder, by operation of law, by such Company Securityholder’s death or disability or any other event and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount. Without limiting the foregoing, the power of attorney shall be to ensure the performance of a special obligation and, accordingly, each Company Securityholder, by virtue of the approval of this Agreement and the Acquisition (and no act of such Company Securityholder), renounces such Company Securityholder’s right to renounce this power of attorney unilaterally any time before the termination of all payment obligations under this Agreement.

(c) The Representative agrees to be bound by all obligations of the Representative under this Agreement or the Escrow Agreement to which it is a party and shall take any and all actions which the Representative believes are necessary or appropriate under this Agreement, the Escrow Agreement, or the Representative Engagement Agreement (including entering into any amendment of same) for and on behalf of the Company Securityholders, including defending all indemnity claims pursuant to Article 9, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Buyer and its agents regarding indemnity claims, dealing with Buyer and the Company under this Agreement and the Escrow Agreement with respect to all matters arising hereunder or thereunder, taking any and all other actions of the Representative specified in or contemplated by this Agreement or the Escrow Agreement and engaging counsel and accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, by virtue of the approval of this Agreement and the Acquisition (and no act of such Company Securityholder), each Company Securityholder grants the Representative full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of such Company Securityholder and its successors. The Representative shall be entitled to: (i) rely upon the Payment Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

(d) Certain Company Securityholders have entered into an engagement agreement with the Representative to provide direction to the Representative in connection with its services under this Agreement and the Escrow Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group in such capacity (collectively, the “Representative Group”) shall incur any liability to the Company Securityholders of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement, and any agreements ancillary hereto while acted in good faith, except for liability directly resulting from the Representative’s willful misconduct or gross negligence. By virtue of the approval of this Agreement and the Acquisition and no other act of any Company Securityholder, each Company Securityholder (based on such Company Securityholder’s Pro Rata Share), severally and not jointly, by each Company Securityholder will indemnify, defend and hold harmless the Representative Group (in the case of the Advisory Group, in their capacity as such) from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss received by the Representative to the extent attributable to such gross negligence or willful misconduct. Such Representative Losses may be recovered by the Representative Group from (i) first, the funds in the Representative Expense Fund, (ii) second, from any distributions of the Escrow Fund to the Company Shareholders or other post-closing payment at such time as such amounts would otherwise be distributable to the Company Securityholders, and (iii) directly from the Company Securityholders, as such Representative Losses are suffered or incurred; provided that the foregoing clauses (i), (ii) and (iii) do not prevent the Representative Group from seeking any remedies available to them at law or otherwise against the Company Securityholders; provided, further, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss received by the Representative to the extent attributable to such gross negligence or willful misconduct. In no event will the Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties, otherwise applicable to the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative Group by the Company Shareholders under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(e) The Representative may resign at any time by giving thirty (30) days’ notice to Buyer and the Company Securityholders; In such event, the successor Representative shall be selected by the Company Securityholders holding at least a majority of Company Ordinary Shares (on an as converted basis) as of immediately prior to the Closing. If the Representative is unable to perform his, her or its obligations under this Agreement or, in the case of a Representative that is not a natural Person, becomes bankrupt, insolvent or ceases to exist, then the Company Securityholders holding at least a majority of the Company Ordinary Shares (on an as converted basis) as of immediately prior to the Closing shall appoint a successor Representative. Notwithstanding anything herein to the contrary, if (i) the Representative resigns or otherwise is unable to perform its obligations as such, and (ii) no successor Representative is appointed pursuant to the foregoing within twenty (20) days, then, without any further action of or consent by any Person, the Advisory Group, shall be the Representative for all purposes hereunder until replaced in accordance with the foregoing by the Company Securityholders. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(f) Buyer will have no liability to the Company Securityholders or otherwise arising out of the acts or omissions of Representative or any disputes with Representative. Buyer may rely entirely on its dealings with, and notices to and from, the Representative to satisfy any obligations it might have under this Agreement or the Escrow Agreement.

(g) After the Closing, Buyer shall afford the Representative and its accountants, counsel and other representatives, reasonable access during regular business hours and with reasonable prior notice to the Buyer, during the period from the date a Claim Notice is delivered until all claims under such Claim Notice are resolved to (i) books and records of the Company (other than privileged documents), and (ii) all Company personnel as reasonably identified by the Representative, in each case, to the extent reasonably related to such claims under the Claim Notice; provided, however, that (x) access to such books, records, documents and personnel will not unreasonably interfere with the normal operations of Buyer and its Subsidiaries or violate applicable Law or Contract, and will not otherwise prejudice the rights or privileges (including attorney-client privileges) of Buyer or its Subsidiaries (including the Company and its Subsidiaries) under this Agreement or any applicable Law, and (y) the reasonable out-of-pocket expenses of Buyer and its Subsidiaries incurred in connection therewith will be promptly reimbursed by the Representative (on behalf of the Company Securityholders).

(h) The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Representative for any third party expenses incurred pursuant to this Agreement and the Related Agreements, or (ii) as otherwise determined by the Advisory Group. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Amount, and has no tax reporting or income distribution obligations. The Company Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Expense Fund while acting in good faith other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining of the Representative Expense Fund to the Paying Agent for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares. and the agreements ancillary hereto. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

ARTICLE 3

THE CLOSING

3.1 The Closing. The transactions contemplated by this Agreement (including the Acquisition) shall be consummated at a closing (the “Closing”) to occur simultaneously with the execution and delivery of this Agreement, on the date of this Agreement (the “Closing Date”), at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, Massachusetts, at 9:00 a.m., local time.

3.2 Company Closing Deliverables. The Company has delivered to Buyer the following:

(a) Optionholder Consent Instrument. Optionholder Consent Instrument from Vested Company Optionholders that constitute 75% of the Vested Company Options that are issued and outstanding immediately prior to the Closing, attached to this Agreement as Exhibit F.

(b) Warrantholder Cancellation Agreements. Warrantholder Cancellation Agreements from each Company Warrantholder, as attached to this Agreement as Exhibit I.

(c) Employment Agreements; Release Letter. The employment agreements and release letters with the Specified Individuals, each signed by the applicable Specified Individual, attached to this Agreement as Exhibit M, or otherwise delivered as such (with proper designation) to Buyer by the Company prior to the Closing.

(d) Resignation Letters of Directors. Director Resignation and Release Letter with each of the directors of the Company and its Subsidiaries, attached to this Agreement as Exhibit N.

(e) Interim Options Tax Ruling. The Interim Options Tax Ruling.

(f) Termination of Agreements. Termination of certain Contracts of the Company or its Subsidiaries, attached to this Agreement as Exhibit O.

(g) Escrow Agreement. The Escrow Agreement, duly executed by the Representative and the Company.

(h) Paying Agent Agreement. The Paying Agent Agreement duly executed by the Company and the Representative.

(i) Share Certificates and Transfer Instruments. The original certificates representing all of the Company Shares or duly executed affidavits of lost certificate, together with duly executed share transfer deeds with respect to each such certificates are attached to this Agreement as Exhibit P.

(j) Notices. The Company notices attached to this Agreement as Exhibit Q.

3.3 Buyer Closing Deliverables. Buyer has delivered to the Company the following:

(a) Escrow Agreement. The Escrow Agreement, duly executed by Buyer.

(b) Paying Agent Agreement. The Paying Agent Agreement duly executed by Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 4 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 4, and (B) any other representations and warranties set forth in this Article 4 if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), the Company hereby represents and warrants to Buyer as follows:

4.1 Organization and Good Standing.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Israel and has full corporate power and authority to conduct its business as currently conducted and as currently proposed to be conducted by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not be materially adverse to the business, results of operations, financial conditions, Intellectual Property, prospects, financial projections, liabilities or assets of the Company and its Subsidiaries, taken as a whole.

(b) Prior to the date of this Agreement, the Company has made available to Buyer complete and accurate copies of the Company’s Organizational Documents, each as amended and in effect as of the date hereof (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect, and the Company is not, and previously has not been, in violation of any provision of its Company Organizational Documents, in any material respect. The operations now being conducted by the Company are not (and, as of the incorporation of the Company, have never been) conducted under any other name.

(c) Section 4.1(c) of the Disclosure Schedule contains a complete and accurate list of the directors and officers of the Company as of the date hereof.

4.2 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Related Agreements to which the Company is a party and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has unanimously approved this Agreement, the Related Agreements to which the Company is a party, the Acquisition and the other transactions contemplated hereby and thereby and, other than the Shareholder Consent, no other corporate proceedings on the part of the Company or the Company Shareholders are necessary to authorize this Agreement, the Related Agreements to which the Company is a party or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. None of such actions by the Board of Directors of the Company have been amended, rescinded or modified. This Agreement, the Related Agreements to which the Company is a party and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, the Company Shareholders, the Escrow Agent (if applicable) the Representative, and each other party thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The Shareholder Consent delivered to Buyer is correct and complete and represents the approval by all Company Shareholders of the adoption of this Agreement and performance by the Company hereunder upon the terms and subject to the conditions set forth in this Agreement, in accordance with, and as required by, the Company Organizational Documents. The Shareholder Consent is the only approvals by the Company Securityholders (in their capacity as such) necessary for the Company to adopt this Agreement and perform its obligations hereunder and consummate the transactions contemplated hereby, and no further vote or approval on the part of any Company Securityholders (in their capacity as such) is or will be required for the Company to approve or adopt this Agreement or the Related Agreements to which the Company is a party, perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby.

(c) The information furnished on or in any document mailed, delivered or otherwise furnished to the Company Shareholders in connection with this Agreement and the Acquisition did not contain, at or prior to the Closing, any untrue statement of a material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

4.3 Governmental Filings and Consents.

(a) Except as set forth in Section 4.3(a) of the Disclosure Schedule, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Related Agreements to which the Company is a party or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for (i) consents or filings Buyer is required to make, (ii) consents or filings that have been previously obtained or made (including the notice filed by the Company with IIA, a copy of which has been made available to Buyer prior to the date of this Agreement), and (iii) any filings with the Israeli Companies Registrar, which are to be made following the Closing.

(b) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any Company Shares or other Company Securities, this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement.

4.4 No Conflicts. The execution and delivery of this Agreement, the Related Agreements to which the Company is party and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements to which the Company is a party, and each certificate or other instrument required to be executed and delivered by the Company pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not (a) conflict with or violate the Company Organizational Documents or any Company’s Subsidiary Organizational Documents, (b) except as set forth in Section 4.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any Contract, Permit, Encumbrance or other interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (c) result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or its Subsidiaries or the Company Shares (except for any Encumbrances created by Buyer), or (d) conflict with or violate any Law applicable to the Company or any of its Subsidiaries (other than as a result of any pre-Closing Contracts to which Buyer or any of its subsidiaries (excluding the Company and any of its subsidiaries) are a party or judgments or orders expressly addressed to Buyer or any of its pre-Closing subsidiaries and that is binding on the Buyer or any of its pre-Closing subsidiaries).

4.5 Capitalization.

(a) The authorized capital stock of the Company is NIS350,000 and consists of an aggregate of 35,000,000 Company Shares, consisting of (i) an aggregate of 23,457,511 Company Ordinary Shares, of which 7,072,023 are issued and outstanding are held by the Company or considered dormant shares (minayot radumot) (as this term is defined under the Israeli Companies Law 1999) and no shares are held in treasury by the Company or by its Subsidiaries, (ii) an aggregate of 3,435,859 Series A-1 Preferred Shares, all of which are issued and outstanding, (iii) an aggregate of 1,120,000 Series A-2 Preferred Shares, all of which are issued and outstanding, (iv) an aggregate of 5,482,330 Series B-1 Preferred Shares, all of which are issued and outstanding, and (v) an aggregate of 1,504,300 Series B-2 Preferred Shares, all of which are issued and outstanding. The Company has reserved an aggregate of 3,483,550 Company Ordinary Shares for issuance under the Company Share Plans and an aggregate of 7,000 Company Ordinary Shares for issuance upon exercise of Company Warrants, and an aggregate of 1,129,993 Company Ordinary Shares are issuable upon the exercise of the Company Options and Company Warrants outstanding as of the date hereof (after taking into account the vesting of any Company Options which will be accelerated upon the consummation of the Acquisition). As of immediately following the Closing, Buyer will own all of the outstanding Equity Securities of the Company.

(b) All of the issued and outstanding Company Shares and other Company Securities have been offered, issued and sold by the Company in compliance with all applicable Laws and the Company Organizational Documents. Except as set forth in Section 4.5(b)(i) of the Disclosure Schedule, no Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company Shares or other Company Securities from the Company or any of its Subsidiaries is authorized or outstanding. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any Company Securities or any subscription, warrant, option, convertible security or other right or to issue or distribute to holders of any Company Securities any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any Company Shares or Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof (except as set forth in the Articles of Association). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has not made or delivered any oral or written communications to any current or former employees or contractors of the Company with respect to any payment arising out of the transactions contemplated by this Agreement, except to the extent such communication are in connection with this Agreement and the transactions contemplated hereby and were required for exercise of any rights granted to them pursuant this Agreement or Company fulfillment of its obligations in accordance with this Agreement, any Related Agreement to which the Company is a party, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Except as set forth in Section 4.5(b)(ii) of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Knowledge of the Company, among any holders of its securities, in each case, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration (including registration under the Securities Act of 1933, as amended (the “Securities Act”)), or voting of the Company Shares. To the Knowledge of the Company, except as set forth on Section 4.5(b)(iii) of the Disclosure Schedule, there are no irrevocable proxies and no voting agreements with respect to the Company Shares or any other equity or voting interest in the Company.

(c) All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights, call right, rights of first refusal or similar rights and (ii) are held legally, and the Company Shareholders set forth on Section 4.5(b)(i) of the Disclosure Schedule are record and, to the Knowledge of the Company, beneficial owners (as “beneficial ownership” is defined under Rule 13d-3 of the of the Securities Exchange Act of 1934) of all of the issued and outstanding Company Shares (except as otherwise expressly provided in Section 4.5(b)(i) of the Disclosure Schedule in connection with exercised Company 102 Options). Except as set forth in Section 4.5(b)(i) of the Disclosure Schedule, no Person holds or owns or has the right to any Company Securities.

(d) Section 4.5(d)(i) of the Disclosure Schedule contains a complete and accurate list of all persons who, at the close of business on the date of this Agreement, hold outstanding Company Options, indicating, with respect to each Company Option, the number of Company Ordinary Shares issuable upon the exercise of such Company Option, the date on which a Company Option granted pursuant to Section 102(b)(2) of the Israel Tax Ordinance was deposited with the 102 Trustee, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated by the consummation of the Acquisition and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition and a description whether granted as an Incentive Stock Option or a Non-Qualified Stock Option, or under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to Company Options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route. All tax rulings, opinions, written correspondence and filings with the Israel Tax Authority relating to the Company Share Plans and any award thereunder have been provided to Buyer. All Company Options issued to individuals in the United States have been granted under and in accordance with the terms of the Company Share Plans and applicable laws and granted or issued at an exercise price equal at least to the fair market value of the underlying Company Ordinary Shares, as determined by the Board of Directors of the Company at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code. Complete and accurate copies of each Company Share Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the Company Ordinary Shares purchased under such plan) have been made available to Buyer, and such plans and Contracts have not been amended, modified or supplemented since being made available to Buyer, and there are no Contracts by or on behalf of the Company or its Subsidiaries to amend, modify or supplement such plans or Contracts in any case from those made available to Buyer (except as expressly contemplated by this Agreement). Except as set forth in Section 4.5(d)(ii), none of the terms and conditions pertaining to each of the Company Options have been amended, modified or supplemented since their date of grant. Except as set forth in Section 4.5(d)(iii) of the Disclosure Schedule, all Company Options granted pursuant to Section 102 of the Israel Tax Ordinance were granted under employee option plan deemed approved, or not rejected within thirty (30) days from filing, by the Israel Tax Authority under the capital gains route of Section 102 of the Israel Tax Ordinance and comply in all (but for any immaterial (individually and in the aggregate) and de minimis) respects with the requirements of Section 102 and the rules and regulations promulgated and qualify for treatment under the capital gain route thereunder, and were duly and timely deposited (both the applicable board resolution and the applicable grant letter) in accordance with the provisions of Section 102 of the Israel Tax Ordinance with the 102 Trustee and no Action has been threatened against the Company (nor is the Company aware of a reasonable basis for an Action against the Company) with respect to the failure of the Company to comply with such requirements. The terms of the Company Share Plan permit the treatment of Company Options as provided in this Agreement, without notice to, or without the consent or approval of, the holders of such securities, the Company Shareholders or otherwise. Except as set forth in Section 4.5(d)(iv) of the Disclosure Schedule, no benefits or outstanding Company Options under any of such Company Share Plan will accelerate in connection with this Agreement.

(e) Each Preferred Share is convertible into one (1) Company Ordinary Share. The consideration for which each Company Share and each Company Security will be exchanged pursuant to this Agreement, and the Payment Spreadsheet will accurately set forth, as of Closing, the information required by Section 7.4. From and after the Closing, no Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Shares, Company Options or any other Equity Securities of the Company. No dividends have ever been declared or paid on the Company Shares. The Original Issue Price for each Company Share is as set forth in the Articles of Association and has not been adjusted. The Company has never redeemed, repurchased or otherwise reacquired any Company Shares and has not paid any amounts to the holders of Company Shares pursuant to Company Organizational Documents.

4.6 Subsidiaries.

(a) Section 4.6(a) of the Disclosure Schedule contains a complete and accurate list of each Subsidiary of the Company, each of which is wholly owned by the Company. Except for the Subsidiaries of the Company set forth in Section 4.6(a) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any Equity Securities or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as currently conducted and as currently proposed to be conducted by it. Each Subsidiary of the Company is duly qualified to do business and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not be materially adverse to the business, results of operations, financial conditions, Intellectual Property, prospects, financial projections, liabilities or assets of the Company and its Subsidiaries, taken as a whole. All of the issued and outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any liens, and none of such outstanding equity interests has been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal.

(c) Prior to the date of this Agreement, the Company has made available to Buyer complete and accurate copies of the organizational documents of each Subsidiary of the Company, each as amended and currently in effect. The organizational documents of each Subsidiary of the Company are in full force and effect, and no Subsidiary of the Company is in material violation of any provision of its organizational documents.

(d) Section 4.6(d) of the Disclosure Schedule contains a complete and accurate list of the directors and officers of each Subsidiary of the Company as of the date hereof.

4.7 Financial Statements.

(a) Section 4.7(a) of the Disclosure Schedule contains a complete and accurate copy of the following financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet and consolidated statements of operations, changes in shareholders’ equity and cash flow as of December 31, 2015 and for the twelve-month period ended December 31, 2015, (ii) the audited consolidated balance sheet and consolidated statements of operations, changes in shareholders’ equity and cash flow as of December 31, 2016 and for the twelve-month period ended December 31, 2016, (iii) the audited consolidated balance sheet and consolidated statements of operations, changes in shareholders’ equity and cash flow as of December 31, 2017 and for the twelve-month period ended December 31, 2017, and (iv) the unaudited consolidated balance sheet of the Company as of March 31, 2018 (the “Balance Sheet”) and consolidated statements of operations, changes in shareholders’ equity and cash flow as of and for the three (3)-month period ended March 31, 2018. The Financial Statements (A) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (B) have been prepared in accordance with GAAP (except that such unaudited Financial Statements referred to in clause (iv) do not contain footnotes and are subject to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount) applied on a consistent basis throughout the periods indicated and consistent with each other except that may be indicated in the notes thereto, (C) fairly present, in all material respects, the consolidated financial condition of the Company as of the dates therein indicated and the consolidated results of income and cash flows of the Company for the periods therein specified (subject to, in the case of the unaudited Financial Statements referred to in clause (iv), normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount, and the absence of footnotes), and (D) are complete and accurate in all material respects.

(b) The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(c) The Company has in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements are customary for a company at the same stage of development as the Company that are designed to and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required pursuant to GAAP to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company, its officers, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place revenue recognition methods consistent with GAAP. The current internal operating systems and networks (hardware and software) of the Company and its Subsidiaries are adequate to conduct the business of the Company and its Subsidiaries as presently conducted.

4.8 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether or not accrued, absolute, contingent, matured, unmatured, or on- or off-balance sheet (in each case whether or not such item would be required to be reflected on a balance sheet in accordance with GAAP), except for those that (a) have been reflected in the Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practice since the date of the Balance Sheet and prior to the date hereof and that do not arise out of or are in connection with breach of any Law or Contract, or (c) obligations under Contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP and that do not arise out of or are in connection with any breach of any Contract or Law, or (d) constitute Transaction Expenses hereunder. No representation or warranty is made in this Section 4.8 with respect to Liabilities in connection with (i) Taxes, which are covered in Section 4.10 below, and (ii) Plans which are covered in Section 4.15 below.

4.9 Absence of Changes. Since the date of the Balance Sheet through the date hereof, (a) no Company Material Adverse Effect has occurred, and (b) without limiting the generality of the foregoing, except as set forth in Section 4.9 of the Disclosure Schedule or as expressly provided for in this Agreement, neither the Company nor any of its Subsidiaries has:

(a) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, shares or property) in respect of any of its Equity Securities, or split, combined or reclassified any of its Equity Securities, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Securities;

(b) repurchased, redeemed or otherwise acquired, directly or indirectly, any of its Equity Securities (or options, warrants or other rights exercisable therefor) other than pursuant to the terms of any Share Restriction Agreement;

(c) issued, granted, delivered or sold any of its Equity Securities or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such Equity Securities or other convertible securities convertible into Company Shares, in each case, other than the issuance of Company Ordinary Shares pursuant to the exercise of Company Options or Company Warrants;

(d) amended, restated or otherwise modified its Organizational Documents;

(e) acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or Equity Securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to the Company’s or its Subsidiaries’ respective businesses;

(f) sold, leased, licensed or otherwise disposed of any of its properties or assets (other than sale, lease, license or other disposition of any immaterial properties or assets of the Company or its Subsidiaries that were made in the ordinary course of business consistent with past practice), including the sale of any accounts receivable of the Company or granted or otherwise created or consented to the creation of any easement, covenant, restriction, assessment or charge materially affecting any owned property or leased property or any part thereof;

(g) conveyed, assigned, subleased, licensed, exchanged, mortgaged, granted, subjected to any Encumbrance or otherwise transferred all or any portion of any owned property or leased property or any interest or rights therein, other than conveyance, assigns, subleases, licenses or other transfers (i) of any immaterial properties (or interest or rights therein) of the Company or its Subsidiaries and (ii) that were made in the ordinary course of business consistent with past practice);

(h) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) paid any Indebtedness (other than (i) as expressly required by and in compliance with the required payment terms thereof and (ii) the payment of trade debt in the ordinary course of business consistent with past practice), or incurred any Indebtedness or guaranteed any Indebtedness or issued or sold any debt securities or guarantee any debt securities or other obligations of any third parties;

(j) made any loans to any third party (other than loans or advances to employees for travel and business expenses in the ordinary course of business consistent with past practice) or purchased debt securities of a third party or amended the terms of any outstanding loan agreement;

(k) paid, discharged, satisfied or made any expenditure or enter into any commitment or transaction obligating the Company or any of its Subsidiaries to make payments in an amount exceeding $20,000 individually or $50,000 in the aggregate (other than the payment of rent, payroll and interest obligations on Indebtedness of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice);

(l) (i) sold, licensed or transferred to any Person any rights to any Company Intellectual Property or Company Licensed Intellectual Property or entered into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person (other than nonexclusive licenses to Company Intellectual Property or Company Licensed Intellectual Property pursuant to Contracts for the sale or license of Company Products in the ordinary course of business pursuant to the Company’s or its Subsidiaries’, as applicable, unmodified standard customer Contract, the form or a copy of which has been made available to Buyer), (ii) bought or licensed any Intellectual Property or entered into any agreement with respect to the material Intellectual Property of any Person, (iii) entered into any agreement with respect to the development of any material Intellectual Property with a third party, or (iv) materially changed pricing or royalties charged by the Company or its Subsidiaries to, or any other financial terms of any Contract or other arrangement with, any of its customers, distributors, resellers, or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or its Subsidiaries;

(m) terminated, entered into or materially amended, waived, or modified the terms of any Material Contract;

(n) entered into, renewed or materially amended any Affiliate Agreement;

(o) commenced, settled or compromised any litigation;

(p) (i) made any change in any of its methods, principles or practices of accounting or made any material reclassification of assets or liabilities, except as may be required by applicable Law or GAAP, or (ii) revalued any of the Company’s or its Subsidiaries’ assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(q) failed to manage its assets and liabilities, including by: (i) delaying or postponing the payment of accounts payable or accrued expenses outside the ordinary course of business, (ii) accelerating the collection of, or discounting, accounts receivable outside the ordinary course of business or factoring any accounts receivable, (iii) changing cash management policies, or (iv) engaging in any discounts or price reductions or altering the extension of credit terms to any customer, in each case substantially in excess of historic levels;

(r) committed to make any capital expenditures that were not completed and fully paid prior to the Calculation Time in an aggregate amount in excess of $100,000;

(s) made or changed any Tax election, adopted or changed any Tax accounting method, entered into any closing agreement in respect of Taxes, settle any claim or assessment relating to Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes;

(t) changed any of the Company’s or its Subsidiaries’ accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(u) amended any privacy policy of the Company or any of its Subsidiaries, or published any new privacy policy of the Company or any of its Subsidiaries;

(v) engaged in any purchase or sale of any interest in real property, granted any security interest in any real property, agreed to lease, sublease, license or otherwise occupy any real property, or materially altered, amended, modified, violated or terminated any of the terms of any Real Property Lease;

(w) (i) hired, offered to hire or terminated any employees, or encourage any employees to resign from the Company or any of its Subsidiaries, in each case other than as contemplated by this Agreement, (ii) granted any severance or termination pay (in cash or otherwise) to any Employee, including any officer, or (iii) paid or agreed to pay any special bonus or special remuneration to any director or Employee, or increased or agreed to increase the salaries, wage rates, or other compensation or benefits of any Employee, in each case, excluding as expressly provided in the Employment Agreements; or

(x) engaged in or entered into any material transaction or commitment, or relinquished any material right, outside the ordinary course of the Company’s or any of its Subsidiaries’ business consistent with past practice.

4.10 Taxes.

(a) The Company and its Subsidiaries have prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations (taking into account valid and lawfully obtained extensions of time), and such Tax Returns are complete and accurate and have been completed in accordance with applicable Law in all material respects.

(b) The Company and its Subsidiaries have (i) timely paid all material Taxes they are required to pay, and (ii) timely paid or withheld with respect to their employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing Authority) all U.S. federal and state, and non-U.S. (including Israeli) income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, whether or not such payments are in connection with any Tax Return other than Taxes that are not yet due. All persons performing services for the Company or any of its Subsidiaries as independent contractors have been properly classified as independent contractors rather than employees for purposes of all applicable laws.

(c) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Tax deficiency if being threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No power of attorney that is currently in force has been granted by or with respect to the Company or any of its Subsidiaries in connection with any matter relating to Taxes that could affect the Company or any of its Subsidiaries.

(d) No audit or other examination of or proceeding with respect to any Tax Return of the Company or its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit, examination or proceeding. No adjustment relating to any Tax Return filed by the Company or its Subsidiaries has been proposed by any Taxing Authority to the Company, any of its Subsidiaries or any representative thereof. In the past five years, no claim has ever been made in writing that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction in which it does not file a Tax Return that would govern such Taxes.

(e) There is no dispute with any Taxing Authority in Israel or elsewhere in relation to the affairs of the Company or its Subsidiaries. To the Knowledge of the Company, there are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Taxing Authority in relation to the Company’s or any of its Subsidiaries’ liability or accountability for Taxes under currently enacted statutes and regulations, any claim made by the Company or its Subsidiaries, any relief, deduction, or allowance afforded to the Company or its Subsidiaries, or in relation to the status or character of the Company or any of its Subsidiaries under or for the purpose of any provision of any legislation relating to Taxes.

(f) Neither the Company nor any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or its Subsidiaries is or may be liable; (iii) the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable.

(g) Other than the Company’s election regarding the Section 102 capital gains track, neither the Company nor any of its Subsidiaries has made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has material effect for any period ending after the Closing Date.

(h) All books and records which the Company and its Subsidiaries are required to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in accordance with all applicable requirements and are available for inspection at the premises of the Company.

(i) Neither the Company nor any of its Subsidiaries has been at any time a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.

(j) Neither the Company nor any of its Subsidiaries has any liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.

(k) The Company has made available to Buyer copies of all Tax Returns, Tax opinions and legal memoranda, audit reports, letter rulings and similar documents for the Company and its Subsidiaries for all periods since its inception, including any Tax ruling obtained from the Israel Tax Authority. Without limiting the generality of the foregoing, except as set forth in Section 4.10(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for, or otherwise engaged in any discussions or communication with the Israel Tax Authority or any other Governmental Authority in connection with or provided any materials or information to any such Governmental Authority with respect to, the Israeli 102 Tax Ruling, other than applying for and obtaining the Israeli 102 Tax Ruling and the Interim Options Tax Ruling.

(l) There are (and immediately following the Closing there will be) no Encumbrance on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Encumbrance for Taxes not yet due and payable. To the Knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return or a Tax Return under similar state, local or non-U.S. Tax laws, (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount pursuant to such an agreement, (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise and (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(o) Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Neither Buyer or any of its Affiliates nor the Company or any of its Subsidiaries will be required to include any amounts in gross income with respect to the Company or any of its Subsidiaries pursuant to Sections 951 and/or 965 of the Code, which amounts are attributable to the Pre-Closing Tax Period. Neither the Company nor any of its Subsidiaries has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state, local or non-U.S. Tax law) and neither the Company nor any of its Subsidiaries has been or is a stockholder of a passive foreign investment company.

(p) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and, to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Copies of any documents relating to any such Tax Incentives have been made available to Buyer.

(q) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a resident of or having a permanent or fixed establishment, branch, residence or other taxable presence, other place of business or a source of income in that country. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(r) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and section 85A of the Israel Tax Ordinance.

(s) To the Knowledge of the Company there currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits or other similar items of the Company or its Subsidiaries under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, (v) the Treasury Regulations under Section 1502 of the Code, or (vi) any comparable provision of state, local or non-U.S. Tax Law. Neither the Company nor any of its Subsidiaries has engaged in a transaction that is subject to the dual consolidated loss rule of Section 1503(d) of the Code. To the Company’s Knowledge, there has been no indication from the Israel Tax Authority that the consummation of the Acquisition would adversely affect the Company’s or any of its Subsidiaries’ ability to set off for Israeli Tax purposes in the future any and all losses accumulated by the Company or any of its Subsidiaries as of the Closing Date.

(t) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made on or prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed on or prior to the Closing, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable Law), (iv) installment sale or open transaction disposition consummated on or prior to the Closing or (v) prepaid amount received on or prior to the Closing.

(u) There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. No payment or benefit which has been, will be or may be made with respect to any Employee will, or could reasonably be expected to, be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 4.10(u) of the Disclosure Schedule contains a complete and accurate list of all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(v) Except as set forth in Section 4.10(v) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance, in all material respects, with Section 409A of the Code. No share option or other right to acquire Company Shares or other equity of the Company or any of its Subsidiaries granted to US recipient (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (determined in a manner consistent with Section 409A of the Code), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of shares of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.

(w) Neither the Company nor any of its Subsidiaries participates, has (i) ever participated in or engaged in any transaction listed in Section 131(g) of the Israel Tax Ordinance and the Income Tax Regulations (Reportable Tax Planning), 2006 promulgated thereunder; (ii) taken any position or stance required to be disclosed to the Israel Tax Authority pursuant to Section 135E of the Israel Tax Ordinance or Section 67C of the Israeli VAT Act; or (iii) received any Tax opinion that was or is required to be disclosed to the Israel Tax Authority pursuant to Section 131D of the Israel Tax Ordinance.

(x) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(y) In relation to goods and services tax or value added or other similar Tax, the Company and each of its Subsidiaries:

(i) Has been duly registered and are taxable persons;

(ii) Has complied, in all material respects, with all statutory requirements, orders, provisions, directives or conditions;

(iii) Has not been required by the relevant authorities of customs and excise to give security;

(iv) Has collected and timely remitted to the relevant Taxing Authority all output value added tax which they were required to collect and remit under any applicable law;

(v) Has not made any exempt transactions (as defined in the Israeli Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by it; and

(vi) Has not received a refund for input value added tax for which they are not entitled under any Applicable Law.

(z) The Company has made available to Buyer current, correct and complete copies of all written material communications to or from the Israel Tax Authority or any other Governmental Authority relating to each Israeli Benefit Plan (including any filings made with the Israel Tax Authority with respect to each Israeli Benefit Plan and any notices provided by the Israel Tax Authority), if any.

4.11 Property.

(a) Neither the Company nor any of its Subsidiaries currently owns or has ever owned any real property.

(b) Section 4.11(b)(i) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”), the name of the lessor, the date and term of the Real Property Lease and each amendment thereto, the size of the Leased Premises and the aggregate annual rent payable thereunder. The Company has made available to Buyer complete and accurate copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Company and any of its Subsidiaries have adequate rights to the use and possess the Leased Premises for the conduct of business as presently conducted, and, except as set forth in Section 4.11(b)(ii) of the Disclosure Schedule, the execution and delivery of this Agreement will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Real Property Leases. The Real Property Leases are each in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries, in accordance with their respective terms, except in each case, as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and neither the Company nor any of its Subsidiaries are in material breach of or default under, nor have they received written notice of any breach of or default under, any Real Property Lease and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company, any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company or one of its Subsidiaries currently occupies all of the Leased Premises for the operation of its business, and there is no other Person or entity with a right to occupy the Leased Premises. The Leased Premises and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Company and each of its Subsidiaries does not, nor to the Knowledge of the Company, does any Leased Premises violate in any material respect any applicable building code, zoning requirement or other Law relating to such property or operations thereon. The Company and each of its Subsidiaries has performed, in all material respect, its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing monetary liability with respect to such terminated real property leases. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any outstanding claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

(c) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leases of properties and assets, a valid leasehold interest in, all tangible properties and assets that are used by the Company and its Subsidiaries to conduct all of the businesses and operations of the Company and its Subsidiaries as currently conducted, including all properties and assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet, and none of such properties or assets is subject to any Encumbrance.

4.12 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 4.12(a) of the Disclosure Schedule contains a complete and accurate list of (i) all Company Registered Intellectual Property (including the jurisdiction in which each such item of Company Registered Intellectual Property has been registered or filed, the record owner and the applicable registration, application or serial number or similar identifier) and (ii) any proceedings or actions before any court, tribunal, or Governmental Authority in which any of the Company Registered Intellectual Property is involved.

(b) Registration. Each item of Company Registered Intellectual Property is valid, subsisting, and in full force and effect (except with respect to applications). All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States, Israel and other jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed any “small business status” in the application for or registration of any Company Registered Intellectual Property, nor any other status that, to the Knowledge of the Company, would not be applicable to Buyer, the Company, or any Subsidiary of the Company. To the Knowledge of the Company, there exist no materials, information, facts or circumstances, including any information or fact that would constitute prior art, that is reasonably expected to render any of the Company Registered Intellectual Property that is not an application invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise materially affect the enforceability of any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any Company Registered Intellectual Property. No Company Registered Intellectual Property has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. No Company Registered Intellectual Property at any time has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or one of its Subsidiaries has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registered Intellectual Property.

(c) Further Actions. There are no outstanding actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(d) Assignments and Recordation. In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of material Intellectual Property from any Person, including as a result of engaging any Person to develop or create Intellectual Property for the Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be. As of immediately following the Closing, all Company Intellectual Property (i) will be transferable, alienable or licensable by the Company or its Subsidiaries without any Encumbrances, except Encumbrances to the extent arising out of actions taken by Buyer, and (ii) may be exported or transferred out of Israel without restriction and without payment of any kind to any third party or Governmental Authority, except (but without limiting any other representation or warranty contained in this Article 4), in either (i) or (ii), as imposed under the Innovation Law.

(e) Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and, to the Knowledge of the Company, all Company Licensed Intellectual Property, is free and clear of any Encumbrances except, with respect to any Company Licensed Intellectual Property, such rights, interests, restrictions and obligations in accordance with the terms of the licenses governing said Company Licensed Intellectual Property as disclosed in Section 4.12(e) of the Disclosure Schedule. The Company or a Subsidiary of the Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of any Company Intellectual Property and to collect any damages or other amounts payable by such third party to the Company or a Subsidiary of the Company as a result thereof.

(f) Transfer. Neither the Company nor any of its Subsidiaries has (i) transferred full or partial ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that are or were Company Intellectual Property, to any other Person or (ii) except as determined by Company in its reasonable business discretion in connection with Intellectual Property management consistent with past practice, permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property that are or were Company Intellectual Property to lapse or enter into the public domain.

(g) IIA. Except as set forth on Section 4.12(g) of the Disclosure Schedule, none of the Company Intellectual Property or any Company Products (including any products or services under development), or any Intellectual Property under development by Company or any of its Subsidiaries, directly or indirectly, is based upon, uses or incorporates any Intellectual Property or Intellectual Property Rights that were developed using funding provided by the IIA. Neither the IIA nor any other Governmental Authority (including without limitation the Israeli Defense Force or any other Governmental Authority on behalf of the Israeli Defense Force) have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company Intellectual Property or Company Products except for any and all limitations as set forth in the Innovation Law applicable to the Company Intellectual Property or any Company Products which were developed using funding provided by the IIA that, in each case, do not result from or arise out of any breach by the Company or any of its Subsidiaries of any applicable Law or Contract to which any of them is a party. The Company has provided all necessary reports, disclosures and undertakings to IIA and made all required payments to the IIA in connection with the IIA funding provided to Company or a Subsidiary of the Company, including with respect to all Company Products sold or otherwise provided, licensed or transferred until the Closing Date.

(h) Licenses-In. Section 4.12(h)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Intellectual Property (“In-Licenses”), other than (i) licenses for Shrink-Wrapped Code not distributed by the Company, (ii) licenses of Open Source as set forth in Section 4.12(r) of the Disclosure Schedule and (iii) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice. Except as set forth in Section 4.12(h)(ii) of the Disclosure Schedule, all such In-Licenses are perpetual and non-terminable (other than for cause) licenses. Except as set forth in Section 4.12(h)(iii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to pay any royalties, fees or other payments to any Person or third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company Intellectual Property.

(i) Licenses-Out. Section 4.12(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted or provided any third party any rights or licenses to any Company Intellectual Property, Company Licensed Intellectual Property and/or Company Products (including rights to use, distribute or resell any Company Products) or has agreed to or is required to provide or perform any services related to any Company Product (“Out-Licenses”, together with the In-Licenses, the “IP Contracts”) other than non-disclosure Contracts, entered into in the ordinary course of business consistent with past practice and which has been made available to Buyer. No Out-Licenses grant any third party the right to sublicense any Company Intellectual Property.

(j) No Default/No Conflict. All IP Contracts, other than those that have expired or terminated in accordance with their terms, are in full force and effect, and enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles. The consummation of the transactions contemplated by this Agreement shall (i) neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments, rights or obligations with respect to, any IP Contracts, and (ii) not impair or diminish the rights of the Company or any of its Subsidiaries in and to the Company Intellectual Property or Company Licensed Intellectual Property nor modify in any manner the undertakings, obligations or liabilities the Company or any of its Subsidiaries under any IP Contract. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to all IP Contracts are in compliance with, and have not materially breached any term of, such IP Contracts. Following the Closing Date, the Company and its Subsidiaries shall be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all IP Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred (other than as a result of any Contracts to which Buyer or its pre-Closing subsidiaries (for the avoidance of doubt, excluding the Company and any of its subsidiaries) is a party or judgments or orders that are expressly addressed to, and that are binding on, Buyer or its pre-Closing subsidiaries) and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(k) No Infringement. Neither the Company nor any of its Subsidiaries has any Liability for infringement or misappropriation of any third-party Intellectual Property or third-party data used by the Company or its Subsidiaries. The operation of the business of the Company and its Subsidiaries as it is currently conducted or is currently contemplated to be conducted by the Company or its Subsidiaries, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not (i) infringe, or misappropriate any Intellectual Property of any Person (including any right of publicity). (ii) materially breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such third-party Intellectual Property, and to the Knowledge of the Company does not constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 4.12(k) of the Disclosure Schedule, no third party that has licensed or otherwise granted rights under Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries to that Intellectual Property. No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. The Company Intellectual Property and the Company Licensed Intellectual Property. constitute all the Intellectual Property: (i) necessary for the operation of the business of the Company or its Subsidiaries as currently conducted or currently proposed to be conducted, including, with respect to the Company Products, all work product and output resulting from or developed by the Company (alone or in concert with a third party) pursuant to its provision of services to any third parties; and (ii) necessary to enable Buyer and its Affiliates to operate such business immediately after the Closing Date in substantially the same manner as such business is currently conducted.

(l) Notice. Neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, any other notice from any Person claiming that any Company Product or Company Intellectual Property or Company Licensed Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(m) No Third-Party Infringement. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has delivered to any Person written notice of a claim for any such actual, alleged, or suspected infringement, misappropriation or other violation of the Company Intellectual Property.

(n) Transaction. Neither the Company nor any of its Subsidiaries is a party to, subject to, or bound by any Contract or is bound by any obligation under applicable Law, that would give any third party (including any Governmental Authority) any option, right of first refusal or offer, right of negotiation or any other right with respect any Company Intellectual Property.

(o) Confidentiality and Invention Assignment.

(i) Each of the Company and its Subsidiaries has taken reasonable measures (at the level customary for companies offering similar services and at the similar development stage as Company or its Subsidiaries) to protect its Confidential Information and Trade Secrets Rights and the Confidential Information and Trade Secrets Rights of any third party provided to the Company or any of its Subsidiaries. The Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Private Information in the Company’s possession, custody or control. The Company has not experienced any material failure with respect to any of its IT Assets, including computer systems or software used by the Company or its Subsidiaries in the conduct of their business. The Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services and at the same development stage, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has, and enforces, a policy requiring each Employee (including the Company’s founders and current or former Contractors) involved in the creation of Intellectual Property for the Company or its Subsidiaries to execute a proprietary information, confidentiality and invention assignment Contract in the form(s) or the specific agreement made available to Buyer (each a “Proprietary Information Agreement”), and all such Employees (including the Company’s founders and current or former Contractors) at any time involved in the creation of Intellectual Property for the Company or its Subsidiaries have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property created for Company or any Subsidiary of the Company or in connection with their engagement with or their employment or engagement with, or services to, the Company or its Subsidiary, and with respect to founders in connection also with the business of the Company as conducted currently or at any time in the past, or as contemplated to be conducted, in connection with their engagement with the Company (including prior to the Company’s incorporation), is owned exclusively by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from, and there are no known claims of, any third parties (including Employees, the Company’s founders, current or former Contractors, or, in each case, their current or former employers or other third parties such Employees, Company’s founders, or Contractors are or have been engaged with) alleging ownership of any Company Intellectual Property.

(ii) All amounts payable, whether under Contract or applicable Law, by the Company or its Subsidiaries to all Persons involved in the research, development, conception or reduction to practice of any of the Company’s or any Company’s Subsidiary’s Intellectual Property have been paid in full, and all Employees have duly executed a valid and subsisting waiver of the right to receive additional compensation for such Intellectual Property, including without limitation, with respect to Employees of the Company (including Company’s founders), any right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967 or any other similar provision under any applicable Law of any applicable jurisdiction. All such Persons who have contributed to the creation, invention, modification or improvement of any Company Intellectual Property, in whole or in part, have explicitly waived any and all Moral Rights with respect to the Company Intellectual Property. No Employee of the Company or any or its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property.

(iii) Disregarding in their entirety any and all disclosures made in the Disclosure Schedule or otherwise with respect to, or otherwise applicable to, the Specified Individuals (including, for the avoidance of doubt, any knowledge or information that Buyer or its Affiliates may, directly or indirectly, otherwise have), none of the Specified Individuals, and, to the Knowledge of the Company, none of the other Employees: (A) has been or is in material violation of applicable Law or any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any Person by virtue of such Employee’s being employed by, or performing services for, the Company or any or its Subsidiaries or using Confidential Information of others without permission; or (B) has developed any Intellectual Property for the Company or its Subsidiaries while he or she was engaged with or was otherwise working for the Company or any or its Subsidiaries that is subject to any contract, Law or regulation (including academic regulations or military ordinances) under which such Employee has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Company Intellectual Property.

(iv) Disregarding in their entirety any and all disclosures made in the Disclosure Schedule or otherwise with respect to, or otherwise applicable to, the Specified Individuals (including, for the avoidance of doubt, any knowledge or information that Buyer or its Affiliates may, directly or indirectly, otherwise have), no Employee or Contractor, and to the Knowledge of the Company, former Contractor, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for, or otherwise engaged by, any Governmental Authority, government-owned institution or branch (including the Israeli Defense Force, any university, college or other educational institution or a research center) or any other Person during a period of time during which such Employee or Contractor was also performing services for or engaged or employed by the Company or any or its Subsidiaries, or, to the Knowledge of the Company, during any time prior to performing services for the Company or any of its Subsidiaries, in such a manner as to grant or provide any right, claim or interest in or with respect to such Intellectual Property to said Governmental Authority, government-owned institution or branch, the Israeli Defense Force, university, college, educational institution or research center or other Person.

(v) Disregarding in their entirety any and all disclosures made in the Disclosure Schedule or otherwise (including, for the avoidance of doubt, any knowledge or information that Buyer or its Affiliates may, directly or indirectly, otherwise have), all rights in, to and under all Intellectual Property created by the Specified Individuals for or on behalf or in contemplation of the Company or any of its Subsidiaries (i) prior to the inception of the Company or any of its Subsidiaries or (ii) prior to their commencement of employment with the Company or any of its Subsidiaries have been duly and validly assigned to the Company.

(p) No Malicious Software. None of the Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions (except as may be necessary to legitimately manage the authorized use of Company’s Product): (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to Company, any of its Subsidiaries or any third party without the user’s consent. None of the Company Products (i) constitutes or is considered “spyware” or “trackware” as such term is commonly understood in the software industry, (ii) is installed on a user’s computer without their knowledge, (iii) records a user’s actions without their knowledge, (iv) employs a user’s Internet connection without their knowledge to gather or transmit information on the user or their behavior, or (v) will load whenever a browser starts or share the browser’s memory context. For the purposes of this paragraph, “without a user’s knowledge” includes but is not limited to (x) without explicitly informing the user and (y) without being expected by a reasonable user even if the text of a license agreement, help file, or other user information file does explicitly inform such user.

(q) No Order. No (i) Company Intellectual Property, (ii) to the Knowledge of Company, Company Licensed Intellectual Property, or (iii) Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or, with the limited exception of Open Source and “off the shelf” licenses, may affect the validity, use or enforceability of such Company Intellectual Property, Company Licensed Intellectual Property or Company Product.

(r) Open Source.

(i) Section 4.12(r)(i) of the Disclosure Schedule contains a complete and accurate list of all Open Source that has been incorporated into or used in the development of, or otherwise in, any Company Product or Company Intellectual Property in any way and describes the manner in which such Open Source was incorporated or used with respect to the Company Products and Company Intellectual Property and indicates whether the Open Source was modified and/or distributed by the Company or any of its Subsidiaries and whether (and if so, how) such Open Source was incorporated into, linked or used in any Company Intellectual Property).

(ii) Except as set forth in Section 4.12(r)(ii) of the Disclosure Schedule, neither the Company, any of its Subsidiaries, or any Person acting on their behalf has: (x) incorporated Open Source into, or combined Open Source with, any Company Products; or (y) distributed or provided Open Source in conjunction with, or for use with, any Company Products, in a manner that (A) requires or purports to require any Company Products, any portion thereof, or any other Company Intellectual Property to be subject to any Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iii) of the definition thereof); or (B) causes, or purports to cause, any Confidential Information of the Company to become publicly disclosed.

(iii) Except as set forth in Section 4.12(r)(iii) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has been at all times and is currently in material compliance with all licenses for Open Source applicable thereto, including without limitation any and all Intellectual Property Rights notice and attribution requirements.

(s) Source Code. Except as set forth in Section 4.12(s) of the Disclosure Schedule neither the Company, any of its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property, other than to Employees bound by Proprietary Information Agreements. No Person other than an Employee bound by a Proprietary Information Agreement has accessed or obtained any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) has or, to the Knowledge of the Company would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 4.12(s) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other Person, or otherwise provide a copy of or access to any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow or provision of a copy to any Person of any Source Code that is Company Intellectual Property.

(t) Government Funding. No Governmental Authority, university, college, other educational institution or research center, or other third party has any claim or right in or to the Company Intellectual Property. Section 4.12(t)(i) of the Disclosure Schedule contains a true, complete and correct list of all pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to the Company and any of its Subsidiary, including any grants, incentives, exemptions, tax reliefs or incentives and subsidies (collectively, “Government Grants”). Section 4.12(t)(ii) of the Disclosure Schedule lists all “Beneficial Enterprise” filings and “Approved Enterprise” approvals made by or awarded to the Company or any of its Subsidiaries under the Israel Law for the Encouragement of Capital Investment, 1959. Except as expressly set forth in Section 4.12(t) of the Disclosure Schedule, no funding from any Governmental Authority, nor any facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property. The Company has made available to Buyer true, complete and correct copies of all material documents in connection with, and all approvals of Government Grants submitted or received by the Company and any of its Subsidiary (or transferred or assigned or purchased by the Company and any of its Subsidiary) regarding the Government Grants granted to the Company and any of its Subsidiary, and all material correspondence related thereto. Section 4.12(t)(iii) of the Disclosure Schedule sets forth: (i) the aggregate amount of each Government Grant, (ii) the aggregate outstanding obligations, if any, of the Company and each of its Subsidiary under each Government Grant with respect to royalties or other payments, (iii) any amounts of royalties or other amounts paid to the IIA in connection with Government Grants, and (iv) the outstanding balance or unused grant amounts available to the Company, and any Company’s Subsidiary under the Government Grants if any. The Company and each of its Subsidiaries are and have been in compliance in all material respects with (x) the terms and conditions of all Government Grants, and (y) with the provisions and obligations pursuant to the Innovation Law. The Company has not received any written claim that has been made by any Governmental Authority and is not aware of any oral claim or demand made by any Governmental Authority with respect to the entitlement of the Company or any of its Subsidiaries to any Governmental Grant or the compliance with the terms, conditions, obligations or laws relating to the Governmental Grants.

(u) Encryption and Other Restricted Technology.

(i) The business of the Company and its Subsidiaries as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose use, engagement in, development, commercialization or export is restricted under the applicable Laws of the United States or the State of Israel, including applicable Export and Import Control Laws.

(ii) To conduct its business as currently conducted, neither the Company nor any of its Subsidiaries is or has been under any obligation to obtain any approvals from the U.S. Bureau of Industry and Security or any licenses from the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology other than as set forth on Section 4.12(u) of the Disclosure Schedule.

(iii) The Company and each of its Subsidiaries have obtained, and are in compliance, in all material respects, with the terms of, all applicable Export and Import Approvals, including all licensing requirements and all applicable registration, disclosure and reporting requirements under applicable Export and Import Control Laws, and all licenses and other approvals required for their use, development, commercialization, import and export of products, software and technologies which may involve the use or engagement in encryption technology, or may involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under Israeli, U.S. or other applicable jurisdiction’s laws or regulations, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, and the Israeli Law of Regulation of Security Exports, 2007, if and as applicable, and the Company and its Subsidiaries have at all times been in compliance, and are in compliance with, all such approvals and licenses listed on Section 4.12(u) of the Disclosure Schedule and all such approvals and licenses are in full force and effect.

(iv) The Company and each of its Subsidiary has developed, used and commercialized the Company Products and conducted its import and export transactions, including all downloads of the Company’s or its Subsidiaries’ software, all transfers of software code (in binary or source code forms), and all transfers of technology including without limitation to Company’s or its Subsidiaries’ third-party developers, in accordance in all material respects with applicable provisions of Israel, United States or any other applicable jurisdiction governing the use, development, import, export or other engagement in encryption technology and any other restricted technologies, including without limitation, Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007.

(v) Standards. Neither the Company nor any of its Subsidiaries has made any written submission to, nor is subject to any Contract with, any standards body, consortia or other entity that would obligate the Company or any of its Subsidiaries, or Buyer or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its respective Intellectual Property.

4.13 Privacy and Data Security.

(a) Except as set forth in section 4.13 of the Disclosure Schedule, in the collection, use, storage and Processing (including transfer to a third party or to any jurisdiction, to the extent applicable) by the Company or any of its Subsidiaries of any Personal Data, the Company or such Subsidiarity, its Personal Data Processors and, to the Company’s Knowledge, its Personal Data Suppliers have complied in all material respects with applicable Information Privacy Laws, the Privacy Policies of the Company or any of its Subsidiaries and, to the extent obligated by contract to do so, the Privacy Policies of Personal Data Suppliers. The Company and its Subsidiaries have taken commercially reasonable measures to prevent unauthorized use, access or alteration of Personal Data in their possession or control, which measures are in material compliance with applicable Information Privacy Laws and Privacy Policies. Without limiting the foregoing, (i) the Company and its Subsidiaries and, to the Company’s Knowledge, its Personal Data Suppliers have provided, and in such manner as required under applicable Information Privacy Laws, adequate notices to and acquired all necessary consents from Data Subjects for the use, and Processing (including transfer to a third party of any jurisdiction, to the extent applicable) of all Personal Data Processed by the Company or any of its Subsidiaries and otherwise have all requisite legal authority to Process, use and hold (including transfer to a third party of any jurisdiction, to the extent applicable) Personal Data in the manner it is now Processed by the Company, any of its Subsidiaries or any Personal Data Processor on behalf of the Company or any of its Subsidiaries and (ii) with respect to all Personal Data in the databases owned or licensed by the Company or its Subsidiary, the Company, its Subsidiaries and, to the Company’s Knowledge, its Personal Data Suppliers have provided, where and in such manner as required under applicable Information Privacy Laws, adequate disclosures and notices, requisite consents from Data Subjects and have sufficient legal ground under applicable law to Process such Personal Data in the manner it is now Processed by the Company or its Subsidiary or any Personal Data Processor on behalf of the Company, including transfer to a third party of any jurisdiction, to the extent applicable).

(b) To the extent that the Company or any of its Subsidiaries Processes any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), the Company and/or each of its Subsidiaries as applicable has implemented information security procedures, processes and systems that have at all times met or exceeded all applicable Laws related to the Processing of Cardholder Data, including those established by applicable Governmental Authorities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

(c) Each of the Company and its Subsidiaries has at all times made available, where and in such manner as required under applicable Information Privacy Laws, a Privacy Policy which materially complies with applicable Information Privacy Laws to Persons (including any Data Subjects) prior to and during the collection of any Personal Data online. Such Privacy Policy, and any other representations, marketing materials and advertisements that address privacy issues and the treatment of Personal Data, accurately and completely describe, in a timely manner in accordance with applicable Law, the Company’s or its Subsidiaries’, as applicable, information collection and use practices, including reasonable safeguards in place designed to protect the privacy, security, and integrity of all Personal Data, and no such notices or disclosures have been misleading or deceptive or, to the Knowledge of the Company, inaccurate. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has collected or received any Personal Data online from children under the age of 16 without verifiable parental consent or directed any of its websites to children under the age of 16 through which such Personal Data could be obtained.

(d) Other than as set forth on Section 4.13(d) of the Disclosure Schedule, none of the Company or its Subsidiaries sells, rents or otherwise makes available to any Person any Personal Data, except in a manner that complies in all material respects with the applicable Privacy Policies and in compliance with Information Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein, including any transfer of Personal Data resulting from the execution, delivery and performance of this Agreement, complies, and will comply with, all Information Privacy Laws, the Privacy Policy of the Company and its Subsidiaries, and, to the extent obligated by contract to do so, the Privacy Policies of Personal Data Suppliers. Following the Closing Date, the Company and its Subsidiaries will continue to be permitted to collect, store, use and disclose Personal Data held by the Company or its Subsidiaries on terms identical to those in effect as of the date of this Agreement and to the same extent they would have been able to had the transactions contemplated by this Agreement not occurred.

(e) None of the Company and its Subsidiaries has received any written notice that it is or has been in material breach of any contractual obligation to limit its use of, secure or otherwise safeguard Personal Data, including any allegation that there has been a material breach of any Business Associate Agreement (i.e., a “business associate contract” as described under HIPAA at 45 C.F.R. § 164.504(e)) to which the Company or any of its Subsidiaries is a party, the EU General Data Protection Regulation, any data protection agreement (including standard contractual clauses for the transfer of personal data to processors established in third countries under Directive 95/46/EC of the European Parliament and of the Council or any equivalent of successor thereof) to which the Company or any of its Subsidiaries is a party or of any violation by the Company or any of its Subsidiaries of their commitments under the EU-US Privacy Shield (as applicable), and, to the Company’s Knowledge, no such breach or violation has occurred within the applicable statute of limitation for a claim arising out of such a breach or violation. The Company and its Subsidiaries have in place and follows commercially reasonable procedures designed to ensure that all written contracts with Confidential Data Processors require that such Confidential Data Processor Process Data in compliance with the Information Privacy Laws, the Company’s or its Subsidiaries’ Privacy Policy and the Company’s or its Subsidiaries’ obligations under any contract that governs the Processing of any Confidential Data.

(f) Except as set forth on Section 4.13(f) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has experienced any unauthorized access to, disclosure, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) or made or been required to make any disclosure, notification or take any other action under any applicable Information Privacy Laws in connection with any Security Incident, (ii) no Confidential Data Processor has experienced any Security Incident or made or been required to make any disclosure, notification or take any other action under any applicable Information Privacy Laws in connection with any Security Incident with respect to any Personal Data Processed by it for the Company or for any of its Subsidiaries, (iii) to the Company’s Knowledge, no Personal Data Supplier has experienced any Security Incident or made or has been required to make any disclosure, notification or take any other action under any applicable Information Privacy Laws in connection with any Security Incident with respect to any Personal Data provided by it to the Company or to any of its Subsidiaries. The Company and each of its Subsidiaries has made all notifications to Data Subjects, customers or individuals required to be made by the Company or any of its Subsidiaries (as applicable) under any applicable Information Privacy Laws arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Data by any person of which the Company has Knowledge.

(g) No action, audit, assessment, suit, legal proceeding, investigation, administrative enforcement proceeding or arbitration proceeding before any court, administrative body or Governmental Authority has been filed or commenced against the Company, any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, alleging any failure to comply with any Information Privacy Laws, and the Company and each of its Subsidiaries has not incurred any material liabilities under any Information Privacy Laws. To the Company’s Knowledge, no Action has been filed, commenced or threatened against any Personal Data Supplier or Confidential Data Processor with respect to any Personal Data supplied to or Confidential Data Processed for the Company and each of its Subsidiaries.

(h) The Company, its Subsidiaries and its third-party service provider(s), if applicable, have implemented appropriate technical and organizational security measures to protect the confidentiality, integrity and security of the IT Assets (and information stored or contained therein or transmitted thereby) against unauthorized use, access, disclosure, loss, destruction, interruption, modification or corruption.

(i) In the Processing by the Company or any of its Subsidiaries of any Personal Data, each of the Company and its Subsidiaries, its Confidential Data Processors and, to the Company’s Knowledge, its Personal Data Suppliers has materially complied with all applicable Information Privacy Laws and applicable codes of practice in relation to marketing, advertising and profiling activities, as well as the placing of cookies on the Company’s or its Subsidiaries’ websites, including providing any notices an disclosures and obtaining any consents as necessary under applicable Laws.

4.14 Contracts.

(a) Section 4.14 of the Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (each, a “Material Contract” and collectively the “Material Contracts”):

(i) any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $25,000 individually or $75,000 in the aggregate with the same counterparty;

(ii) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(iii) any Contract that expires more than one year after the date of this Agreement (including any Contract that renews automatically unless a party to such Contract gives notice of non-renewal), except for non-disclosure agreements entered into in the ordinary course of business, employment agreements entered into on the Company’s standard form of employee agreement, licenses for Shrink-Wrapped Code and licenses of Open Source;

(iv) any Contract with support obligations that cannot be terminated with ninety (90) days’ notice without penalty;

(v) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, other than Contracts entered in the ordinary course of business the purpose of which is not indemnification and where such indemnification is ancillary to the primary purpose of such Contracts;

(vi) any dealer, distributor, reseller, sales representative, affiliate, joint marketing, strategic alliance, or similar Contract;

(vii) (A) any Contract (other than those required to be disclosed pursuant to Section 4.14(a)(xix) hereof) with any current shareholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any Related Party, or (B) any other Affiliate Agreement;

(viii) any Contract limiting the ability of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise materially limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Intellectual Property, software, components, parts, subassemblies or services;

(ix) all IP Contracts, excluding licenses for only Shrink-Wrapped Code, licenses of Open Source set forth in Section 4.12(r) of the Disclosure Schedule, non-disclosure Contracts entered into the ordinary course of business consistent with past practice, Contracts for the sale, license, support or service of Company Products in the ordinary course of business consistent with past practice pursuant to the Company’s or its Subsidiaries’ standard customer Contract, the form of which has been made available to Buyer;

(x) all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property that are, or were, Company Intellectual Property;

(xi) any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, except for any Contract between the Company or any of its Subsidiaries and any of their respective Employees and Contractors;

(xii) any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xiii) any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of shares, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(xiv) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xv) any hedging, futures or other derivative Contract;

(xvi) any Contract concerning a joint venture, joint development or other similar arrangement with one or more Persons;

(xvii) any (A) Contract, including any stock option plan, stock appreciation rights plan, stock purchase plan or phantom stock plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, and (B) Share Restriction Agreement;

(xviii) any Contract creating any obligation with respect to the payment of any severance, retention, bonus, success, change of control or other similar payment to any Person the payment or acceleration of which is triggered by the Company entering into this Agreement, or the consummation of any of the transactions contemplated hereby or any subsequent transactions or events;

(xix) any Contract for the employment or engagement of any director, officer, employee or consultant of the Company or any of its Subsidiaries or any other type of Contract with any officer, employee, director or consultant of the Company or any of its Subsidiaries that is not immediately terminable by the Company or such Company’s Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Acquisition (other than as expressly contemplated by this Agreement and other than Company Options award agreements);

(xx) any Contract with any labor union or any collective bargaining agreement or similar contract with the Company’s or its Subsidiaries’ employees;

(xxi) any settlement agreement with respect to any Action;

(xxii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;

(xxiii) any lease of personal property or other Contract materially affecting the ownership of, leasing of, or other interest in, any personal property;

(xxiv) any Real Property Lease;

(xxv) any Contract that as a result of the execution of this Agreement by the Company would require the Company or any of its Subsidiaries to provide notice to another Person or take any other action not otherwise required under the terms of such Contract, or would give rise to any additional rights or obligations under such Contract; or

(xxvi) any other Contract that involves $10,000 individually or $25,000 in the aggregate or more and is not cancellable without penalty within thirty (30) days.

(b) True, complete and correct copies of each Material Contract (including all amendments thereto) have been made available to Buyer. Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, enforceable against the Company or one of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company and each of its Subsidiaries is in material compliance with and has not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in material breach, violation or default thereunder.

(c) The Company and each of its Subsidiaries has performed all material obligations required to have been performed by the Company or its Subsidiaries pursuant to each Material Contract.

(d) All outstanding indebtedness for borrowed money of the Company or its Subsidiaries may be prepaid without penalty, premium or other costs of any kind beyond principal and accrued interest.

4.15 Benefit Plans.

(a) For purposes of this Agreement, the term “Company Employee Plan” or “Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, termination, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, scholarship, housing or living allowances, relocation, disability, accident, unemployment, executive compensation, incentive, commission, payroll practices, retention, change in control, and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Company, any of its Subsidiaries, other Person under common control with the Company or any of its Subsidiaries within the meaning of 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) or to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party. Section 4.15(a) of the Disclosure Schedule includes a complete and accurate list of all Plans and Employee Agreements, and the Company has made, if applicable, available to Buyer a complete and accurate copy of each Plan reduced to writing, as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter received from the U.S. Internal Revenue Service (“IRS”), if any. The Company has made available to Buyer complete and accurate copies of all Form 5500 Series annual reports for each applicable Plan, if any, for the prior three (3) years, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any Liability or penalty relating to any Plan.

(b) Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been established, maintained, administered and operated in compliance with, its terms and all applicable Laws. Each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and there are no facts which might adversely affect such qualification.

(c) Neither the Company, its Subsidiaries, nor its ERISA Affiliates maintains, sponsors or contributes to any Plan subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any Liability, including withdrawal Liability, with respect to any such Plan.

(d) The Company and each of its Subsidiaries has made or has accrued all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.

(e) With respect to all Plans and related trusts that are governed by the applicable Unites States laws, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Sections 4975 through 4980 of the Code.

(f) There are no legal proceedings, actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company, its Subsidiaries or any ERISA Affiliate, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan that is governed by the applicable Unites States laws, or any fiduciary or sponsor of such Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(g) Neither the Company nor any of its Subsidiaries has any obligations under any Plan to provide post-retirement or post-employment benefits (including disability, health, and life, or death benefits) to any employee or any former employee of the Company or any of its Subsidiaries other than as required by COBRA or applicable state Law.

(h) With respect to each Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted on the financial statements of the Company.

(i) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation, golden parachute, bonus or any other payment, except as expressly provided in this Agreement or applicable Law, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) accelerate the time of payment or vesting (other than as required under Section 411(d)(2) of the Code), or increase the amount of compensation due any such employee or officer or (iv) result in forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person. Section 4.15(i) of the Disclosure Schedule contains a complete and accurate list of all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

(j) Each Plan maintained or contributed to by the Company or any of its Subsidiaries under the Law or applicable custom or rule of the relevant jurisdiction outside of the United States and each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries, whether formally or informally, or with respect to which the Company or any of its Subsidiaries shall or may have any liability, for the benefit of Employees who perform services outside the United States (each such plan, including the Israeli Benefit Plan, a “Foreign Plan”) is listed in Section 4.15(j) of the Disclosure Schedule. With respect to each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the Law of each jurisdiction in which such Foreign Plan is maintained, to the extent that such Laws are applicable to such Foreign Plan, (ii) all contributions to, and payments from, such Foreign Plan, which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be required to be made, are reflected as an accrued liability on the Balance Sheet, (iii) the Company, any of its Subsidiaries and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Law of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Law, if required, (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material Liability with respect to such Foreign Plan, and (vii) except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). Each Plan under Section 102 of the Israel Tax Ordinance has been approved by the Israel Tax Authority or deemed approved by, passage of time without objection by the Israel Tax Authority.

(k) The Company has made available to Buyer complete and accurate copies of all election statements under Section 83(b) of the Code that are in the Company’s or any of its Subsidiaries’ possession or subject to its or its Subsidiaries’ control with respect to any unvested securities or other property issued by the Company or any of its Subsidiaries to any of its employees, non-employee directors, consultants and other service providers. Each holder of any Unvested Company Shares that is subject to U.S. federal income tax has timely filed an election statement under Section 83(b) of the Code.

(l) The Company and each of its Subsidiaries has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under the Law, agreement or otherwise.

(m) Except as set forth in Section 4.15(m) of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable legal requirements and contracts relating to employees, employment, employment practices, wages (including overtime payments), terms and conditions of employment, bonuses, pension benefits, discrimination in employment, fair employment practices, equal employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, and The Employment by Human Resource Contractors Law, 1996, and is not engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries has engaged any employee or Contractor whose engagement would require special licenses, visas or permits. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries is, and at all times has been, in compliance in all respects with all applicable Laws relating to termination of employment of any employees (including, as applicable, by conducting a “hearing process” compliant with and as required under applicable Laws). The Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to employees, and is not liable for any arrears of wages, compensation, contribution to funds, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Subsidiaries has paid in full to all employees and Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business).

(n) Except as set forth in Section 4.15(n) of the Disclosure Schedule, each Person who performs or renders, or has performed or rendered, services to or for the Company or its Subsidiaries has been, and is, properly classified by the Company and any of its Subsidiaries as an employee, contractor or consultant. Neither the Company nor any of its Subsidiaries is applying the Israeli labor laws to any of its consultants and/or independent contractors, and is not required to do so.

4.16 Personnel.

(a) There are no material unwritten policies or customs that, by extension, could entitle employees or independent contractors of the Company or any of its Subsidiaries to material benefits in addition to those to which they are entitled pursuant to their personal agreement and/or applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). Neither the Company nor any of its Subsidiaries has any obligations under COBRA (or similar Law) with respect to any former U.S. employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Government Authority. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees or other service providers, which controversies have or have threatened to result in an action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(b) All Employees and current or former Contractors of the Company and any of its Subsidiary, who have to any extent contributed to the development of Company Intellectual Property, signed employment or services agreements (as applicable) and agreements concerning Intellectual Property, confidentiality and non-competition, and no Employee or current or former Contractor who have to any extent contributed to the development of Company Intellectual Property, in Israel is or was engaged without a written contract. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 5723 1963 are fully funded in accordance with Section 14 under the Severance Pay Law 5723-1963 (“Section 14 Arrangement”) and it is and was implemented properly, from the commencement date of each of such Israeli Employee’s employment and on the basis of such employee’s entire salary. Upon the termination of employment of any Israeli Employees, neither the Company nor any of its Subsidiaries will have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with Section 14. Except for the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or Contractor, other than obligations (i) for which the Company has established a reserve for such amount on the Balance Sheet and (ii) pursuant to Contracts entered into after the date of the Balance Sheet and disclosed on Section 4.16(b) of the Disclosure Schedule. Except as set forth in Section 4.16(b)(i) of the Disclosure Schedule, employees of the Company or any of its Subsidiaries are not entitled to (whether by virtue of any Law, Contract or otherwise) (1) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Section 4.16(b)(ii) of the Disclosure Schedule, none of the Company nor any of its Subsidiaries made any promises or commitments to any of its employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Section 4.16(b)(iii) of the Disclosure Schedule sets forth a complete and accurate list of all persons who have accepted an offer of employment made by the Company or any of its Subsidiaries but whose employment has not yet started and any Company or any of its Subsidiaries key employee who was given or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Employee of the Company or its Subsidiaries or Contractor, and no such collective bargaining agreement or other union

Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Employee or other service provider of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current activities or proceedings of any labor union to organize the Employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any works council, trade union or other labor union or other labor relations entity) to any payments under any labor agreement or require the Company, any of its Subsidiaries or any Company Shareholder to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the Knowledge of the Company, threatened. Company has made available to Buyer (i) all material correspondence between the Company or any of its Subsidiaries and any Governmental Authority relating to any Employee or their employment with the Company or any of its Subsidiaries, and (ii) any rulings issued by a Governmental Authority to the Company or any of its Subsidiaries with respect to each of the Employees or their employment with the Company or any of its Subsidiaries. Section 4.16(c) of the Disclosure Schedule sets forth a true and complete list of all current employees of the Company and any of its Subsidiaries, and includes such employees’ name, position, work location, citizenship, actual scope of employment (e.g., full- or part-time), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other material compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (whether now or in the future) to each of the employees and including but not limited to the following entitlements: 2018 target bonus, commissions (including calculation method and amounts received in 2017), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement or car allowance or maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14 Arrangement (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his or her employment or otherwise and whether the Section 14 Arrangement applies on the basis of his or her entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than as listed in Section 4.16(c) of the Disclosure Schedule, there are no other employees employed or expected to be employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no employees or current or former Contractors are or have been in violation of any term of any employment, consulting or service contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee, consultant or service provider to be employed or engaged by the Company or its Subsidiaries. The Company has made available to Parent a complete and accurate list of the names, positions and rates of compensation of all current officers, directors, and employees of the Company and each of its Subsidiaries, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), status as exempt/non-exempt and fringe benefits for the current fiscal year.

(d) Section 4.16(d) of the Disclosure Schedule sets forth a complete and accurate list of all of the Company’s and its Subsidiaries’ Contractors, as applicable, and for each: the name, engaging entity, location of services, the initial date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided, the specific entity for which they provide services, and the effective date of any such termination. Except as set forth on Section 4.16(d) of the Disclosure Schedule, all such Contractors can be terminated on notice of thirty (30) days or less to the Contractor. All current or former Contractors have received all their rights to which they are and were entitled to according to any applicable Law or Contract. Neither the Company nor any of its Subsidiaries engages any personnel through manpower agencies. The Company’s engagements with Contractors to which the Israeli Law for Strengthening the Enforcement of Labor Laws 5771- 2011 applies are in full compliance with such law.

(e) The Company and each of its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), the Israeli Advance Notice for Dismissal and Resignation Law, 5761-2001, or any similar state or local Law. Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign Law or regulation. Neither the Company nor any of its Subsidiaries has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act.

(f) Solely with respect to employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 4.16 on Israeli Employees as well, neither the Company nor any of its Subsidiaries is or has ever been a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any Contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Laws, or pursuant to extension orders generally applicable to all employers in Israel. Neither the Company nor any of its Subsidiaries recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees and, to the Knowledge of the Company, there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. Neither the Company nor any of its Subsidiaries is or has ever been a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company or any of its Subsidiaries. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Israeli Employees. Neither the Company nor any of its Subsidiaries is engaged, and has ever been engaged, in any unfair labor practice of any nature. Neither the Company nor any of its Subsidiaries has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Israeli Employees. The Company has no Knowledge of any union organizing activity or any similar activity or dispute now or in the future. The Company and each of its Subsidiaries does not have and is not subject to, and no Israeli Employee of the Company or any of its Subsidiaries benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel and in the Company’s field of business. All of the Israeli Employees are subject to the termination notice provisions included in employment Contracts or applicable Laws, and except as set forth in Section 4.16(f) of the Disclosure Schedule, there is no contract between the Company or any of its Subsidiaries and any of its Israeli Employees or directors that cannot be terminated by the Company or one of its Subsidiaries upon one month notice without giving rise to a claim for damages or compensation (except for statutory severance pay and the redemption of lawfully accrued entitlements). Without limiting the generality of the foregoing, the Company’s and its Subsidiaries’ liability towards its Israeli Employees regarding severance pay, accrued vacation and contributions to all Company Benefit Plans are fully funded or if not required by any source to be funded are accrued in the applicable Financial Statements. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful employment termination or compensation on termination of employment (beyond the statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); all amounts that the Company or any of its Subsidiaries is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israel Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and neither the Company nor any of its Subsidiaries have any materially outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or any current or former employee of the Company or any of its Subsidiaries (based on conduct relating to their employment by the Company or any of its Subsidiaries) charges or claims before any Governmental Authority for any unlawful employment practices.

4.17 Insurance. Section 4.17 of the Disclosure Schedule (a) lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and its Subsidiaries. No claim under any such policy has been made as to which coverage has been questioned, denied or disputed in writing by the underwriter of such policy. There is no claim pending or open under any such policy. All premiums due and payable under all such policies have been paid (except such premium payments as are due and payable periodically on future dates in accordance with the terms of any applicable policy), neither the Company nor its Subsidiaries is liable for retroactive premiums or similar payments, and the Company and each of its Subsidiaries is otherwise in material compliance with the terms of such policies. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject, in the case of enforceability, applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.18 Litigation. There is no (a) Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the officers, managers, or directors of the Company or any of its Subsidiaries (in their capacity as such), any of the assets or properties of the Company or any of its Subsidiaries, or the Acquisition or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or Permit) or (c) to the Knowledge of the Company, Actions pending or threatened against any Related Party (in their capacities as such) in connection with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company or any of its Subsidiaries. There is no Action by the Company or any of its Subsidiaries pending or contemplated against any other Person.

4.19 Permits; Compliance with Laws; Export Control and Trade Practices.

(a) All Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in their respective assets or properties, or (ii) which are required for the operation of the business of the Company or any of its Subsidiaries or the holding of any such interest, has been issued or granted to the Company or such Company’s Subsidiary, and all such Permits are in full force and effect and materially constitute all Permits required to permit the Company or such Company’s Subsidiary to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with, and has complied in all material respects with, and as of the date of this Agreement has not received any written notices of violation with respect to, any Law. To the Knowledge of the Company, there are no facts or circumstances that could form the basis for any such violation.

(c) The Company and each of its Subsidiaries has at all times conducted its export and import transactions in accordance, in all material respects, with all, and is not in material violation of any, applicable Export and Import Control Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Person alleging that the Company or any of its Subsidiaries is not in compliance with, or has otherwise violated, any Export and Import Control Laws. The Company and its Subsidiaries have obtained and complied in all material respects with all licenses, agreements, authorizations license exceptions or exemptions required for the Company’s or any of its Subsidiaries’ exports of technology or provision of services. Without limiting the foregoing:

(i) the Company and each of its Subsidiaries has obtained and is in compliance, in all material respects, with the terms of all applicable Export and Import Approvals, including all licensing requirements and all applicable registration, disclosure and reporting requirements under applicable Export and Import Control Laws;

(ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiary with respect to such Export and Import Approvals, or otherwise related to Export and Import Control Laws;

(iii) Section 4.19(c)(iii) of the Disclosure Schedule sets forth a complete and accurate list of all export control classifications and all Permits obtained by the Company or any of its Subsidiaries under or in connection with any Export and Import Control Laws;

(iv) Set forth on Section 4.19(c)(iv) is a true, correct and complete list of all licenses and other authorizations maintained or relied upon by the Company or any of its Subsidiaries under the Export and Import Control Laws; and

(v) Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export and Import Control Laws, or failed to make any mandatory report or disclosure to any Governmental Authority pursuant to Export and Import Control Laws.

(d) Neither the Company nor any of its Subsidiaries (nor any of their respective officers or directors, or, to the Knowledge of the Company, employees, agents, distributors, or other Person acting on their behalf (in their capacity as such)) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taking any action that would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws.

(e) The Company and its Subsidiaries do not meet the criteria set forth in: (i) Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988; or (ii) Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and assuming that (A) Buyer and its Subsidiaries do not meet the criteria set forth in Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988, or Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and (B) the Acquisition and the other transactions contemplated by this Agreement are not subject to the criteria set forth in Section 17 of the Israeli Restrictive Trade Practices Law, 1988, by virtue of the market share of Buyer, the Acquisition does not require a pre-merger filing with the Israeli Commissioner of Restrictive Trade Practices and no waiting period or, with respect to the Company or any of its Subsidiaries, any other action or Permit is required under the Israeli Restrictive Trade Practices Law, 1988. No Company Shareholder or other person meets the definition of “ultimate parent entity” (as defined in the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”)) of the Company. The total annual net sales (as defined in the HSR Act) of the Company together with the total annual net sales of all entities (if any) which the Company controls (as defined in the HSR Act), as stated on the last regularly prepared annual statement of income and expense of the Company, are less than $16,900,000. The total assets (as defined in the HSR Act) of the Company, together with the total assets of all entities (if any) which the Company controls (as defined in the HSR Act) are currently, and were as of the date of the last regularly prepared balance sheet of the Company, are less than $16,900,000. The aggregate revenue (calculated in accordance with GAAP) generated by the Company and its Subsidiaries during the twelve (12) month period ended December 31, 2017 from customers and clients located in the State of Israel, Singapore, the United Kingdom and the United States does not exceed $2,142,000. The Company’s and its Subsidiaries’ market share in any product or service category is below (i) 50% in the State of Israel, (ii) 40% in Singapore, and (iii) 25% in the United Kingdom.

(f) The Company and each of its Subsidiaries is, and at all times since inception has been, in compliance in all material respects with, and has not engaged in any conduct sanctionable under, all applicable Sanctions and Export and Import Control Laws, and there are not now, nor have there been, since inception, any formal or informal actions, proceedings, allegations, or inquiries pending, expected or, to the Company’s Knowledge, threatened against the Company, or any officer or director of the Company concerning violations or potential violations of, or conduct sanctionable under, any Sanctions or Export and Import Control Laws.

(g) None of the Company, its Subsidiaries or any member of their respective boards of directors or officers is a Sanctioned Person. Neither the Company nor any of its Subsidiaries has, directly or indirectly, engaged in any transactions or dealings, or made or maintained any investments, with or involving any Sanctioned Person or Sanctioned Country.

(h) There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiary related to Export and Import Control Laws or Sanctions.

(i) Neither the Company nor any of its Subsidiaries operates in any Sanctioned Country.

4.20 Environmental Matters. The Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice of any noncompliance of its past or present operations with Environmental Laws. No notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (a) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (b) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (c) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (d) exposed any employee or other individual to any Hazardous Substances so as to give rise to any liability or corrective or remedial obligation under any Environmental Law. Except in compliance with Environmental Laws and in a manner that would not subject the Company or any of its Subsidiaries to material liability, to the Knowledge of the Company, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries has at any time ever owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries have, nor are they required to have, any Permit, for their Hazardous Substance Activities. To the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance Activities of the Company, any of its Subsidiaries or any other Person. Section 4.20 of the Disclosure Schedule sets forth all material environmental records, reports, notifications, permits, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company, any of its Subsidiaries or any of its representatives or advisors.

4.21 Banking Relationships. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement, the account balances as of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. On or prior to the Closing Date, the Company will have provided Buyer with the account numbers. Except as set forth in Section 4.21 of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

4.22 Books and Records. The Company has made available to Buyer, complete and correct copies of (a) all documents that have been requested by or on behalf of Buyer (other than any such document that does not exist or is not in the Company’s or its Subsidiaries’ possession or subject to any of their control), (b) all applicable documents identified on the Disclosure Schedule, (b) the minute books containing records of all material proceedings, consents, actions and meetings of the Board of Directors of the Company and its Subsidiaries, committees thereof and shareholders of the Company and each of its Subsidiaries, (d) the Company’s share register, reflecting all share or stock issuances and transfers and all share or stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and

(e) Permits, orders and consents issued by any Governmental Authority with respect to the Company and each of its Subsidiaries, or any securities of the Company or any of its Subsidiaries, and all applications for such Permits, orders and consents. The minute books of the Company and each of its Subsidiaries made available to Buyer contain a material complete and accurate summary of all meetings of directors and shareholders or materially reflects actions by written consent since the time of incorporation of the Company or the respective Company’s Subsidiary through the date of this Agreement. The books, records and accounts of the Company and each of its Subsidiaries (i) are complete and accurate in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the Company and each of its Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements.

4.23 Certain Relationships and Related Transactions.

(a) Except as set forth in Section 4.23(a) of the Disclosure Schedule, to the Knowledge of the Company, none of the officers or directors of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries or none of the Company Securityholders, nor any immediate family member of an officer, director, employee of the Company or any of its Subsidiaries or Company Securityholder, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded).

(b) Except as set forth in Section 4.23(b) of the Disclosure Schedule, no officers, directors, employees of the Company or its Subsidiaries or any Company Securityholder or immediate family members is a party to or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties may be bound or affected, other than normal ordinary course employment, compensation and benefit arrangements for services as an officer, director or employee of the Company or any of its Subsidiaries, including Contracts relating to the grant of Company Options or issuance of Company Shares to such Persons (each such Contract, business arrangement, commitment or transaction, an “Affiliate Agreement”).

(c) All Affiliate Agreements (other than those expressly scheduled on Section 4.23(c) of the Disclosure Schedule) have been terminated without any payment by or Liability to Buyer or the Company or any of their respective Affiliates from and after the Calculation Time.

4.24 Brokers and Finders. All negotiations relating to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company, its Subsidiaries or any of its affiliates in such manner as to give rise to any claim against the Company or Buyer or any of their Subsidiaries for any investment banker, brokerage or finder’s commission, fee or similar compensation. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, from the Company or any of its Subsidiaries, in connection with the transactions contemplated by this Agreement.

4.25 Disclosures. Neither this Agreement (including all the exhibits and schedules hereto) contains to the Company’s Knowledge, any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY SHAREHOLDERS

Each of the Company Shareholders, severally and not jointly, hereby represents and warrants to Buyer with respect to itself only (and not anyone else) as follows:

5.1 Organization and Good Standing. If such Company Shareholder is not an individual, (a) such Company Shareholder is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or organization, and (b) without limiting from any other representations or warranties contained in Article 4 or this Article 5, is not in violation of its Organizational Documents to the extent related to or affecting this Agreement or the transactions contemplated hereby (including the consummation thereof).

5.2 Authority and Enforceability.

(a) Such Company Shareholder has all necessary power and authority (or if individual, capacity) to execute and deliver this Agreement, the Related Agreements to which it is a party and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and to perform his, her or its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. If applicable, the execution, delivery and performance by such Company Shareholder of this Agreement, the Related Agreements to which it is a party and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation by such Company Shareholder of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Company Shareholder.

(b) Each of this Agreement, the Related Agreements to which it is a party and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto has been (or will be) duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery by Buyer, constitutes (or will constitute) a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

5.3 Governmental Filings and Consents. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required on the part of such Company Shareholder in connection with the execution and delivery of this Agreement or the Related Agreements to which it is a party or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

5.4 No Conflicts. The execution and delivery of this Agreement, the Related Agreements to which it is a party and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements to which it is a party and each certificate or other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) if not an individual, conflict with or violate the Organizational Documents of such Company Shareholder, or (b) violate any Law applicable to such Company Shareholder or any of his, her or its properties or assets.

5.5 Title to Securities. Such Company Shareholder owns beneficially (as “beneficial ownership” is defined under Rule 13d-3 of the Securities Exchange Act of 1934) and of record, and has good and valid title to, the Company Shares set forth opposite his, her or its name on Exhibit A, to be purchased by Buyer from such Company Shareholder in the Acquisition and has all requisite power and authority to own, lease and operate properties and carry on its business and the certificates (if any) representing such securities, free and clear of any Encumbrances and, in the case of any Company Shareholder that is a trust, any claims under such trust by any beneficiary thereunder or any other Person. Such Company Shareholder does not own, and does not have the right to acquire, directly or indirectly, any other shares of Company Securities, except as set forth in Exhibit A. Such Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Company Shareholder to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Such Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries, except as set forth in Section 5.5 of the Disclosure Schedule. Upon and at the Closing, good and valid title to such Company Securities will pass to Buyer, free and clear of any Encumbrances, and such Company Securities are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Company Securities that will not be waived and extinguished as of the Closing.

5.6 Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Shareholder.

5.7 Litigation. There is no Action pending or, to the knowledge of such Company Shareholder, threatened against such Company Shareholder or to which such Company Shareholder is otherwise a party relating to this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

5.8 Solvency. Such Company Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Company Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Acquisition and the other transactions contemplated hereby shall not constitute a fraudulent transfer by such Company Shareholder under applicable bankruptcy and other similar Laws relating to bankruptcy and insolvency of such Company Shareholder.

5.9 Tax Withholding Information. Any and all information provided to Buyer by or on behalf of such Company Shareholder for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Company Shareholder pursuant to this Agreement under applicable Law is true, correct and complete.

5.10 Full Disclosure. Such Company Shareholder has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and familiarized itself, himself or herself with the terms and conditions contained herein. Such Company Shareholder understands and acknowledges that Buyer is entering into this Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Company Shareholder’s indemnification obligations hereunder.

5.11 Allocation of Consideration. Each Company Shareholder expressly agrees to its portion of the allocation of the Total Consideration provided for herein (including as indicated in the Payment Spreadsheet), including any post-closing adjustments contemplated by this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

BY BUYER

The Buyer hereby represents and warrants to the Company and the Indemnifying Parties as follows:

6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation. Buyer is not in violation of any of the provisions of its Organization Documents, except as would not have a material adverse effect on the ability Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

6.2 Authority and Enforceability.

(a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement, the Related Agreements to which Buyer is a party and each certificate and other instrument required to be executed and delivered by it pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, the Related Agreements to which it is a party and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. The Board of Directors (or the appropriate committee thereof) of Buyer (i) have determined that this Agreement, the Acquisition and the other transactions contemplated hereby are desirable and in the best interests of Buyer and its shareholders and (ii) have approved this Agreement, the Related Agreements to which it is a party, the Acquisition and the other transactions contemplated hereby. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Agreements to which it is a party or any certificate or other instrument required to be executed and delivered by Buyer pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. None of such actions have been amended, rescinded or modified.

(b) Each of this Agreement, the Related Agreements to which Buyer is a party and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been (or will be prior to or at the Closing) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, the Company Shareholders and the Representative, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

6.3 Governmental Filings and Consents. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

6.4 No Conflicts. The execution and delivery of this Agreement, the Related Agreements to which Buyer is a party and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements to which Buyer is a party and each certificate or other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) conflict with or violate the Organizational Documents of Buyer or (b) violate any Law applicable to Buyer.

6.5 Investment Experience; Acknowledgment of Receipt of Information. Subject to and without limiting any of the Company’s or the Company Shareholders’ representations, warranties, covenants or agreements contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, (a) Buyer has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transaction contemplated herein, (b) without derogating from any of the above, Buyer is able to fend for itself and can bear the economic risk of this transaction, (c) Buyer has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and related matters, with certain key officers of the Company and its Subsidiaries regarding the transactions contemplated hereunder, and (d) Buyer hereby acknowledges and agrees that other than the representations and warranties set forth in Article 4 and Article 5, and in any certificate delivered pursuant to this Agreement or in connection therewith, none of the Company, Company Shareholders or any of their representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the business of the Company or any Subsidiary thereof nor with respect to the Company Shares.

6.6 Funds. On the Closing Date, Buyer will have sufficient funds to pay the Total Consideration payable in respect of the Company Securities in the Acquisition pursuant to this Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Tax Ruling. Following the date of this Agreement, the Company shall continue its discussions and negotiations with the Israel Tax Authority in order to obtain the final ruling that will provide, among other things (A) that the treatment of Company 102 Options subject to the provisions of Section 102(b)(2) of the Israel Tax Ordinance that are Vested Company Options as contemplated by Section 2.2 and the delivery to the 102 Trustee, with respect to Company 102 Shares held by the 102 Trustee, of consideration as described in Section 2.2, in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance, provided that the applicable consideration paid to holders of (i) Company 102 Options or (ii) Company 102 Shares is deposited for the duration of the 102 Trust Period with the 102 Trustee and that such consideration shall be considered under Section 102 of the Israel Tax Ordinance to be income subject to the “capital gains route”; (B) Buyer and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to Company 102 Shares subject to Section 102(b)(2) of the Israel Tax Ordinance or Company 3(i) Options subject to Section 3(i) of the Israel Tax Ordinance; and (C) that the Escrow Fund and Representative Expense Fund distributions in respect of Company 102 Securities subject to Section 102(b)(2) and Company 3(i) Options subject to Section 3(i) of the Israel Tax Ordinance shall not be subject to Israeli Tax until actually received by the applicable Securityholder (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli 102 Tax Ruling”). The Company has obtained the Interim Options Tax Ruling. The parties will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all reasonable and customary things necessary, proper or advisable to obtain the Israeli 102 Tax Ruling as promptly as practicable. For the avoidance of doubt, the language in and provisions of the Israeli 102 Tax Ruling shall be subject to the prior written approval of Buyer or its counsel and such approval shall not be unreasonably withheld, conditioned or delayed. Should Buyer’s counsel not attend any meeting or discussion with the Israel Tax Authority, the counsel of Company shall provide Buyer and its counsel with an update of such meeting or discussion within five (5) Business Days of such meeting or discussion.

7.2 Confidentiality.

(a) The parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Non-Disclosure Agreement, dated as of December 19, 2016, by and between the Company and Buyer, as amended from time to time (the “Non-Disclosure Agreement”).

(b) Unless otherwise required by applicable Law, the Company Securityholders, the Company Representatives and the Representative (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Buyer, this Agreement, the Related Agreements, and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement, except that the Company Shareholders may disclose information to (i) their respective partners, members, shareholders, directors, officers, employees, representatives, advisors and other affiliates who have a need to know such information for purposes of the Company Shareholder to evaluate, negotiate, perform and satisfy its obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 7.2(b) (and enter into a written agreement providing for same for the benefit of Buyer), or (B) are bound by obligations of confidentiality to the Company Shareholder of at least as high a standard as those imposed on the Company Shareholder under this Section 7.2(b), and (ii) their partners, members, shareholders and other affiliates, if and to the extent that such information is required to be disclosed to such partners members, shareholders and other affiliates, pursuant to the terms of the relevant Company Shareholder’s partnership agreement as in effect on the date hereof and, in any case, any disclosures that are not permitted by this Section 7.2(b) made by such partners, members, shareholders, advisors and other affiliates shall be deemed to be a breach of this Section 7.2(b) by such Company Shareholder. The Representative shall hold in confidence all non-public information regarding Buyer, the Company, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, following the Closing, the Representative shall be permitted to disclose information as required by applicable Law or to employees, directors, officers, shareholders, affiliates, advisors or consultants of the Representative and the Indemnifying Parties, in each case who have a need to know such information in order for the Representative to evaluate, negotiate, perform and satisfy its obligations under this Agreement, the Paying Agent Agreement and the Escrow Agreement or to Company Securityholders who are subject to the confidentiality obligations under this Section 7.2(b), provided that such persons (except for the Indemnifying Parties who are otherwise bound hereby) either (x) agree to observe the terms of this Section 7.2(b) (and enter into a written agreement providing for same for the benefit of Buyer), or (y) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on the Representative under this Section 7.2(b). Any disclosures that are not permitted by this Section 7.2(b) made by such employees, advisors, consultants shall be deemed to be a breach of this Section 7.2(b) by the Representative.

7.3 Public Announcements. Neither the Company nor any of the Company Shareholders will (nor will any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with Company Securityholders and third parties to obtain the consents and approvals required under this Agreement and applicable Law) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of Buyer. Following Closing and public announcement of the Acquisition, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Acquisition as long as such announcement does not disclose any of the other terms of the Acquisition or the other transactions contemplated herein and that is consistent (including with respect to the extent of disclosure) with a public announcement previously made by Buyer.

7.4 Payment Spreadsheet.

(a) Attached to this Agreement as Exhibit K is a payment spreadsheet (the “Payment Spreadsheet”) setting forth the following information:

(i) The distribution to the Company Securityholders of the Closing Payment Fund and any amounts to be released to the Company Securityholders from the Escrow Fund or the Representative Expense Fund (if any), including each such Company Securityholder’s Pro Rata Share;

(ii) With respect to each Company Shareholder, (A) such Person’s address (if and as reflected in the Company’s records) and, if available to the Company, social security number, identification card number or tax identification number, as applicable, (B) the number, class and series of Company Shares held by such Person, (C) the respective certificate number(s) representing such shares, (D) the respective date(s) of acquisition of such Company Shares, (E) to the Knowledge of the Company, whether such Company Shareholder filed an election under Section 83(b) of the Code (H) the identification of any shares that were purchased upon exercise of share options that were exercised within 12 months prior to the Closing; and

(iii) With respect to each holder of a Company Option, (A) such Person’s address (if and as reflected in the Company’s records) and, if available to the Company, social security number, identification card number or tax identification number, as applicable, (B) the number of Company Shares underlying each Company Option held by such Person, (C) the respective exercise price per share of such Company Option, (D) the respective grant date(s) of such Company Option, (E) the respective vesting arrangement(s) with respect to any Unvested Company Options, (F) whether the holder of such Company Option is a Continuing Employee, (G) whether such Company Option is an incentive stock option or a non-qualified stock option (as applicable), and (H) with respect to any Option held by an Israeli employee, officer, director or consultant of the Company, a description of whether such Option was granted under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to the Company 102 Options whether an election was made to treat such Option under the capital gain route or ordinary income route,; and

(iv) With respect to each Company Warrantholder, (A) such Person’s address (if and as reflected in the Company’s records) and, if available to the Company, social security number, identification card number or tax identification number, as applicable, (B) the number of Company Shares underlying each Company Warrant held by such Person, and (C) the respective exercise price per share of such Company Warrant, (D) the respective grant date(s) of such Company Warrant.

(b) Each of the Company and the Contributing Securityholders acknowledges and agrees that the Paying Agent, Escrow Agent, Buyer and its agents shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.

(c) The disclosures in the Payment Spreadsheet shall be deemed to be representations and warranties of the Company to Buyer hereunder made as of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer and, following the Closing, the Company, shall have no Liability to any Company Securityholder or any other Person in the event there are any inaccuracies contained in the Payment Spreadsheet.

(d) As among the Company Securityholders only (and without limiting or modifying any of the Company’s or the Company Shareholders’ representations, warranties, covenants or agreements contained in this Agreement or any of Buyer’s rights (or otherwise imposing any obligation on Buyer not otherwise expressly stated in this Agreement), for the avoidance of doubt, for the sole purpose of determining the per Company Share consideration, as reflected in the Payment Spreadsheet, the aggregate exercise prices of all Company Vested Options is included and reflected in the allocation of the “Total Consideration” among the Company Securityholders, provided that such amount shall not be paid by Buyer.

7.5 Fees and Expenses. Except as otherwise provided herein, Buyer, on the one hand, and the Company, on the other, shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of any applicable letter of intent, this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. To the extent that the Buyer, the Company or any of their Affiliates (in such Person’s sole discretion), apply for a Tax refund or a Tax ruling relating to VAT with respect to any portion of Transaction Expenses (“Transaction VAT”), then, following the actual receipt of any portion of such Transaction VAT by the Company or Buyer (or any of their Affiliates) from the Israeli VAT Authority (“IVA”), the Buyer shall deposit or cause the deposit with the Paying Agent of an amount in $US (based on the NIS-$US representative rate as published by Bank of Israel on the day immediately preceding the day of deposit) equal to 50% of the actual refund received by the Company within thirty (30) days following the receipt of such refund, for distribution to the Company Securityholders by the Paying Agent based on their respective Pro Rata Share and subject to applicable withholding tax.

7.6 Shareholder Release.

(a) Effective as of the Closing, each of the Company Shareholders, severally and not jointly with the other Company Shareholders, on its own behalf and on behalf of its affiliates and their respective heirs, estate, executors, administrators, successors and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably releases and waives any actions, losses, judgments, claims or demands whatsoever that any Releasor has or may in the future have, regardless of the law or legal theory under which the foregoing may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, against any of the Company, any Subsidiary of the Company or any of their respective equityholders, or any Company representatives (collectively, the “Releasees”), solely in such Company Shareholder’s capacity as a past, putative or current equityholder of the Company (or otherwise in connection with the past or current ownership of Equity Securities of the Company), in each case (including future claims) arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing on or prior to the Closing. Each of the Company Shareholders represents and warrants, on behalf of the Releasors, that (x) no Releasor has assigned any of the matters released by this Section 7.6(a) to any other Person on or prior to the date hereof, and will not assign any such claim, and (y) irrevocably covenants to refrain from (and to cause the Releasors to refrain from), directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any action of any kind against the Releasees based upon any matter released pursuant to this Section 7.6(a). Notwithstanding anything in this Section 7.6(a), the foregoing releases and covenants contained in this Section 7.6(a) shall not apply to any claims that relates to (i) any rights pursuant to this Agreement (including, for the avoidance of doubt, with respect to any breach by Buyer of its representations or warranties contained in Article 6) or the Related Agreements, (ii) any rights to continuing indemnification under (A) the Company Organizational Documents as in effect as of immediately prior to the Closing and under applicable Law, (B) any indemnification agreement to which Releasor and the Company are parties that are listed on Section 7.6(a) of the Disclosure Schedule, or (C) any applicable policy of directors’ and officers’ insurance maintained by the Company as of the Calculation Time, including for the avoidance of doubt any tail policy purchased by the Company prior to the Calculation Time, (iii) to the extent the Releasors is an employee, officer, advisor, consultant and/or director of the Company, any entitlement relating directly to his or her capacity as an employee of the Company or a Subsidiary of the Company, including any employment payment, salary, bonuses, accrued vacation, any other employee compensation and/or benefits earned or accrued by or for the benefit of any such Releasor and in accordance with the terms of a written agreement with the Company which has been made available to Buyer prior to the date of this Agreement, including any amounts set forth in this Agreement to be paid to such Releasor, and any reimbursement of expenses incurred by any such Releasor in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, in each case of this clause (iii), to the extent accrued prior to the Closing, and (iv) under any express written Contract with the Company, to the extent such Contract was listed in the Disclosure Schedules and does constitute a breach of any of the representations or warranties set forth in Article 4 or Article 5, and (vii) of any matter or event resulting from fraud by Buyer.

(b) Each Company Shareholder, by execution of this Agreement, confirms, acknowledges, represents and warrants, severally and not jointly with respect to itself, that he, she or it: (A) (i) is the holder of the number of Company Shares and/or Company Options set forth opposite such Person’s name on the Payment Spreadsheet; (ii) other than the number and class of Company Shares and/or Company Options set opposite such Person’s name on the Payment Spreadsheet, is not entitled to any additional Company Shares or Company Options or any other form of Equity Securities, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company; (iii) waives, effective as of the Closing, any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the Closing or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights); and (iv) effective as of the Closing, fully, finally, irrevocably and forever waives any right to convert any of its Company Shares into any other class or series of Company Shares presently and through the Closing; (B) (i) examined the Payment Spreadsheet and is entitled with respect to his, her or its Company Shares, only to the distribution set forth opposite such Person’s name on the Payment Spreadsheet (subject to any changes and adjustments contemplated in this Agreement); and (ii) effective as of and subject to the Closing, waives any right to receive consideration other than as set forth opposite such Person’s name on the Payment Spreadsheet, any right to make a claim or demand related to the method of determination or calculation of any of the values or allocations pursuant to this Agreement, any preferential or other amount resulting from his, her or its investment in the Company or the purchase of Company Shares (e.g., in the form of indemnification), the conversion of Company Shares and any other rights of any nature under the Company Organizational Documents or any shareholders agreement, which such Company Shareholder and/or his, her or its heirs, successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Company Shareholder opposite such Person’s name on the Payment Spreadsheet); (C) effective as of the Closing, hereby terminates and waives any rights, powers and privileges such Company Shareholder has or may have pursuant to any “Shareholders Agreement” which was in effect prior to the Closing Date (which for purposes of this Agreement will be defined as any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Company Shareholder with respect to the Company) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement or convertible loan agreement to which such Company Shareholder is party and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force, and except as required under the terms of this Agreement or as necessary to consummate the Acquisition, agrees not to sell, transfer, assign or convert any of its Company Shares and/or Company Options, or subject such Company Shares and/or Company Options to any Encumbrances; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

7.7 Tax Matters.

(a) Tax Returns Filed On or After the Closing Date. Buyer will cause to be prepared and timely filed all Tax Returns of the Company or any of its Subsidiaries required to be filed on or after the Closing Date. With respect to any such income Tax Return for any Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Return”), if such Pre-Closing Tax Return reflects Taxes for which Buyer will seek indemnification pursuant to Article 9, then not later than thirty five (35) days prior to the due date for the filing of such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide the Representative with a copy of any such Pre-Closing Tax Return that reflects only operations and Taxes relating to the Company or any of its Subsidiaries, or a pro forma Tax Return reflecting only such operations and Taxes. Buyer shall consider in good faith any written comments provided by the Representative in connection with such Tax Returns. Without limiting the foregoing, the Contributing Securityholders shall bear and pay all costs and expenses in connection with the preparation and filing of any Tax Return for any Pre-Closing Tax Period (including any Straddle Period) (“Pre-Closing Return Costs”).

(b) Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, gross receipts, excise, recording, conveyance, stamp, registration, capital gain or other similar Taxes or fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with this Agreement shall be paid by the Company Shareholders when due, and Person(s) required to do so under applicable Law shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(c) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company or any of its Subsidiaries for which an indemnification claim could be made pursuant to Article 9, Buyer and the Company, on the one hand, and the Representative and the Company Securityholders, on the other hand, shall cooperate fully with each other, including by furnishing or making available during normal business hours the records (to the extent in such Person’s possession or control), personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(d) Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company and each of its Subsidiaries shall take all action necessary to cease and terminate any Tax allocation, sharing or indemnity agreement or arrangement (other than between the Company and any of its wholly-owned Subsidiaries) effective at the Closing, and all obligations thereunder shall terminate and no additional payments shall be made thereunder after the Closing, except with respect to any claims in effect as of such termination.

(e) Tax Contests. Buyer, on the one hand, and the Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiry, claim, assessment, audit or similar event with respect to Taxes of the Company or any of its Subsidiaries allocable to a Pre-Closing Tax Period or with respect to Taxes of the Company or any of its Subsidiaries for which Buyer or any of its Affiliates may be entitled to indemnification under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contests except to the extent such other party was actually prejudiced as a result thereof. Buyer shall, at its sole cost and expense (subject to the Contributing Securityholders’ indemnification obligations under Section 9.2), have sole control of the conduct of such Tax Contests, including any settlement or compromise thereof; provided, however, that Buyer shall keep the Representative informed of the progress of any issues in such Tax Contest for which the Contributing Securityholders have liability under this Agreement (including providing the Representative copies of all written correspondence and other documents relevant to such issues in such Tax Contest), provide the Representative with the right to participate in any such issues in such Tax Contest at the Contributing Securityholders’ expense, and shall not settle or compromise any such issues in such Tax Contest without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict or overlap between the provisions of this Section 7.7(e) and Article 9, the provisions of this Section 7.7(e) shall control.

(f) Straddle Period Tax Allocation. In the case of any Straddle Period, the portion of any Tax that is allocable to the portion of such Straddle Period that ends on and includes the Closing Date shall be: (A) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in such Straddle Period, and (B) in the case of all other Taxes, determined based on an interim closing of the books as of the close of business on the Closing Date, as if the taxable period of such entity ended as of the end of the Closing Date.

7.8 Termination or Waiver of Company Shareholders Rights. Each Company Shareholder, by execution of this Agreement, waives and agrees to terminate, as of the Closing, any rights of first refusal, rights to any liquidation preference, redemption rights and rights of notice, including those set forth in the Company Organizational Documents and the Investors’ Rights Agreement, dated June 22, 2017, by and among the Company and the Investors (as defined therein).

7.9 Further Assurances. Each of Buyer, the Company and the Company Shareholders, (severally and not jointly among them) at the request of the other party or parties (as the case may be), shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

7.10 Incentive Equity Compensation. Certain Employee Agreements with current Israeli Employees entered into in connection with the transactions contemplated hereby by, or with the express written consent of, Buyer provide for the grant of incentive equity compensation related to Buyer’s equity interest (the “Grants”). Buyer intends to apply to the Israel Tax Authority to qualify such Grants under the capital gains route pursuant to Section 102(b)(2) and Section 102(b)(3) of the Israel Tax Ordinance, to the extent applicable.

7.11 IIA Redemption Fee. If, prior to or on the one (1) year anniversary of the Closing Date, Buyer, in its sole and absolute discretion, determines to pay (directly or by any other Buyer Indemnified Party) any IIA Redemption Fee (a “Redemption Payment”), the Contributing Securityholders shall be responsible for and bear fifty percent (50%) of any Redemption Payment (the “Seller Redemption Fee Portion”); provided that the aggregate amount of the Seller Redemption Fee Portion shall not exceed $450,000; and, provided, further, that the Buyer Indemnified Parties sole and exclusive recourse against the

Contributing Securityholders with respect to the Seller Redemption Fee Portion shall be against and from the Escrow Fund. Buyer shall provide the Representative reasonable evidence of payment of any Redemption Payment. For the avoidance of doubt, nothing in this Section 7.11 shall limit, modify or otherwise affect any of the representations or warranties contained in this Agreement (or the remedies available to any Indemnified Party in respect of any breach thereof).

ARTICLE 8

[RESERVED]

ARTICLE 9

POST-CLOSING INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants; Time Periods. The representations, warranties and covenants of the Company and the Buyer contained in this Agreement or in any certificate contemplated by this Agreement shall survive the Closing and remain in full force and effect until the date that is twelve (12) months following the Closing Date (the “Indemnity Termination Date”); provided that the Indemnity Termination Date for claims with respect to breaches of the IP Representations shall be, and claims with respect to breaches thereof may be made, until the second (2nd) anniversary of the Closing Date; provided, further, that the Indemnity Termination Date with respect to the Company Fundamental Representations (other than the IP Representations) shall be, and claims with respect to breaches thereof may be made, until the expiration of the applicable statute of limitations; provided, further, that the covenants and agreements contained in this Agreement or in any certificate contemplated by this Agreement that contemplate performance following the Closing shall survive until the earlier of the expiration of the applicable statute of limitations or the date the covenant or agreement is fully performed. Any claims based on fraud or Willful Misconduct shall survive, and such claims may be made, until the expiration of the applicable statute of limitations; provided that, for the avoidance of doubt, solely with respect to fraud or Willful Misconduct by a Company Shareholder with respect to such Company Shareholder’s breach of its individual representations or warranties contained in Article 5, such extended survival period shall only apply to Warranty Breach Claims brought against such Company Shareholder individually. If a Claim Notice shall have been timely and duly given on or prior to such Indemnity Termination Date, then the claims arising in connection with such Claim Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty, until the such claim for indemnification has been finally satisfied or otherwise finally resolved as provided in this Article 9. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period expressly provided for herein. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for such time periods to be enforced as agreed by the parties.

9.2 Indemnification.

(a) Contributing Securityholders’ Indemnification. Subject to the other terms, conditions and limitations contained in this Article 9, from and after the Closing, the Contributing Securityholders shall (i) jointly solely with respect to amounts available in the Escrow Fund and (ii) severally (according to each holder’s Pro Rata Share) but not jointly with respect to any other possible recoveries under this Article 9, indemnify and hold harmless Buyer, its Affiliates and each of their respective officers, directors, shareholders, agents, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) (provided that, for the purposes of this Article 9, the Buyer Indemnified Persons shall act solely through Buyer or any of its Subsidiaries) from and against any Losses arising out of, resulting from or relating to:

(i) any breach of any representations or warranties of the Company or the Company Shareholders contained in either this Agreement or any certificate delivered hereunder by the Company or any Company Shareholder (“Warranty Breach Claims”);

(ii) any breach of any covenant or agreement made by the Company or the Company Shareholders contained in this Agreement (including pursuant to and subject to the terms set forth in Section 7.11);

(iii) any Indebtedness Amount, Change in Control Payments or Transaction Expenses Amount (other than Indebtedness Amount or Transaction Expenses Amount repaid prior to the Calculation Time) to the extent not fully taken into account in the calculation of the Final Total Consideration;

(iv) any Action brought by any Person relating to actual, asserted or alleged (A) inaccuracies contained within the Payment Spreadsheet or that the Payment Spreadsheet was not prepared in accordance with, or is inconsistent with, the Governing Documents of the Company, or (B) regardless of any disclosure on the Disclosure Schedule, entitlement to any portion of the Total Consideration that is inconsistent with the Payment Spreadsheet (including allocation thereof among the Contributing Securityholders or other Persons);

(v) any “excess parachute payments” within the meaning of Section 280G of the Code, if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied with respect to such payments;

(vi) [RESERVED];

(vii) (A) any Taxes of or owed by the Company or any of its Subsidiaries in respect of any Pre-Closing Tax Period (except (x) for any tax relating to post-Closing transfer of the Intellectual Property outside of Israel and (y) to the extent taken into account in the calculation of the Final Total Consideration and except tax withholding relating to a particular Company Securityholder for which such Company Securityholder shall be liable), (B) Taxes for which the Company or any of its Subsidiaries is held liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, provincial local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (C) Taxes imposed pursuant to Sections 951 and 965 of the Code (as in effect following its amendment by Section 14103(a) of the Tax Cuts and JOBS Act), treating for these purposes any payments to be made with respect to such Taxes in a future Taxable period as a Tax that has accrued and is due on the Closing Date; (D) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, (E) Transfer Taxes, (F) Pre-Closing Return Costs, and (G) any Taxes arising out of or resulting from the payment of the Indebtedness (claims for indemnification under this Section 9.2(a)(vii)) are referred to herein as “Tax Claims”); provided that, for purposes of determining Losses and Taxes described in this Section 9.2(a)(vii) or arising from a breach of any representation or warranty set forth in Section 4.10, references to “Losses” and “Taxes” shall be deemed to include amounts that would have constituted “Losses” or “Taxes” but for the set-off or other utilization of any loss, deduction or credit generated by (x) Buyer Indemnified Party (other than any Company or any of its Subsidiaries) in any taxable period or (y) the Company or any of its Subsidiaries in any taxable period (or portion thereof) ending after the Closing Date;

(viii) any claims made by any Company Shareholder based upon any alleged breach of fiduciary or other duty by any officer, director or shareholder of the Company in connection with this Agreement or the transactions contemplated hereby, or any claims by any officer, director or Company Shareholder to indemnification by the Company with respect to any such claims (collectively, “Fiduciary Duty Claims”); or

(ix) any claims by or on behalf of any holder or former holder or purported or alleged holder of Equity Securities of the Company or any of its Subsidiaries or rights to acquire Equity Securities of the Company or any of its Subsidiaries, in their capacities as such, that relate or purport to relate to the Acquisition or this Agreement (the “Acquisition Related Claims”).

Without limiting the foregoing, in addition to the individual indemnification obligations of the Contributing Securityholders set forth herein, the ability of Buyer to recover for any Losses under this Section 9.2(a) shall represent an express contract right to seek recovery from the Escrow Fund, and nothing in this Article 9 shall be deemed to require Buyer to obtain jurisdiction over any Contributing Securityholder, or pursue any process in connection therewith beyond that expressly required by the terms of the Escrow Agreement or Section 9.2(f) below. Notwithstanding anything in this Agreement to the contrary (including any provisions with respect to limitation on liabilities), any Buyer Indemnified Party shall have, subject only to the express restrictions and limitations contained in this Article 9, full right to recover any amounts owed or payable to it hereunder (including under this Article 9) from the Escrow Fund, notwithstanding that the net effect of such recovery may be joint and several liability of the Contributing Securityholders or result in non-pro-rata payments. In no event shall Buyer be entitled to recover the same Losses more than once under all of such sections.

(b) Buyer Indemnification. Subject to the terms, conditions and limitations set forth in this Article 9, from and after the Closing, Buyer shall indemnify and hold harmless each of the Company Shareholders and its officers, directors, shareholders, agents, employees, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against any Losses arising out of, resulting from or relating to:

(i) any breach of any representations or warranties of Buyer contained in either this Agreement or in any certificate delivered hereunder by Buyer; or

(ii) any breach of any covenant or agreement made by Buyer contained in this Agreement.

(c) Further Limitations on Indemnity. In addition to the time limitations specified in Section 9.1, the indemnification provided for in Section 9.2(a) and Section 9.2(b) shall be further subject to the following limitations:

(i) An Indemnifying Party shall not be liable for any Losses with respect to the matters set forth in Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, until the aggregate amount of all such Losses for such matters exceeds $400,000 (the “Basket” and such Losses, the “Basket Subject Losses”) in which event the Indemnifying Party shall be responsible for all Losses and not just those in excess of the Basket; provided, however, that Basket Subject Losses attributable to (A) breaches of the Company Fundamental Representations (other than the IP Representations) or (B) claims for fraud or Willful Misconduct of the Company or any Company Shareholder with respect to this Agreement or the transactions contemplated by this Agreement, shall not be subject to the Basket. Subject to the immediately preceding sentence, the Basket shall not apply to Losses with respect to the other matters set forth in Section 9.2(a) or Section 9.2(b).

(ii) Except as stated in Section 9.2(c)(iii) (including with respect to the IP Representations) or Section 9.2(c)(iv), the maximum aggregate amount of Losses for which the Buyer Indemnified Parties shall be entitled to recover under Section 9.2(a)(i) shall be the Escrow Amount (the “Indemnification Cap Amount”), and with respect to the Company Securityholders all such Losses recoverable under Section 9.2(a)(i) shall be payable solely from the portion of the Escrow Fund as sole and exclusive remedy; provided that, solely with respect to Warranty Breach Claim brought against a Company Shareholder with respect to such Company Shareholder’s breach of its individual representations or warranties contained in Article 5, and subject to and without limiting any of the representations and warranties contained elsewhere in this Agreement or the Related Agreements (including in Article 4), the Buyer Indemnified Parties shall be entitled to recover from the Escrow Fund solely up to the Pro Rata Portion of such breaching Company Shareholder and thereafter directly from such Company Shareholder.

(iii) Notwithstanding anything stated to the contrary in Section 9.2(c)(ii), (A) in the case of breach of any Company Fundamental Representation or a claim under Section 9.2(a)(ii) through and including Section 9.2(a)(ix) (but subject to Section 7.11, as applicable), the maximum aggregate amount of Losses for which the Buyer Indemnified Parties shall be entitled to recover shall equal to the Final Total Consideration less the Closing Cash Amount (and, with respect to any Contributing Securityholder, not more than the amount actually paid to such Contributing Securityholder, less such Contributing Securityholder’s Pro Rata Share of the Closing Cash Amount); provided that the maximum liability of the Contributing Securityholders under Section 7.11 shall be capped as provided in such Section 7.11, and (B) the maximum aggregate amount of Losses for which the Contributing Securityholders shall be liable for under Section 9.2(a)(i) with respect to breaches of the IP Representations shall not exceed the Intellectual Property Indemnification Cap (and each Contributing Securityholder’s liability with respect to such Losses shall not exceed such Contributing Securityholder’s Indemnification Pro Rata Portion of the Intellectual Property Indemnification Cap, which such amount shall include their Pro Rata Portion of the Escrow Amount); provided that to the extent a Warranty Breach Claim can be brought by the Buyer Indemnified Parties under this Agreement as both a claim for breaches of the IP Representations and a claim for breaches of other representations and warranties, Buyer agrees (on its own behalf and on behalf of the other Buyer Indemnified Parties) that such Warranty Breach Claim shall only be brought as a claim for breaches of the IP Representations. After the Buyer Indemnified Parties have exhausted or made claims upon the Indemnification Cap Amount (the Escrow Fund shall be first resort), each Contributing Securityholder shall be liable, on a several and not joint basis, in accordance with its Indemnification Pro Rata Portion of any claim, provided that, subject to Section 9.2(c)(iv), such liability shall be limited to an amount equal to the amount actually paid to (or for the benefit or on behalf of) the Contributing Securityholder.

(iv) Notwithstanding anything stated to the contrary, the limitation of liability in Section 9.2(c)(i), Section 9.2(c)(ii) or Section 9.2(c)(iii) shall not apply in any case of fraud or Willful Misconduct (x) by or on behalf of the Company or (y) by any Company Shareholder; provided that each Contributing Securityholder’s individual liability under this Article 9 shall not exceed the sum of (1) its share of the Escrow Fund plus (2) the amounts paid to it, for its benefit or on its behalf pursuant to this Agreement, except to the extent that such fraud or Willful Misconduct is committed or caused by such Contributing Securityholder (in which case, no such limitation on liability shall apply with respect to such Contributing Shareholder).

(v) Notwithstanding anything stated to the contrary in Section 9.2(c)(ii), in the case of the commission of fraud or Willful Misconduct by Buyer, Buyer’s liability related to any commission of fraud or Willful Misconduct shall be uncapped.

(vi) Solely for purposes of determining the amount of Losses suffered as a result of any breach, inaccuracy or untruth of any representation or warranty contained in this Agreement (but not whether a breach, inaccuracy or untruth of any representation or warranty has occurred) any materiality, Company Material Adverse Effect, or other similar qualification contained in or otherwise applicable to any representation or warranty, shall be given no effect and shall be disregarded in their entirety. Except in the event of fraud or Willful Misconduct, the indemnity rights contained in this Article 9 shall be the sole and exclusive remedy of any Indemnified Parties for monetary damages in connection with the matters described in this Agreement whether pursuant to contract, tort or other theory of law, but subject to and without limiting any right for a remedy of specific performance or injunctive relief, if applicable.

(vii) The amount of any Losses payable under Section 9.2(a) or Section 9.2(b), as applicable, by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, net of any expenses incurred by such Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses, after the Indemnifying Party makes an indemnification payment in respect of such Losses, and which amounts were not previously deducted from the Losses payable by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums. For the avoidance of doubt, and without limiting any of the Indemnifying Parties’ indemnification and other obligations under this Agreement (including pursuant to this Article 9), nothing in this Article 9 shall be construed as a waiver by any Indemnifying Party of any damage mitigation duties that an Indemnified Party might have under applicable law, to the extent determined by a court of competent jurisdiction such damage mitigation duties exist.

(viii) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this Article 9 with respect to any Losses to the extent such Losses are duplicative of Losses that have previously been recovered, even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or have resulted in an adjustment to the Total Consideration.

(ix) The representations and warranties of the Company and the Company Securityholders contained in this Agreement and in Disclosure Schedule, and any certificate or other instrument delivered pursuant to this Agreement, constitute the sole and exclusive representations and warranties made by or on behalf of the Company or the Company Securityholders in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties made by or on behalf of the Company or the Company Securityholders in connection with this Agreement or the transactions contemplated hereby, of any kind or nature, express or implied, are specifically disclaimed by the Company and the Company Securityholders.

(d) Indemnification Procedure.

(i) From and after receipt of a Claim Notice, the Indemnifying Party to whom the Claim Notice was delivered shall have a period of thirty (30) days to deliver to the Indemnified Party a response, in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the requested Losses or (ii) dispute that the Indemnified Party is entitled to receive all or a portion of the requested Losses. The Indemnified Party shall also provide the Indemnifying Party with such additional information with respect to such Claim Notice as the Indemnifying Party may reasonably request from time to time. The failure of the Indemnified Party to so notify the Indemnifying Party or provide such additional information shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(ii) If the Indemnifying Party disputes any claim or claims made in the Claim Notice, the Indemnified Party and the Indemnifying Party shall attempt in good faith for forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Indemnified Party and the Indemnifying Party should so agree, a memorandum setting forth such final agreement shall be prepared and signed by Buyer and the Representative and the parties shall be entitled to rely on any such memorandum for the release of any of the Escrow Amount in accordance with the terms of such memorandum.

(e) Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.2(d), either Buyer or the Representative may initiate formal legal action with the applicable court in accordance with Section 10.10 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement, and the Parties shall be entitled to act in accordance with such decision.

(f) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a third-party claim other than a Tax Claim which such Indemnified Party believes may result in a claim for indemnification against an Indemnifying Party, Buyer (in the case of a Buyer Indemnified Party) shall promptly notify the Representative, or the Representative (in the case of a Company Indemnified Party) shall promptly notify Buyer, as the case may be, of such claim by delivering a Claim Notice to the Indemnifying Party as soon as practicable but in no event later than twenty (20) Business Days thereafter; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder, except if such delay materially prejudices the defense of such claim or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto, and then in each such case only to the extent of such material prejudice. Such Claim Notice shall be accompanied by supporting documentation submitted by such third Person and shall describe in reasonable detail the facts constituting the basis for such claim and a good faith estimate of the aggregate amount of claimed Losses (in each case to the extent known or reasonably ascertainable by the Indemnified Party).

(ii) Within ten (10) days after delivery of such written notification, the Indemnifying Party, upon written notice to the Indemnified Party, may assume control of the defense of such suit or proceeding with counsel of its choice reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party must conduct the defense of the third-party claim actively and diligently thereafter in order to preserve its rights in this regard; provided, further, however, that the Indemnified Party shall have the right in its sole discretion to assume control of the defense or settlement of a suit or proceeding that (A) involves criminal liability, (B) seeks any material Intellectual Property license or Encumbrance on material Company Intellectual Property, (C) primarily seeks an injunction or equitable relief, or otherwise seeks any material non-monetary remedies, (D) if the Indemnified Party is a Buyer Indemnified Party, involves a Governmental Authority, (E) involves any Contract with a material customer of Buyer or its Subsidiaries, or (F) seeks an amount of Losses in cash in excess of two and a half (2.5) times the amount of the then-Escrow Fund unless the Contributing Securityholders have agreed in writing to bear all (100%) of the Buyer Indemnified Parties’ Losses resulting from such Action, and has provided Buyer written assurance (e.g., irrevocable and enforceable guarantee or letter of credit) in form and substance reasonably acceptable to Buyer to that effect (each, a “Specified Claim”). The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense. If the Non-controlling Party reasonably concludes based upon the advice of outside legal counsel that the Indemnifying Parties and the Indemnified Party have actual conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be borne by the Indemnifying Parties to the extent otherwise constituting indemnifiable Losses under this Article 9; provided, however, that in no event shall the Indemnifying Parties be responsible for the fees and expenses of more than one counsel for all Indemnified Parties in each jurisdiction. The party controlling the defense, (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall reasonably furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such claim. Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim (for the avoidance of doubt, excluding Specified Claims controlled by Buyer) without the prior written consent of the other of such Parties, which shall not be unreasonably withheld or delayed. For the avoidance of doubt, the fact that an Indemnified Party has settled a claim without the consent of the Indemnifying Parties, as permitted by the foregoing, shall not create, in and of itself, a presumption that such claim is an indemnifiable Loss under this Article 9.

(iii) In the event of any conflict or overlap between the provisions of this Section 9.2 and Section 9.2(c), the provisions of Section 9.2(c) shall control.

(g) Escrow Procedures. The parties agree that their respective rights and obligations with respect to the Escrow Fund, including the funding of the requisite amounts into the Escrow Fund, the procedure for the making of claims against the amounts in the Escrow Fund and the release of such amounts from the Escrow Fund, shall be governed by, and subject to the terms and provisions of, this Agreement and the Escrow Agreement, and (y) from time to time after the Closing, promptly after the determination of any amounts due from or with respect to the Escrow Fund on account of the Overpayment Amount pursuant to Section 2.4 (if any) or the Company Securityholders’ indemnification obligations under this Article 9, Buyer and the Representative shall deliver to the Escrow Agent joint direction giving effect to the release of such amounts in accordance with the terms and provisions of this Agreement and the Escrow Agreement. Within two (2) Business Days after the Indemnity Termination Date, Buyer and the Representative shall deliver to the Escrow Agent joint direction to release to the Paying Agent, for and on behalf of the Company Securityholders, the excess, if any, of (i) funds then in the Escrow Fund over (ii) the aggregate amount of any then unresolved claims for indemnification asserted by the Buyer Indemnified Parties in good faith prior to the Indemnity Termination Date in accordance with the terms of this Agreement (each, a “Pending Claim”). After the Indemnity Termination Date, on the third (3rd) Business Day following the date that any Pending Claim is finally resolved (and the payment, if any, to the Buyer Indemnified Parties with respect to such resolution has been made in full), Buyer and the Representative shall deliver joint direction instructing the Escrow Agent to release to the Paying Agent from the Indemnity Escrow Fund the result of, if greater than zero, (x) the amount then remaining in the Indemnity Escrow Fund minus (y) the aggregate amount under any unresolved Pending Claims. Any such amounts so released to the Paying Agent, if any, shall be distributed by the Paying Agent to the Company Securityholders in accordance with the terms of this Agreement, including the Payment Spreadsheet.

9.3 Treatment of Indemnification Payments. Amounts paid to or on behalf of the Contributing Securityholders or the Buyer as indemnification shall be treated as adjustments to the Total Consideration for U.S. federal income Tax purposes.

9.4 No Contribution. For the avoidance of doubt and without limiting the generality of the foregoing, subject to and in accordance with this Article 9, following the Closing, the Contributing Securityholders (and not any of the Company or its Subsidiaries) shall be liable for (and deemed to have caused) any breach of this Agreement or the other Related Agreements by the Company or any of its

Subsidiaries on or prior to the Closing, including any inaccuracy, untruth or other breach of any representation or warranty under Article 4 (whether based upon, attributable to or arising out of fraud, intentional misrepresentation or criminal misconduct on the part of the Company or any of its Subsidiaries or otherwise), and shall not claim (directly or indirectly) any rights to contribution by the Company or any of its Subsidiaries (or make any other similar claim) in respect of any such breaches or other acts or omissions by the Company or any of its Subsidiaries (including fraud, intentional misrepresentation or criminal conduct). Without limiting the foregoing (and subject to Section 9.2(c)(iv)), any fraud or intentional misrepresentation of the Company or any of its Subsidiaries on or prior to the Closing shall be deemed to be, and be, fraud or intentional misrepresentation solely of the Contributing Securityholders who committed such fraud or intentional misrepresentation.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally by hand, (b) two (2) Business Days after mailing, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) four (4) Business Days after deposit in the United States or Israeli mail, registered or certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by facsimile or electronic mail with confirmation of receipt:

(a) if to Buyer, or (after the Closing) to the Company:

Mimecast Services Limited

CityPoint, One Ropemaker Street,

Moorgate, London EC2Y 9AW

United Kingdom

Attention: Robert Nault, SVP & General Counsel

Email: rnault@mimecast.com and legal@mimecast.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Philip P. Rossetti, Esq.

Email: philip.rossetti@lw.com

and with a copy (which shall not constitute notice) to:

Mimecast North America Inc.

191 Spring Street

Lexington, MA 02421

United States of America

Attention: Robert Nault, SVP & General Counsel

Email: rnault@mimecast.com and legal@mimecast.com

(b) if to the Company (prior to the Closing):

Solebit LABS Ltd.

89 Medinat HaYehudim St.,

Herzliya 4676672, Israel

Attention: Boris Vaynberg, CEO

Email: boris@solebitlabs.com

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Rd.

Ramat Gan 5250608

Israel

Attention: Itay Frishman

Email: itayf@meitar.com

(c) if to Contributing Securityholders (after the Closing) or the Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein.

10.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Buyer and the Representative. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Buyer from merging the Company with and into Buyer or any of its affiliates or assigning any of the rights hereunder to a direct or indirect Subsidiary of Buyer following the Closing, provided that Buyer remains liable for its obligations contained herein.

10.3 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

10.4 Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and the Representative. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without proof of damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

10.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all exhibits and schedules to this Agreement, and the Related Agreements are complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, schedules, exhibits or any Related Agreement, and this Agreement, including such Disclosure Schedule, schedules, exhibits and any Related Agreement supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof.

10.8 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties hereto in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date. Without limiting anything else in this Section 10.8, the representations and warranties made in this Agreement are not intended to, and do not, confer upon any Person (other than the Parties hereto and, to the extent expressly permitted, such Parties’ assignees) any rights or remedies hereunder.

10.9 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof), except that any matters relating to the corporate board or shareholder resolutions of the Company in connection with the transactions contemplated by this Agreement and matters in Article 2 relating to the sale and the transfer of the Company Shares to Buyer at the Closing shall be governed by the Israeli Companies Law, 5759–1999.

10.10 Consent to Jurisdiction; WAIVER OF JURY TRIAL. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the competent courts located in Wilmington, Delaware, for the purpose of resolving any and all disputes arising under this Agreement (including any Indemnification Claims under Article 9) and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

10.12 Conflict Waiver. Notwithstanding that the Company has been represented by Meitar Liquornik Geva Leshem Tal, Law Offices (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Related Agreements and the transactions contemplated herein (“Transaction”), each of the Company and the Buyer agrees that after the Closing Date the Firm may represent the Representative, the Company Shareholders and/or their Affiliates in matters related to this Agreement and the ancillary agreements hereto, including without limitation in respect of any indemnification claims in connection with the transactions contemplated by this Agreement. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation. Neither the Company nor the Indemnified Parties may waive attorney-client privilege with respect to the transactions contemplated by this Agreement without the Representative’s written consent.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MIMECAST SERVICES LIMITED

By:	/s/ Peter Bauer
Name:	Peter Bauer
Title:	Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SOLEBIT LABS LTD.

By:	/s/ Boris Vaynberg
Name:	Boris Vaynberg
Title:	CEO

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE REPRESENTATIVE:

By:	/s/ Sam Riffe

Name:	Sam Riffe

Title:	Executive Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Boris Vaynberg

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	CEO

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Meni Farjon

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Meni Farjon

Title:	CTO

Signature:	/s/ Meni Farjon

Address:	[XXXX]

[XXXX]

[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

(*)	Trust I for the benefit of certain Glilot’s Partners.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Altshuler Shaham Trusts Ltd. (for the benefit of certain Glilot’s Partners) (**)

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

(*)	Trust II for the benefit of certain Glilot’s Partners.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Sallai Meridor Ltd.

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Sallai Meridor

Title:	Director

Signature:	/s/ Sallai Meridor

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: A.S. Capital Investments & Holdings Ltd.

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Aaron Abramovich

Title:	Director

Signature:	/s/ Aaron Abramovich

Address:	[XXXX]

[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Kenneth Bialkin

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Kenneth J. Bialkin

Title:

Signature:	/s/ Kenneth J. Bialkin

Address:	[XXXX]

[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Sniper Investments Ltd.

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:

Title:

Signature:

Address:

Tel:

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Michael Dolinsky

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Michael Dolinsky

Title:

Signature:	/s/ Michael Dolinsky

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder:

ClearSky Power & Technology Fund I LLC

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Alexander Weiss

Title:	Managing Director

Signature:	/s/ Alex Weiss

Address:	[XXXX]

[XXXX]

Tel:	[XXXX]

Fax:	[XXXX]

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder:

ClearSky Security Fund I LLC

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Alexander Weiss

Title:	Managing Director

Signature:	/s/ Alex Weiss

Address:	[XXXX]

[XXXX]

Tel:	[XXXX]

Fax:	[XXXX]

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: MassMutual Ventures LLC

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Mark Goodman

Title:	Managing Director

Signature:	/s/ Mark Goodman

Address:	[XXXX]

[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Altshuler Shacham Trusts Ltd. (on behalf of Constantine Nathanson (Dubovenko))

(please print)

Name and Title of Signor (for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Altshuler Shacham Trusts Ltd.
(on behalf of Ami Koren)

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Jonathan Gad

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Altshuler Shacham Trusts Ltd. (on behalf of Lior Brafman)

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Altshuler Shacham Trusts Ltd. (on behalf of Adi Mesika)

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY SHAREHOLDER

Name of Shareholder: Altshuler Shacham Trusts Ltd.
(on behalf of Gershon Ballas)

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:	Boris Vaynberg

Title:	Proxy

Signature:	/s/ Boris Vaynberg

Address:	[XXXX]

Tel:	[XXXX]

Fax:

Signature Page to Share Purchase Agreement

EXHIBIT A

COMPANY SHAREHOLDERS

[Intentionally Omitted]

EXHIBIT B

SHAREHOLDER CONSENT

[Intentionally Omitted]

EXHIBIT C

CLOSING DATE NET WORKING CAPITAL PRINCIPLES

It being agreed and understood, that nothing in this Exhibit C (the “Reference Statement”) is intended to, and shall not, limit, amend or otherwise modify any provision of the Agreement, and this Reference Statement is subject to the Agreement in all respects.

Part 1 – Calculation of Closing Date Net Working Capital, Closing Cash Amount and Indebtedness

1.

The “net working capital of the Company” shall mean an amount (which may be a negative or positive amount) equal to (i) the consolidated current assets of the Company and its Subsidiaries (including the following line items: (A) restricted deposits, (B) trade receivables, and (C) other accounts receivables and prepaid expenses), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries (including the following line items: (1) trade payables, and (2) other accounts payables and accrued expenses, but excluding, for the avoidance of doubt, Deferred Revenue Amount and Transaction Expenses).

2.	The Closing Date Net Working Capital, Closing Cash Amount and Indebtedness shall be calculated in accordance with:

2.1.	the Specific Accounting Treatments set forth in Section 3 below.

2.2.

to the extent not inconsistent with Section 2.1 above, the accounting principles, policies, procedures, categorisations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the Balance Sheet.

2.3.	to the extent not otherwise addressed in Sections 2.1 and 2.2 above, GAAP as at the Closing Date.

For the avoidance of doubt, Section 2.1 shall take precedence over Section 2.2 and Section 2.3, and Section 2.2 shall take precedence over Section 2.3.

3.	Specific Accounting Treatments:

3.1.	No account shall be taken of events taking place after the Calculation Time (other than in the calculation of Indebtedness Amount).

3.2.

The calculation of Closing Date Net Working Capital shall be prepared on the basis that the Company and its Subsidiaries (the “Company Group”) are a going concern and shall exclude the effect of change of control or ownership of the Company Group.

3.3.

The definitions of Closing Date Net Working Capital, Closing Cash Amount, Indebtedness and Transaction Expenses shall be interpreted so as to avoid double counting (whether positive or negative) of any item. Without limiting the generality of the foregoing, in no event shall Closing Date Net Working Capital include any Closing Cash or any other cash or cash equivalents.

3.4.	For the purposes of calculating the Closing Date Net Working Capital, Closing Cash Amount and Indebtedness, the Calculation Time shall be treated as the end of a tax or accounting period.

3.5.

Closing Date Net Working Capital, Closing Cash Amount and Indebtedness shall be calculated on the basis that intra-group balances between members of the Company Group will be reconciled and eliminated.

3.6.

The Closing Date Net Working Capital shall include a full accrual in respect of unpaid salaries and wages, including with respect to any unused holiday pay to which employees are contractually entitled to have taken, in each instances including tax and social security costs, up to and at the Calculation Time.

3.7.

Prepayments shall be recognized, within Closing Date Net Working Capital, in respect of advance payments made before or at the Calculation Time in respect of goods and services only to the extent that the benefit of such goods and services are received or receivable by the Group after the Calculation Time.

3.8.

Calculation of Closing Date Net Working Capital, Closing Cash Amount and Indebtedness shall not include any capitalized amounts (whether in fixed assets or otherwise) to the extent such amounts would not have been capitalized in the Balance Sheet.

3.9.	No value shall be attributed to any assets or amounts receivable from employees (including any employee advances).

3.10.	All declared but unpaid dividends shall be included as a liability (within Indebtedness).

Part 2 – Example Calculation of Closing Date Net Working Capital

[Intentionally Omitted]

EXHIBIT D

CALCULATION OF ESTIMATED CLOSING DATE WORKING CAPITAL

[Intentionally Omitted]

EXHIBIT E

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of July 31, 2018, by and among (i) Mimecast Services Limited, a company organized under the laws of England and Wales (“Buyer”), (ii) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Securityholders (the “Representative”), and (iii) SunTrust Bank (the “Escrow Agent”), as escrow agent. Buyer and the Representative are sometimes collectively referred to herein as the “Interested Parties,” and each individually is sometimes referred to herein as a “Party”.

WHEREAS, Buyer, Solebit LABS Ltd., a company organized under the laws of the State of Israel (the “Company”), the Company Shareholders identified therein, and the Representative have entered into that certain Share Purchase Agreement, dated as of July 31, 2018 (the “Purchase Agreement”), pursuant to which Buyer has acquired all Company Shares owned by the Company Shareholders; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts held in the Escrow Account in accordance with, and subject to, the terms of this Agreement.

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1. Certain Definitions. Except as otherwise set forth herein, capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

“Business Day” (whether such term is capitalized or not) shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the City of New York, New York are authorized or obligated by Law or executive order to close.

“Contributing Holders” means all Company Shareholders (other than the Buyer), holders of Vested Company Options, and holders of Company Warrants, in each case, as of immediately prior to the Closing.

Section 2. Funding of Escrow Account. At the Closing, pursuant to Section 2.3(c) of the Purchase Agreement, Buyer shall cause an amount of cash equal to $8,848,800 (the “Escrow Amount”, and together with any interest, investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, collectively, the “Escrow Property”), to be deposited with the Escrow Agent in immediately available funds and the Escrow Agent agrees to hold the Escrow Property in an account established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Property in accordance with the terms of this Agreement.

Section 3. Claims and Payment; Release from Escrow.

(a) General Requirements. The Escrow Agent shall be entitled to rely upon any final non-appealable order of a court of competent jurisdiction or final non-appealable arbitration decision (“Order”) that it receives from a Party without any duty to inquire as to whether such Order complies with the requirements of this Section 3. Any such Order shall be accompanied by a certification, upon which the Escrow Agent shall be entitled to conclusively rely, of the prevailing Party that such Order is from a court of competent jurisdiction and final and non-appealable or the arbitration decision is final and non-appealable, as applicable. Each of the Interested Parties agrees to deliver any written instructions contemplated under Section 3(b), Section 3(c) or Section 5 at such time as may be required so that payment of the Escrow Property covered by such written instructions to the applicable Person or Persons shall be made at such time as is provided for in the Purchase Agreement. Any of the Escrow Property released to any Contributing Holder shall be released to Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator (the “Payments Administrator”), for further payment to such Contributing Holder, except that (i) any distribution to holders of Company 102 Options that are Vested Company Options and/or Company 102 Shares, shall be made by the Payments Administrator to the 102 Trustee to be held and released in accordance with the Purchase Agreement, the agreement with the 102 Trustee, the Interim Options Tax Ruling and, if obtained, the Israeli 102 Tax Ruling and any applicable Law; and (ii) any distribution to any holder of Vested Company Options who was an employee of the Company’s U.S. subsidiary, to the extent such Escrow Property is attributable to such Vested Company Options, shall be shall be made by the Payments Administrator to such U.S. Subsidiary for distribution to the applicable Contributing Holders through the payroll system of such U.S. Subsidiary (subject to any applicable withholding Taxes). Any Escrow Property released to the Company, the 102 Trustee, or the Payments Administrator shall be released to such party by wire transfer in accordance with Section 12(b). For the avoidance of any doubt, Escrow Agent is not authorized to, and hereby undertakes not to, release or distribute the Escrow Property (or any portion thereof) directly to any of the Contributing Holders.

(b) Release of Escrow Property Pursuant to Claim.

(i) If Buyer desires to make a claim for indemnification pursuant to Article 9 of the Purchase Agreement (an “Indemnification Claim”), and in connection therewith seeks recovery from the Escrow Property, Buyer shall, prior to the date that is twelve (12) months following the Closing Date (the “Indemnity Termination Date”), deliver written notice signed by an Authorized Representative (as defined below) with respect to such Indemnification Claim to the Representative and the Escrow Agent (a “Claim Certificate”). Such Claim Certificate shall specify in reasonable detail: (A) the estimated aggregate amount of such losses (the aggregate amount being referred to as the “Claimed Amount”) and (B) a reasonable explanation for the basis of the underlying claim based upon the information then possessed by the Buyer, and (C) the nature of the misrepresentations, breach of warranties, covenants or claims to which such Claim Certificate is related.

2

(ii) Whenever a Claim Certificate is delivered by Buyer and such Claim Certificate is either agreed to and acknowledged in writing by the Representative, or is not contested by the Representative by written notice received by the Buyer (with a copy to the Escrow Agent) (an “Indemnity Dispute Notice”) within thirty (30) days after delivery of such Claim Certificate by Buyer to the Representative and the Escrow Agent (the “Indemnity Response Period”), (A) the Claimed Amount (or portion thereof, to the extent the Representative shall have agreed to and acknowledged a portion of the Claimed Amount) shall be deemed finally determined to be owing to Buyer for all purposes under this Agreement and the Purchase Agreement, and (B) within four (4) Business Days of the earlier of receipt of such agreement and acknowledgement from the Representative or the expiration of the Indemnity Response Period without delivery of an Indemnity Dispute Notice, the Escrow Agent shall disburse from the Escrow Property to Buyer the lesser of (x) the remaining Escrow Property, or (y) the amount so agreed to and acknowledged by the Representative or, if no Indemnity Dispute Notice has been delivered at the expiration of the Indemnity Response Period, the Claimed Amount and in accordance with the written instructions provided to the Escrow Agent by Buyer.

(iii) If, during the Indemnity Response Period, the Representative delivers to Buyer and the Escrow Agent an Indemnity Dispute Notice in respect of an Indemnification Claim, then unless and until the Representative withdraws such Indemnity Dispute Notice in writing, the Indemnification Claim to which such Claim Certificate refers will be a “Disputed Indemnity Claim.” Except as otherwise provided in this Section 3(b), the Escrow Agent shall not release from escrow or distribute any portion of the Escrow Property that is the subject of (A) a Disputed Indemnity Claim or (B) an Indemnification Claim that has not been agreed to and acknowledged in writing by the Representative and for which the Indemnity Response Period has not expired.

(iv) Except as otherwise specifically provided herein, in the event of any Disputed Indemnity Claim(s), the Escrow Agent shall retain an amount of the Escrow Property equal to such Disputed Indemnity Claims until such time or times as it receives joint written notice signed by the Representative and Buyer, or an Order, setting forth instructions to the Escrow Agent pursuant to Section 3(c) and Section 3(d), in which case the Escrow Agent shall comply with such joint written instructions or Order.

(c) Release of Escrow Property Pursuant to Joint Written Instructions or Order. Upon receipt by the Escrow Agent at any time or from time to time of (i) joint written instructions signed by the Representative and Buyer, authorizing the Escrow Agent to release to the Payments Administrator for further payment to the Converting Holders (or the 102 Trustee or a U.S. Subsidiary, if applicable) or to Buyer all or any portion of any of the Escrow Property, whether in respect of a Disputed Indemnity Claim or pursuant to Section 9.2 of the Purchase Agreement or otherwise; or (ii) an Order setting forth instructions to the Escrow Agent as to the amount of Escrow Property, if any, to be released to the Payments Administrator for further payment to the Contributing Holders (or the 102 Trustee or a U.S. Subsidiary, if applicable) or to the Buyer, whether in respect of a Disputed Indemnity Claim or pursuant to Section 9.2 of the Purchase Agreement or otherwise, the Escrow Agent shall promptly (but in any event within four (4) Business Days after receipt of such instructions or Order) distribute whatever portion of such Escrow Property is specified in such written instructions to the extent available, or all of the remaining Escrow Property if such written instructions shall so specify, in such manner and to such persons as such instructions shall specify.

3

(d) Content of Joint Written Instructions and Orders. Any written instructions given by the Representative or Buyer, or jointly by the Representative and Buyer, pursuant to this Section 3, or any Order contemplated under this Section 3, directing the Escrow Agent to release to the Payments Administrator for further payment to any or all of the Contributing Holders (or the 102 Trustee or a U.S. Subsidiary, if applicable) the Escrow Property or any portion thereof shall specify for each such Contributing Holder the percentage or amount (which, in either case, may be zero for a particular Contributing Holder) of such Escrow Property or portion thereof covered by such written instructions or Order to which such Contributing Holder is entitled pursuant to this Section 3. The parties hereto agree that such percentage or amount of such Escrow Property or portion thereof that shall be specified for release to the Payments Administrator for further distribution to any or all of the Contributing Holders (or the 102 Trustee or a U.S. Subsidiary, if applicable) in such written instructions or Order shall be determined and calculated by the Representative such that the amount so distributed to any Contributing Holder is equal to such Contributing Holder’s Pro Rata Share. The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.

(e) Final Release of Escrow Property. In the event that any or all of the Escrow Property has not been fully distributed by the Escrow Agent as of the twelve (12) month anniversary of the Closing Date (the “Release Date”), then, as soon as practicable and in any event no later than four (4) Business Days following the Release Date, the Representative and Buyer shall deliver to the Escrow Agent joint written instructions (the “Final Escrow Release Instructions”) that shall direct the Escrow Agent to distribute all of the remaining Escrow Property, (i) less the aggregate amount of any unpaid Claimed Amounts that have been finally determined of agreed pursuant to the terms of this Agreement and unpaid payments under Section 5(e) below then payable pursuant to this Agreement, (ii) less the amount of any outstanding Disputed Indemnity Claim(s) (not including the amount of any such Disputed Indemnity Claim(s) subtracted from the remaining Escrow Property pursuant to clause (i) of this sentence), and (iii) less the amount of any Indemnification Claims with respect to which the Indemnity Response Period has not expired (not including the amount of any such Indemnification Claims with respect to which the Indemnity Response Period has not expired subtracted from the remaining Escrow Property pursuant to clause (i) of this sentence), to the Payments Administrator for further payment to the Contributing Holders (or the 102 Trustee or a U.S. Subsidiary, if applicable) in the individual amounts for each Contributing Holder (which may be zero for a particular Contributing Holder) as shall be specified in the Final Escrow Release Instructions. The parties hereto agree that the individual amounts for each Contributing Holder of such remaining portion of such Escrow Property that shall be specified in the Final Escrow Release Instructions shall be determined and calculated by the Representative such that the amount so distributed to any Contributing Holder is equal to such Contributing Holder’s Pro Rata Share of such Escrow Property.

Section 4. Investment of Funds.

(a) If the Escrow Agent shall have received specific jointly approved written investment instruction from Buyer and Representative (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the applicable portion of the Escrow Property pursuant to and as directed in such instruction, subject to the availability of such investment with the Escrow Agent. The Escrow Agent shall use commercially reasonable efforts to invest the applicable portion of the Escrow Property on the date of deposit, but in any event will invest such deposit no later than the following Business Day after receipt thereof.

4

(b) Absent its timely receipt of such specific jointly approved written investment instruction from Buyer and Representative, the Escrow Agent shall invest the entire Escrow Amount in the SunTrust Institutional Deposit Option as specified on Exhibit A, unless and until such other written investment instruction is received. All earnings received from the investment of the Escrow Amount shall be credited to, and any losses on such investments shall be debited to, the Escrow Account, and shall become a part of the Escrow Property. The Interested Parties acknowledge and agree that the Escrow Agent is providing no investment advice and is not responsible for any of the investment decisions made by the Interested Parties. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

Section 5. Tax Matters.

(a) The Escrow Agent shall report to the Interested Parties the aggregate amount of interest, dividends and capital gains and other income (collectively, the “Escrow Income”) earned on the Escrow Property (i) during any calendar quarter (a “Quarterly Period”) from the later of (A) the date of the end of the preceding calendar quarter and (B) the most recent date of release of funds under Section 3 (any such release a “Funds Release” and any such date a “Funds Release Date”), in each case, until the end of such calendar quarter, within ten (10) days of the close of such Quarterly Period, and (ii) in the event of any Funds Release, during the period from the later of (A) the most recent Funds Release Date and (B) the end of the most recent calendar quarter period, in each case until the date of such Funds Release (a “Funds Release Date Period”). Notwithstanding any other provision of this Agreement, no later than thirty (30) days following the end of each Quarterly Period, the Escrow Agent shall distribute to Buyer out of the Escrow Property an amount equal to thirty percent (30%) of the Escrow Income earned through such date less any amounts previously distributed to Buyer pursuant to this Section 5 (each such distribution, a “Tax Distribution”). As a condition to any disbursement of Escrow Property to the Payments Administrator (for further payment to the Contributing Holders or the 102 Trustee, if applicable), prior to so disbursing such Escrow Property, the Escrow Agent shall pay to Buyer from the Escrow Property an amount in cash equal to the sum of (x) the aggregate amount of all Tax Distributions with respect to any completed Quarterly Period (whether or not thirty (30) days has elapsed since the end of such Quarterly Period), to the extent such Tax Distribution was not previously made to Buyer, and (y) thirty percent (30%) of the Escrow Income earned during the Funds Release Date Period ending on the date of the Funds Release Date associated with such disbursement, to the extent such Tax Distributions are not distributed to Buyer pursuant to clause (x) above. The Interested Parties agree that, for tax reporting purposes, while the Escrow Property is held by the Escrow Agent, Buyer shall be treated as the owner of any cash in the Escrow Account, and that any Escrow Income required to be reported by the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) as having been earned by the Buyer shall be treated as the income of Buyer until released in accordance with this Agreement and shall be reported on an annual basis by the Escrow Agent on the appropriate Form 1099, as required pursuant to the Code, and the regulations thereunder, and upon release, a portion of the amount so released will be treated as a payment of interest to the Contributing Holders (and Buyer will be entitled to a corresponding interest deduction), in accordance with the Code and the and the regulations thereunder. The Interested Parties agree to file all tax returns on a basis consistent with such treatment.

5

(b) Any payments from the Escrow Account may be subject to tax withholding and information reporting requirements under applicable law. The Payments Administrator and 102 Trustee shall solely be responsible for any required withholding obligations on payments to Contributing Holders. If the Escrow Agent determines that it is required under applicable law to withhold, deduct or pay tax on any amounts payable from the Escrow Amount, such withholdings, deductions or payments will be taken from the Escrow Property and deposited or paid with or to the relevant taxing authority in the manner prescribed by applicable law. To the extent that amounts are withheld, deducted or paid by the Escrow Agent, such withheld, deducted or paid amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction, withholding or payment was made by the Escrow Agent.

(c) The Interested Parties agree that the Escrow Agent shall report the distribution of any portion of the Escrow Property on the appropriate Form 1099 to the Buyer(or other party (or parties)) to whom such Escrow Property is distributed, if so required under Code Section 6045 and the regulations thereunder.

(d) The Interested Parties have provided the Escrow Agent with certified tax identification numbers by signing and returning IRS Forms W-9 (or applicable original IRS Forms W-8, in the case of non-U.S. persons), and any attachments with respect to the foregoing, prior to the execution and delivery of this Agreement. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Code may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property. To the extent that amounts are so withheld by the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by the Escrow Agent.

(e) Each of the Buyer and the Representative (solely on behalf of the Contributing Holders and in its capacity as the Representative, not in its individual capacity) agrees, jointly and severally, subject to Section 7(e), to indemnify and hold the Escrow Agent (and its directors, officers, employees and agents) harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent (and its directors, officers, employees and agents) in connection with, on account of or relating to the Escrow Property, the management established hereby, any payment or distribution of or from the Escrow Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, in each case subject to Section 6(b); provided, however, that to the extent the Escrow Agent is entitled to any indemnification pursuant to this Section 5(e) resulting from the failure of an Interested Party to provide required documentation pursuant to Section 5(d) or as requested by the Escrow Agent from such Interested Party, such Interested Party (in the case of the Representative, on behalf of the Company Securityholders) shall be solely responsible for indemnifying the Escrow Agent for

6

such taxes, assessments, late payments, interest, penalties, expenses and other governmental charges assessed against the Escrow Agent. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

Section 6. Concerning the Escrow Agent.

(a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement, other than with respect to the definitions of certain terms used herein, which definitions are set forth in this Escrow Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction). In no event shall the Escrow Agent be liable for any indirect, punitive, special, incidental or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).

(d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

7

(e) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f) Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 7 below) shall be in U.S. dollars.

Section 7. Compensation, Expense Reimbursement and Indemnification.

Escrow Agent shall not charge fees to Buyer and the Representative for the services provided by it hereunder; provided, however, that:

(a) The terms of this paragraph shall not in any way limit the rights of the Escrow Agent to indemnification as set forth in this Escrow Agreement.

(b) Buyer agrees to reimburse the Escrow Agent on demand for all reasonable and documented ordinary course costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, excluding, however, payment of reasonable legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by Buyer or the Representative hereunder, which costs and expenses shall be all borne in accordance with Section 7(e).

(c) Each of Buyer and the Representative (solely on behalf of the Contributing Holders and in its capacity as the Representative, not in its individual capacity) covenants and agrees, severally, and not jointly subject to Section 7(e), namely 50% for account of the Buyer and 50% for the account of the Representative (solely on behalf of the Contributing Holders and in its capacity as the Representative, not in its individual capacity) to indemnify the Escrow Agent (and its directors, officers, employees and agents) and hold it (and such directors, officers, employees and agents) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability and enforcing the terms of this Agreement (including but not limited to the indemnification obligation hereunder), unless and except to the extent such loss, liability, damage, cost and expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted from the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(d) Reserved.

8

(e) In the event that the Escrow Agent is entitled to indemnification or payment from the Interested Parties hereunder, each of Buyer, on the one hand, and the Representative (on behalf of the Contributing Holders and in its capacity as the Representative, not in its individual capacity), on the other hand, agrees as between themselves that (i) they shall share, fifty percent (50%) each, of all amounts payable to the Escrow Agent pursuant to Section 5(e), this Section 7 (but excluding Section 7(b)) and Section 9 and (ii) the Buyer shall pay all amounts payable to the Escrow Agent pursuant to Section 7(b) for ordinary course costs and expenses; provided, however, that notwithstanding Section 7(e)(i) above, if and to the extent that such action, claim and proceeding against the Escrow Agent is by virtue of instructions given (or failed to be given) either solely by Buyer or solely by the Representative in connection with the release of (or failure to release) any of the Escrow Property (any such action, claim or proceeding being hereinafter referred to as an “Instructions Claim”), then (x) if such Instructions Claim arose by virtue of instructions given (or failed to be given) by Buyer, Buyer shall indemnify Escrow Agent for any such loss, liability, cost, damage or expense, or (y) if such Instructions Claim arose by virtue of instructions given (or failed to be given) by the Representative, the Representative (solely on behalf of the Contributing Holders and in its capacity as the Representative, not in its individual capacity), shall indemnify Escrow Agent for any such loss, liability, cost, damage or expense.

The Escrow Agent may deliver an invoice to the Representative for any amounts payable by the Representative (on behalf of the Contributing Holders) under this Agreement. Notwithstanding anything express in this Agreement to the contrary, the Escrow Agent shall not be entitled to indemnification hereunder with respect to any loss, liability, cost, damage or expense suffered or incurred by Escrow Agent caused by the gross negligence or willful misconduct of the Escrow Agent (as finally adjudicated by a court of competent jurisdiction).

Section 8. Resignation or Removal.

(a) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Interested Parties, and the Interested Parties may remove the Escrow Agent by furnishing to the Escrow Agent thirty (30) days’ prior written notice, which notice shall be joint, of its removal along with payment of all fees, costs and reasonable expenses to which the Escrow Agent is entitled through the date of termination. Within thirty (30) days after receipt of the foregoing notice of resignation or delivery of the foregoing notice of removal, the Interested Parties will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that they appoint as successor to the Escrow Agent hereunder. If a successor escrow agent has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may either (i) safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (ii) apply to a court of competent jurisdiction for appointment of a successor escrow agent.

(b) Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less any unpaid fees, costs and reasonable expenses owed to the Escrow Agent under this Agreement, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and reasonable expenses are paid to it.

9

(c) Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

Section 9. Dispute Resolution.

Subject to Section 3, it is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property. The Escrow Agent shall be entitled to receive (from and at the expense of the Interested Parties (in the case of the Representative, on behalf of the Contributing Holders) an opinion of counsel to the effect that any order, judgment or decree is final and not subject to appeal. The Escrow Agent shall be entitled to act on any such agreement or Order without further question, inquiry or consent. The Escrow Agent shall have the option, after thirty (30) calendar days’ notice to the Interested Parties of its intention to do so, to file an action in interpleader requiring the Interested Parties hereto to answer and litigate any claims and rights among themselves, seek a declaratory judgment or take other such legal action. Upon the deposit of funds with a court, the Escrow Agent shall thereafter be relieved from any and all liability with respect to the Escrow Property. The costs and expense (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be the joint and several obligations of the Interested Parties (in the case of the Representative, on behalf of the Contributing Holders) (subject to Section 7(e)).

Section 10. Governing Law; Consent to Jurisdiction and Service; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICTS OF LAW RULE OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) The parties hereby absolutely and irrevocably consent and submit to the exclusive jurisdiction of the courts in the State of Delaware and the United States District Court for the District of Delaware in connection with any actions or proceedings commenced regarding this Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent brought against the Interested Parties (or any of them) by the Escrow Agent pursuant to this Agreement. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 12 hereof. The Escrow Agent hereby agrees to waive any objection to jurisdiction or venue made in accordance with this Section 10.

10

(c) THE PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 11. Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control (but only to the extent such specific acts are beyond the reasonable control of the Escrow Agent). Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 12. Notices; Wiring Instructions.

(a) Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery or overnight delivery by a recognized courier or delivery service, (ii) by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed facsimile or email, in each case to the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties;) Notwithstanding anything herein to the contrary, no notice to any party to this Agreement shall be deemed given until actually received by such party.

If to Escrow Agent:

SunTrust Bank

919 East Main Street, 5th Floor

Richmond, Virginia 23219

Client Manager: Matthew Ward

Telephone: [XXXX]

Facsimile: [XXXX]

Email: [XXXX]

with a copy (which shall not constitute notice) to:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Ali Bryson

Telephone: [XXXX]

Email: [XXXX]

11

If to Buyer:

Mimecast Services Limited

CityPoint, One Ropemaker Street,

Moorgate, London EC2Y 9AW

United Kingdom

Attention:    Robert Nault, SVP & General Counsel

Email: [XXX]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Philip P. Rossetti, Esq.

Email: philip.rossetti@lw.com

and with a copy (which shall not constitute notice) to:

Mimecast North America Inc.

191 Spring Street

Lexington, MA 02421

United States of America

Attention: Robert Nault, SVP & General Counsel

Email: [XXX]

If to the Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Facsimile: [XXX]

Email: [XXX]

(b) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 12(a) above):

If to Buyer:

Bank: Silicon Valley Bank

SWIFT: [XXXX]

IBAN: [XXXX]

SORT: [XXXX]

Beneficiary Name: Mimecast Services Limited

Beneficiary Acct. No.: [XXXX]

12

If to Escrow Agent:

SunTrust Bank

ABA: [XXXX]

Account: [XXXX]

Account Name: Escrow Services

Reference: Mimecast Services Limited / SRS Escrow

Attention: Matthew Ward [XXXX]

If to the Payments Administrator:

SunTrust Bank

919 E Main St, 5th Floor

Richmond, VA 23219

Routing Number: [XXXX]

Account Number: [XXXX]

Account Title: SunTrust Escrow Services Collection Account

Additional Information: [XXXX]– Mimecast Services Limited FBO Solebit, Inc.

Paying Account

Section 13. Miscellaneous.

(a) Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. This Agreement shall not be assigned by operation of law or otherwise without written consent of the other parties hereto, except that without consent Buyer may assign all or any of its rights and obligations hereunder to any Affiliate of Buyer or to a person that acquires all of the capital stock, or substantially all of the assets, of the division or business unit of Buyer responsible for the business of the Company; provided, that in either case, no such assignment to an Affiliate or acquirer shall relieve Buyer of its obligations hereunder, and Buyer shall be required to notify the Escrow Agent of such assignment as described above. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity or corporation, the successor entity or corporation, upon written notice to each of the Interested Parties, shall be the successor Escrow Agent.

(b) Modifications. This Agreement may not be altered or modified without the express written consent of each of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

13

(c) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(d) Counterparts and Facsimile or .Pdf Execution. This Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

(e) Interested Party Information. To help the government fight the funding of terrorism and money laundering activities, federal Law requires the Escrow Agent to obtain, verify and record certain information that identifies each person who opens an escrow account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to be provided financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

(f) Security Advice Waiver. The Interested Parties acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. The Interested Parties specifically waive such notification to the extent permitted by Law and acknowledge that they will receive periodic cash transaction statements which will detail all investment transactions.

(g) Authorized Representatives. Each individual designated as an authorized representative (each, an “Authorized Representative”) of any Interested Party is authorized to give and receive notices, requests and instructions and to deliver certificates and documents in connection with this Agreement on behalf of such Interested Party, and the name, telephone number and specimen signature for each such Authorized Representative, initially authorized hereunder, is set forth on Exhibit B. From time to time, any Interested Party may, by delivering to the other parties hereto a revised copy of Exhibit B, or any resolution, incumbency certificate or similar document setting forth the officers of such Interested Party, which officers shall be deemed to be Authorized Representatives of such Interested Party for purposes of this Agreement, change such Interested Party’s Authorized Representatives (and amend this Agreement to so provide), but until a new Exhibit B, resolution, incumbency certificate or similar document with the information regarding the successor Authorized Representatives is delivered to a party in accordance with this Agreement, that party shall be entitled to rely conclusively on the Exhibit B, resolution, incumbency certificate or similar document, as applicable, last delivered hereunder.

14

(h) Termination. This Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

[Signature Page Follows]

15

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be duly executed and delivered as an instrument under seal in its name and on its behalf as of the date and year first above written.

MIMECAST SERVICES LIMITED

By:
Name:
Title:

Shareholder Representative Services LLC, solely in its capacity as the Representative

By:
Name:
Title:

SUNTRUST BANK, AS ESCROW AGENT

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Exhibits to Escrow Agreement intentionally omitted.

EXHIBIT F

OPTIONHOLDER CONSENT INSTRUMENTS

[Intentionally Omitted]

EXHIBIT G

PAYMENTS ADMINISTRATION AGREEMENT

THIS PAYMENTS ADMINISTRATION AGREEMENT (this “Agreement”) is entered into as of July 31, 2018, by and among: Mimecast Services Limited, a company organized under the laws of England and Wales (“Buyer”); Shareholder Representative Services LLC, a Colorado limited liability company (the “Representative”), solely in its capacity as the representative of the Company Securityholders (referred to herein as the “Securityholders”); and Acquiom Financial LLC, a Colorado limited liability company (the “Payments Administrator”). Reference is made to that certain Share Purchase Agreement, dated as of July 31, 2018 (the “Acquisition Agreement”), by and among Buyer, Solebit LABS Ltd. (the “Company”), the Company Securityholders and the Representative. The Representative and Buyer are referred to herein collectively as the “Parties”. The terms and conditions set forth on the attached schedules are incorporated herein by reference and shall be deemed part of this Agreement.

1. Appointment. The Parties hereby engage the Payments Administrator as the payments administrator concerning the Paying Account (as defined below) for the purposes set forth herein, and the Payments Administrator hereby accepts such appointment and agrees to perform the services set forth herein. The Payments Administrator will provide accounting, payments processing, shareholder support and other administrative services as set forth in Schedule I and Schedule II hereto, in connection with the activities contemplated herein. The Payments Administrator is a registered broker-dealer and member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC).

2. Establishment of Accounts. Buyer will advise the Payments Administrator of the closing date of the transactions contemplated by the Acquisition Agreement (the “Effective Date”). At least three (3) Business Days prior to the Effective Date, the Parties will provide the Payments Administrator with completed account opening forms required for the opening of accounts, and will provide a final copy of the Acquisition Agreement no later than the Effective Date. The Parties agree and understand that any delay in the delivery of such forms could delay the opening of the accounts in compliance with applicable regulations, which could in turn delay the parties’ ability to consummate the transactions contemplated in the Acquisition Agreement. The Parties hereby instruct the Payments Administrator to utilize and administer a paying account and any related trust or custodial account for unclaimed funds (collectively, the “Paying Account”) for the purposes set forth herein. The Paying Account used to process payments hereunder is a regulated broker-dealer account for the exclusive benefit of the customers of the Payments Administrator. Prior to the Effective Date (subject to the completion of the account opening processes), the Payments Administrator will provide the Parties with wire transfer instructions necessary to fund the Paying Account contemplated under this Agreement. The funds in the Paying Account are non-interest bearing. The Payments Administrator may take any actions it determines necessary to comply with applicable laws, rules and regulations including, without limitation, in connection with verification of identities under Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

3. Deposits of Consideration. On the Effective Date, Buyer will deposit into the Paying Account, using the wire instructions attached hereto as Exhibit A, immediately available funds in an amount to be notified to the Payments Administrator at the Closing (the “Closing Consideration Deposit”). Thereafter, Buyer and/or the Representative may from time to time deposit or cause to be deposited additional funds to fund payments through the Paying Account as contemplated hereunder.

4. Compensation.

(a) Disclosure. The Parties agree and understand that the Payments Administrator or its affiliates may receive fees in connection with the services provided under this Agreement, in the form of transaction fees calculated as a percentage of average monthly balances deposited. Any such compensation is reflected as a reduction or waiver of fees that the Payments Administrator or its affiliates, as applicable, otherwise would have charged in connection with their respective services.

(b) Fees. Except for charges related to payee-requested service level upgrades, Buyer shall pay the Payments Administrator the fees set forth on Exhibit E attached hereto. The Payments Administrator shall, if applicable, deliver an invoice to Buyer for any such fees from time to time due under this Agreement. Charges related to payee-requested service level upgrades for payments shall be charged to the requesting Securityholder in accordance with Exhibit E by deduction from the amount of such payment. Requests for services and/or service levels beyond those specifically contracted for in this Agreement may be subject to additional charges. Buyer shall be responsible for payment of all taxes arising from the payment for services hereunder, except taxes based upon the income of the Payments Administrator. Payments Administrator hereby expressly waives any lien, encumbrance or right of set-off whatsoever that Payments Administrator may be otherwise entitled to under applicable law with respect to funds in the Paying Account.

5. General Provisions.

(a) No Joint Venture. Notwithstanding any provision herein, the parties do not hereby create, and do not intend to hereby create, any joint venture, partnership or other similar cooperative venture.

(b) Notices. Any notices or other communications under this Agreement must be in writing and shall be deemed to have been duly given (i) on the date delivered when delivered in person, (ii) on the date of electronically confirmed receipt when transmitted by email or facsimile transmission, (iii) on the third Business Day after dispatch by registered or certified mail, postage prepaid, or (iv) on the next Business Day if transmitted by national overnight courier, in each case to the applicable address set forth below:

If to Buyer:

Mimecast Services Limited

CityPoint, One Ropemaker Street,

Moorgate, London EC2Y 9AW

United Kingdom

Attention: Robert Nault, SVP & General Counsel

Email: [XXXX]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Philip P. Rossetti, Esq.

Email: philip.rossetti@lw.com

and with a copy (which shall not constitute notice) to:

Mimecast North America Inc.

191 Spring Street

Lexington, MA 02421

United States of America

Attention: Robert Nault, SVP & General Counsel

Email: [XXXX]

If to the Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: [XXXX]

Facsimile: [XXXX]

Email: [XXXX]

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Rd.

Ramat Gan 5250608

Israel

Attention: Itay Frishman, Miri Shalit

Email: itayf@meitar.com; miris@meitar.com

If to the Payments Administrator:

Acquiom Financial LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Ali Bryson

Telephone: [XXXX]

Facsimile: [XXXX]

Email: [XXXX]

cc: [XXXX]

Notwithstanding the above, in the event that the Payments Administrator shall determine that an emergency exists, the Payments Administrator may use such other means of communication as it deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which United States banks are authorized or required by law or executive order to remain closed.

(c) Payments Administrator Responsibilities.

(i) The Payments Administrator shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Payments Administrator shall not be responsible for, or chargeable with knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties in connection herewith, if any, including without limitation the Acquisition Agreement, nor shall the Payments Administrator be required to determine if any person or entity has complied with the Acquisition Agreement, nor shall any additional obligations of the Payments Administrator be inferred from the terms of the Acquisition Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Acquisition Agreement, any exhibit attached to this Agreement, or any other agreement among the Parties, as between the Payments Administrator and the Parties, the terms and conditions of this Agreement shall control, and as between the Parties, the Acquisition Agreement shall control. The Payments Administrator may rely upon, and shall not be liable for acting or refraining from acting upon, any written notice, document, instruction or request (including instructions or documents provided by a Securityholder or a person acting on behalf of such Securityholder) furnished hereunder and believed by it to be genuine and to have been signed or presented by the proper entity or individual without inquiry and without requiring substantiating evidence of any kind. Without limiting the intent of the foregoing, the Payments Administrator may in its sole discretion (i) employ, or decline to employ any process or procedure to carry out its responsibilities set forth herein, including, without limitation, in connection with the confirmation of identities, account information or payment instructions and (ii) determine the sufficiency of any documents or instructions delivered to it hereunder. Without limiting the generality of the foregoing, it is expressly understood and agreed that nothing contained herein shall obligate the Payments Administrator to provide any services that would require it to register as a transfer agent under the Securities Exchange Act of 1934, be licensed as a money transmitter under any State money transmitter laws, register as a money services business under the federal Bank Secrecy Act, or obtain a banking license, and, to the extent necessary to give effect to each of the foregoing, the description of the services herein shall be deemed to be modified in appropriate instances in order to contemplate the additional or lesser services and procedures necessary to avoid such registration or licensure requirements.

(ii) The Payments Administrator shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that its gross negligence or willful misconduct was the primary cause of any loss to any party hereto. The Payments Administrator may execute any of its powers and perform any of its duties hereunder directly or through its affiliates or agents. The Payments Administrator may consult with counsel and experts to be selected and retained by it and shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, advice or an opinion of any such counsel or experts. Anything in this Agreement to the contrary notwithstanding, in no event shall the Payments Administrator be liable for special, incidental, punitive, indirect, exemplary or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if it has been advised of the likelihood of such loss or damage and regardless of the form of action. The Payments Administrator shall not have any obligation to make or facilitate, as applicable, any payment unless the applicable party shall have provided the necessary readily available funds to make such payments and shall not be liable or responsible for any delay or failure of a party or any other person or entity to comply with any of their respective obligations relating to the Acquisition Agreement, including, without limitation, obligations under applicable securities laws.

(d) Indemnity. Buyer and the Representative (solely on behalf of the Securityholders and in its capacity as the Representative, not in its individual capacity) severally, and not jointly, namely 50% for account of the Buyer and 50% for the account of the Representative (solely on behalf of the Securityholders and in its capacity as the Representative, not in its individual capacity) shall indemnify, defend and hold harmless the Payments Administrator and its affiliates and their respective successors, assigns, agents, shareholders, directors, officers and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, costs or expenses (including, without limitation, the fees and expenses of outside counsel or experts) (collectively “Losses”), arising out of or in connection with (i) the Payments Administrator’s execution and performance of this Agreement, administration of the Paying Account, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses have been primarily caused by the gross negligence or willful misconduct of any Indemnitee, (ii) the Payments Administrator following any instructions or other directions, including in Payment Spreadsheet, whether joint or singular and whether contained herein or separately delivered, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof, or (iii) any actions taken by the Parties hereunder. The indemnity obligations provided for in this Section shall survive the resignation, replacement or removal of the Payments Administrator and the termination of this Agreement.

(e) Succession. The Payments Administrator may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. Additionally, the Parties may terminate and discharge the Payments Administrator from its duties or obligations hereunder by giving thirty (30) days advance joint written notice of such termination to the Payments Administrator specifying a date when such termination shall take effect. The Payments Administrator’s sole responsibility after such thirty (30) day notice period expires shall be to deliver the remainder of any funds deposited into the Paying Account pursuant to this Agreement to an account designated by Buyer. Any entity into which the Payments Administrator may be merged or converted or with which it may be consolidated shall be the payments administrator under this Agreement without further act, and the Payments Administrator may assign its rights and obligations under this Agreement to any entity to which all or substantially all the payments administration business may be transferred.

(f) Authorized Persons. The persons identified in Exhibit B are authorized to take action or execute documents on behalf of the applicable party set forth therein or to take any such other actions on behalf of such party as may be set forth herein. All such instructions to, and requests of, the Payments Administrator shall be subject to Sections 5(c)(i) and (i) on behalf of Buyer must be in writing and signed by any one of the persons designated on Exhibit B as a representative of Buyer or (ii) on behalf of the Representative must be in writing and signed by any one of the persons designated on Exhibit B as a representative of the Representative. No instruction or direction shall be binding upon the Payments Administrator unless delivered in accordance with the previous sentence. The Payments Administrator may rely on the continued authority of each of the persons designated on Exhibit B until the Payments Administrator has been duly notified of any updates to such designated representatives in accordance with Section 5(b) (Notices).

(g) Miscellaneous. Except for changes to funds transfer instructions, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Payments Administrator and the Parties. Except as expressly provided in this Agreement to the contrary, neither this Agreement nor any right or interest of a party hereunder may be assigned in whole or in part without the prior consent of the Payments Administrator and the Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and agrees that, subject to any right to request arbitration under the FINRA Code of Arbitration Procedure for Customer Disputes, any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by agreement of the parties shall be exclusively resolved in the state and federal courts located in the State of Delaware. Each party hereto further waives any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereby consent to conducting business electronically and all signatures of the parties to this Agreement may be transmitted by facsimile or email or other electronic or digital means, and such facsimile, email or other electronic delivery will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. Following the Effective Date and the public announcement of the transaction contemplated by the Acquisition Agreement, the Payments Administrator may make reference to Buyer and the Company as customers of the Payments Administrator in connection with such transaction; provided that the form of any such publicity material shall be subject to the prior written approval of Buyer. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Unless otherwise directed by Buyer, any de minimis amounts attributable to rounding discrepancies may be added to or deducted from payments made to the largest Securityholder. Upon completion of all distributions required hereunder as contemplated by Exhibit E, this Agreement shall terminate except for those provisions which, by their express terms, survive such termination. Unless otherwise specified herein, any instructions to the Payments Administrator shall be in a writing signed by both of the Parties. The individual signing below on behalf of a party is authorized by that party to execute this Agreement on behalf of that party and to legally and validly bind that party to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MIMECAST SERVICES LIMITED

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:
Name:
Title:

ACQUIOM FINANCIAL LLC

By:
Name:
Title:

[Signature Page to Payments Administration Agreement]

Schedule I

ACQUIOM PAYMENTS TERMS AND CONDITIONS

The parties agree that the Payments Administrator shall perform the services and be subject to the terms set forth in this Schedule I.

1. Duties. Subject to the terms of the Agreement and this Schedule I, the Payments Administrator shall administer payments in accordance with the applicable Payment Spreadsheet (as defined below) and payee’s payment instructions following completion of the administrative processes described in this Agreement.

2. Disbursements from Paying Account. Subject to any applicable backup withholding requirements and conditioned upon the receipt of all executed documents required by the Payments Administrator in accordance with the provisions of applicable law, the terms of this Agreement or otherwise, the Payments Administrator shall process payments (each a “Payment”) from the Paying Account to the Securityholders or to third parties as set forth in written flow of funds or disbursement instructions (containing a certificate-by-certificate breakdown of payments to Securityholders in a form acceptable to the Payments Administrator) delivered to the Payments Administrator at or prior to the Effective Date by Buyer and attached hereto as Exhibit C (the “Initial Funds Flow”) and Exhibit C-1 (the “Closing Payment Spreadsheet”). Buyer and the Representative shall deliver to the Payments Administrator a Payment Spreadsheet with payees, payment instructions, to the extent available and share quantities, if applicable, and email or physical addresses for each such payee, to the extent available, (with final Payment amounts on the Effective Date, if applicable (along with any related documentation, if any, for such payees)(the “Payment Spreadsheet”). Any subsequent Payments shall be made in accordance with written disbursement instructions delivered to the Payments Administrator by Buyer and the Representative (“Subsequent Payment Spreadsheet” and together with the Closing Payment Spreadsheet, “Payment Spreadsheet”). Buyer shall, or shall cause the Representative to, include in each Payment Spreadsheet the name of the payee, the amount to be paid, and if known, the payee’s email and physical addresses, and for any third party payees, payment instructions for such third parties. The Payment Spreadsheet must also include any additional and available information to complete required cost basis tax reporting. The Representative and its counsel shall work with the Payments Administrator to ensure the accuracy of the Payment Spreadsheet and Representative is authorized to correct any inaccuracies or inconsistencies (if any) to the Payment Spreadsheet. The Payments Administrator shall use commercially reasonable efforts to initiate payment to each Securityholder and applicable third party of its allocated amount no later than two (2) Business Days after receipt (if received by 2:00 p.m. Eastern Time on the date of receipt) of the applicable Payment Spreadsheet and all required and proper documentation (including, if applicable, requisite tax documentation and a duly executed and completed deeds of transfer of shares) from such payee, in form and substance reasonably satisfactory to the Payments Administrator and Buyer, provided sufficient available final funds have been deposited into the Paying Account no later than 12:00 p.m. Eastern Time on such date of payment and there exist no other circumstances that would require the Payments Administrator to suspend payment to any Securityholder. The Payments Administrator will cause electronic payments to be made from the Paying Account and will cause checks to be issued that are drawn on the Paying Account for payments to be made in the form of a check, and such Payments shall only be made or permitted in accordance with Payment Spreadsheets delivered in accordance with the terms of this Agreement and payment instructions delivered by the applicable payee. The Payments Administrator is hereby relieved from any liability to the Parties or any Securityholder or payee for any such acts done or payments made in accordance with such Payment Spreadsheets and payment instructions. With respect to any Payments required to be treated as employee compensation for income or employment tax purposes, the Payments Administrator will process such payments to Buyer or Buyer’s payroll agent for distribution to each such payee, pursuant to the payment instructions set forth on Exhibit D.

3. Tax Reporting & Withholding. With respect to distributions from the Paying Account to U.S. persons (actual or presumed), the Payments Administrator shall complete any tax reporting required by U.S. law of the Payments Administrator, which as of the date of this Agreement shall be limited to IRS 1099-B forms. Unless otherwise set forth on the Payment Spreadsheet as dividends, interest or other reportable income not reportable on IRS 1099-B forms, the Payments Administrator is hereby directed by Buyer to report all Payments made hereunder to Securityholders that are U.S. persons (actual or presumed) as gross proceeds reportable on IRS 1099-B forms. To the extent payments made hereunder to U.S. persons (actual or presumed) are identified on the Payment Spreadsheet as dividends, interest or other reportable income not otherwise reportable on IRS 1099-B forms, Buyer acknowledges and agrees that Buyer or the Company, as applicable, shall be solely responsible and liable for any tax reporting in connection with such payments, unless otherwise set forth on Exhibit F. Unless otherwise set forth on Schedule II hereto, with respect to distributions from the Paying Account to any Securityholder who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (“Foreign Securityholders”), the Parties hereby acknowledge and agree that (i) the Payments Administrator shall not be responsible or liable for any tax reporting or withholding and (ii) Buyer shall be responsible for any applicable tax reporting or withholding in connection with such distributions. The Payments Administrator shall not be responsible for preparing or filing, or causing to be prepared or filed, any tax reporting related to distributions that are treated as compensation income. To the extent that the Payments Administrator becomes liable for the payment of any withholding or employment taxes or related amounts payable in respect of payments made hereunder, it shall be indemnified as set forth herein.

4. Terms Applicable to Distributions to Securityholders.

(a) Documents Delivered to and Received from Securityholders. The Payments Administrator will deliver electronically or by mail to each Securityholder at the email address or physical address for such Securityholder set forth in the Payment Spreadsheet (or deliver notices in such manner, with appropriate instructions, to all Securityholders so that they can access such information online through a secure account after verification of identity), (i) materials instructing such Securityholder of the procedure for submitting to the Payments Administrator the requisite payments information, U.S. tax forms and the Required Details Form (as defined in Schedule II) (such materials, collectively, the “Payment and Tax Form”) and, if required, the certificate or certificates (each, a “Certificate”) (or delivery of an affidavit of loss in respect of such Certificate in the form attached hereto as Exhibit G (the “Affidavit”) representing the shares of capital stock of the Company held by such Securityholder (the “Company Capital Stock”) and/or such other documents required by Buyer in accordance with the terms of the Acquisition Agreement to be returned by Securityholders who held rights to acquire Company Capital Stock (e.g. options or warrants) and who are entitled to Payments hereunder, and (ii) such other materials relating to the exchange as Buyer shall furnish to the Payments Administrator for such purpose. The Payments Administrator shall send such materials (or send the notice of availability of such materials online) to the applicable Securityholders no later than one (1) Business Day following the Effective Date. Prior to and as a condition of receipt of payment, such Securityholder shall have delivered (online or otherwise) to the Payments Administrator (i) the Payment and Tax Form, properly completed and duly executed in accordance with the instructions therein, (ii) the Certificate(s) representing the shares of Company Capital Stock held by such Securityholder (or delivery of an Affidavit), and (iii) all other instruments and communications that the Parties require, in accordance with the terms of the Acquisition Agreement, to be submitted to the Payments Administrator in connection with the processing of such Securityholder Payment, including, if applicable, tax documents as set forth in Section 4(e) below (each such Securityholder whose foregoing deliveries have been accepted by the Payments Administrator being referred to herein as a “Tendering Securityholder”). Securityholders may update their electronic payment instructions or address for non-electronic payments by delivering written notice and verification of identity as may be requested to the Payments Administrator and the Parties, provided that such updates must be received and acknowledged by the Payments Administrator at least one (1) Business Day prior to any payment to such Securityholder. The Payments Administrator may display the logos of Buyer and the Company on communications with Securityholders hereunder, including the Payment and Tax Form.

(b) Date Recording. The Payments Administrator will record in its systems the date of receipt of materials submitted to the Payments Administrator by each Securityholder.

(c) Examination of Documents. The Payments Administrator shall examine the Certificates and other documents received to ascertain whether: (i) such documents appear to the Payments Administrator to have been properly completed and duly executed, (ii) if applicable, the Certificates appear to the Payments Administrator to have been properly surrendered and are in proper form for transfer in accordance with the instructions provided to the Securityholders, or in the event any Certificate required to be delivered has been lost, destroyed or stolen, an Affidavit, and (iii) the total number of shares of Company Capital Stock evidenced by each Payment and Tax Form matches the number of the appropriate class or series of shares of Company Capital Stock or rights to acquire Company Capital Stock for such Securityholder on the Payment Spreadsheet, as updated by written notice from the Representative to the Payments Administrator and Buyer from time to time.

(d) Irregularities in Documents. In the event the Payments Administrator reasonably determines that any Payment and Tax Form or other document has been improperly completed or executed, that any of the Certificates received, if applicable, are not in proper form, or that some other irregularity exists, the Payments Administrator shall attempt to cause such irregularity to be corrected. As to any irregularity that the Payments Administrator cannot resolve, the Payments Administrator shall provide notice to Buyer for instructions and final determination.

(e) Tax Documents. To the extent not included with the Payment and Tax Form, the Payments Administrator shall request and obtain from each Securityholder, before directing any Payment hereunder, tax identification numbers by means of a completed appropriate IRS Form W-9 or appropriate IRS Form W-8 for foreign person certification and other forms and documents that the Payments Administrator may reasonably request. The parties hereto understand that if such tax reporting documentation is not so certified to the Payments Administrator, then a portion of any Payment may need to be withheld and remitted to the appropriate taxing authorities, as required by the Internal Revenue Code of 1986, as amended, or by state and local laws.

(f) Payment in Another Name. If Payment is to be made to a person other than the registered Securityholder, the Payments Administrator shall not process such Payment until the required Payment and Tax Form and related documentation has been properly completed, including, without limitation, a signature guarantee by a guarantor participating in a medallion signature guarantee program at the appropriate guarantee level as set forth in the Payment and Tax Form, if necessary. Any tax information required to be reported to the Internal Revenue Service or other tax authority with respect to such Payment shall list the registered holder as the payee.

(g) Securityholder Transfer of Escrow Interest. In the event that the Payments Administrator is advised by a Securityholder or transferee of a permitted transfer of an interest in any rights to any disbursements hereunder to a successor or assign prior to the Effective Date, the Payments Administrator shall refer such person to Buyer and Representative for verification of any such transfer, following which the Representative and Buyer shall provide an updated Payment Spreadsheet to the Payments Administrator including such information. In the event that the Payments Administrator is advised by a Securityholder or transferee of a permitted transfer of an interest in any rights to any disbursements hereunder to a successor or assign after the Effective

Date, the Payments Administrator shall (i) notify the Parties of such alleged transfer, (ii) request such Securityholder or transferee, and (iii) notify the Parties of the acceptance of the transfer. Thereafter, regardless of whether the prior Securityholder is listed on a Subsequent Payment Spreadsheet, the Payments Administrator shall pay any proceeds to the transferee.

(h) Reserved.

(i) Reserved.

5. Payments. Payments to any Securityholder hereunder shall be made by U.S. domestic electronic check (ACH) to bank accounts domiciled in the United States at no additional cost. If no electronic payment instructions are provided by a Securityholder, such instruction is payable to an account maintained by a U.S. financial institution that is not enabled for ACH, or such instruction is payable to a financial institution account outside the United States, any payments to that payee will be disbursed by check to the address provided in the Securityholder’s Payment and Tax Form (if applicable). In lieu of an ACH payment or check, a payee may request that a payment be sent by wire transfer. The applicable fees set forth on Exhibit E shall apply and will be deducted from any payments that require such fees. For payee service charges retained in the Paying Account after deduction from a payment, the Payments Administrator is authorized to transfer such amounts to itself, to be retained by the Payments Administrator as compensation. All amounts referred to in this Agreement are expressed in United States Dollars and all payments shall be made in such dollars.

6. Information and Reports.

(a) Monthly Report. The Payments Administrator shall deliver to Buyer and Representative a monthly report in electronic form of the documents presented for exchange and a list of Securityholders for which payments have to be made. Each such report shall include the names of the Securityholders that have submitted all required documentation to the Payments Administrator and the amount of cash paid in exchange therefor (previous, current month period and total).

(b) Maintaining Records. The Payments Administrator shall keep and maintain complete and accurate ledgers showing all shares of Company Capital Stock surrendered and the amount of cash paid in exchange therefor. Upon making payment for Company Capital Stock, the Payments Administrator shall mark any Certificates it receives as “cancelled” and, if so requested by Buyer, return them and other related documentation to Buyer on behalf of the Company. The Payments Administrator shall preserve the physical documents and instruments described in Section 4(a) as required by law or, if not required to be so preserved, dispose of such physical documents and instruments no earlier than thirty (30) days following the Payments Administrator’s receipt thereof. If prior to the end of such thirty (30) day period, the Payments Administrator is requested by Buyer to deliver such documents to it or to a third party, such delivery shall be subject to additional fees. For greater certainty, the Payments Administrator shall preserve and not dispose of electronic versions of all documents received by it pursuant to Section 4(a). The Payments Administrator is authorized to cooperate with and furnish information to any organization or its legal representatives designated from time to time by the Parties in any manner reasonably requested by either of them.

7. Follow-Up Notices; Transfer of Funds.

(a) Follow-Up Notice. If the Payments Administrator is not requested to conduct the delivery of certain payment related materials to the Securityholders as contemplated by Section 4(a) above, Buyer shall, or shall cause the Company to, provide to the Payments Administrator and the Representative a list of mailings to the Securityholders that were sent by Buyer or the Company or their respective attorneys or agents and that have been returned as undeliverable. On or about the date that is three months following the date of this Agreement, the Payments Administrator shall provide to the Representative a list of all Securityholders who have not yet become a Tendering Securityholder in accordance with the requirements herein. The Representative will use its good faith efforts, with such cooperation from the Payments Administrator and Buyer as may reasonably be requested, to attempt to locate such Securityholders. With respect to any Securityholders that are so located, the Payments Administrator shall attempt to deliver a follow-up notice (including the same materials as contemplated in Section 4(a) above) to each such located Securityholder at the updated contact information provided by the Representative. With respect to any Securityholders that are not Tendering Securityholders as of the date that is nine (9) months following the Effective Date, the Payments Administrator shall use its standard processes to attempt to locate such Securityholders.

(b) Uncashed Checks; Return of Electronic Payments. Should any payment processed by the Payments Administrator from the Paying Account, be returned or rejected, or if a mailed check is returned as undeliverable, the Payments Administrator shall promptly notify the intended recipient of such payment that payment was rejected, and seek to obtain updated payment instructions. In the event such intended recipient cannot be contacted, the Payments Administrator shall notify the Parties in writing who shall then cooperate to attempt to contact the relevant payee for updated payments instructions. Upon request of the Representative, the Payments Administrator will use its standard processes to attempt to locate the payee. Once updated payment instructions have been received by the Payments Administrator in writing from the applicable payee, the Payments Administrator shall use commercially reasonable efforts to cause the payment to be re-processed within two (2) Business Days.

(c) Transfer of Funds. If there are any Securityholders who have not yet become a Tendering Securityholder in accordance with the requirements herein and who have not otherwise been located by the Payments Administrator or the Parties, upon the third anniversary of the Effective Date (with respect to the Closing Consideration Deposit) or the third anniversary of the date subsequent amounts were deposited in the Paying Account for distribution to the Securityholders, such amounts, together with all interest and other earnings thereon that have accrued to such Securityholders, if any, shall be distributed to Buyer to be held and disposed of by Buyer in accordance with applicable law.

Schedule II

PAYMENTS TERMS AND CONDITIONS APPLICABLE TO PAYMENTS SUBJECT TO

ISRAELI REPORTING AND/OR WITHHOLDING

The Parties agree that the Payments Administrator shall perform the services and be subject to the terms set forth in this Schedule II with respect to payments to all Securityholders, except for payments subject to the provisions of Section 102 of the Israeli Income Tax Ordinance (“Liable Securityholder”) With respect to Payments to Liable Securityholders, the following terms and conditions shall be deemed to modify the terms and conditions set forth in Schedule I.

1. Disbursements from Paying Account. With respect to each Liable Securityholder, Buyer shall include in the Payment Spreadsheet the following details, to the extent available: (a) name, (b)address, (c) mail and e-mail address, (d) telephone number, (e) identification number or passport number (and in the event of a non-Israeli passport, also the country that issued such passport) or registration number, and (f) a share certificate-by-share certificate breakdown of payments to each such Liable Securityholder. The Payments Administrator shall also be provided with respect to each recipient with (i) a duly completed and signed “Required Details Form” in the form attached hereto as Exhibit A to Schedule II; (ii) a copy of such Liable Securityholder’s ID, passport or certificate of incorporation, as applicable, and (iii) a duly executed U.S. tax form (for example, IRS Form W-8, W-9, etc.). In addition, the Payments Administrator may request from Buyer, the Company or the Liable Securityholders any other documents or information required, as determined by the Payments Administrator or its agents, to process Payments and complete applicable tax reporting or withholding to the Liable Securityholders. Subject to Section 2 below, the Payments Administrator shall promptly cause to be disbursed to each Liable Securityholder his/her/its allocated amount as set forth opposite the name of such Liable Securityholder in the Payment Spreadsheet as soon practicable, but not later than five (5) Business Days after receipt of the applicable Payment Spreadsheet, all required and proper documentation (including, the information described above and if applicable, requisite tax documentation and a duly executed and completed deed of transfer of shares, the share certificate representing the shares of Company Capital Stock (as such term is defined in Schedule II) held by such Liable Securityholder or an affidavit of loss certificate) from such payee, in form and substance reasonably satisfactory to the Buyer, the Payments Administrator and its agents, provided sufficient available final funds have been deposited into the Paying Account on such date of payment and there exist no other circumstances that would require the Payments Administrator to suspend payment to any Liable Securityholder. For the avoidance of doubt, the Payments Administrator shall in no event be responsible for processing payments that are subject to tax under Section 102 of the Israeli Income Tax Ordinance. The Payments Administrator will cause amounts deposited in the Paying Account to be distributed by the Payments Administrator or its agents, and such Payments shall only be made or permitted in accordance with Payment Spreadsheets delivered in accordance with the terms of this Agreement and payment instructions delivered by the applicable payee. Payments to any Liable Securityholder are not eligible for processing via the Acquiom Compensation Payments service option.

2. Tax Reporting & Withholding.

(a) With respect to Israeli Tax withholding requirements on payment to Liable Securityholders, the Payments Administrator and its agents shall act in accordance with applicable instructions received from the Israeli Tax Authority (the “ITA”), Buyer and the terms of any Qualified Withholding Certificate (as defined below).

(b) The Payments Administrator and its agents shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Liable Securityholders pursuant to this Agreement such amounts Buyer and the Payments Administrator reasonably determines in good faith are required to be deducted or withheld therefrom under any provision of the Israeli Income Tax Ordinance. To the extent that such amounts are so deducted or withheld and timely remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Liable Securityholder to whom such amounts would otherwise have been paid. In the case of any amounts withheld, the Payments Administrator shall provide to the person from which such amounts were withheld written confirmation of the amount so withheld as promptly as reasonably practicable (but in any event within five (5) Business Days) following such person’s written request.

(c) Notwithstanding Section 2(b), with respect to any amount to be deducted or withheld under the Israeli Income Tax Ordinance pursuant to this Section 2, any payment payable or other consideration deliverable pursuant to this Agreement to any Liable Securityholder shall, be retained by the Payments Administrator or its agents for the benefit of such Liable Securityholder for a period of up to 180 days following the date hereof or an earlier date required in writing by such Liable Securityholder (the “Withholding Drop Date”) (during which time the Payments Administrator or its agents shall not withhold any amounts for Israeli tax from the payments deliverable pursuant to this Agreement, except as provided below), and during which time such Liable Securityholder may obtain (or, if one already exists, present to the Payments Administrator) a valid certificate, ruling or any other written instructions regarding tax withholdings, issued by the ITA in form and substance reasonably satisfactory to Buyer stating that no withholding, or reduced withholding, of any Israeli Tax is required from the applicable consideration of such Liable Securityholder, or providing any other instructions regarding Tax withholdings with respect to the applicable consideration of such Liable Securityholder including a certification pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 5737-1977 (the “Qualified Withholding Certificate”). If such Liable Securityholder delivers, no later than five (5) Business Days prior to the Withholding Drop Date, a Qualified Withholding Certificate to the Payments Administrator then the deduction and withholding of any Israeli taxes by the Payments Administrator or its agents shall be made only in accordance with the provisions of such Qualified Withholding Certificate calculated based on the Total Consideration (as defined in Acquisition Agreement). If such Liable Securityholder (A) does not provide the Payments Administrator with a Qualified Withholding Certificate by no later than five (5) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Payments Administrator to release the amount held by the Payments Administrator or its agents prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to the Liable Securityholder shall be calculated based on the Total Consideration according to the applicable withholding rate as required under the Israel Tax Ordinance (increased by interest plus linkage differences, as defined in Section 159A of the Israeli Income Tax Ordinance, for the period between the time of the closing of the transactions contemplated by the Acquisition Agreement (the “Closing”) and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the Closing). Such amount shall be delivered or caused to be delivered to the ITA by the Payments Administrator or its agents, and the Payments Administrator or its agents shall release to such Liable Securityholder the balance of the amount due to such Liable Securityholder that is not so withheld.

(b)

Notwithstanding the foregoing, any payments made by the Payments Administrator and its agents to holders of Company 102 Securities or Company 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless prior to the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, the Israeli 102 Tax

Ruling or the Interim Options Tax Ruling or Qualified Withholding Certificate shall have been obtained providing for no withholding, and in such case, Buyer or the Payments Administrator, or any Person acting on their behalf shall act in accordance with the Israeli 102 Tax Ruling or Interim Options Tax Ruling or Qualified Withholding Certificate.

(c)

Notwithstanding anything to the contrary herein, payments to non-Israeli resident holder of Company Options, shall not be subject to any withholding or deduction of Israeli Tax, provided that such holder has provided the Payments Administrator and its agents at least five (5) Business Days prior to Withholding Drop Date a duly executed declaration of its non-Israeli tax residency status, in the form attached to the Acquisition Agreement. For the avoidance of any doubt, in case any non-Israeli resident holder of Company Options shall not provide a duly executed declaration its non-Israeli tax residency status in a timely manner, any payment to such Person by the Payments Administrator and its agents shall be subject to withholding or deduction of Israeli Tax.

(d)

All Israeli tax amounts required to be withheld with respect to any recipients hereunder shall be transferred to the ITA through the Payments Administrator or its agent’s withholding file within the periods required under the terms of the applicable laws of Israel or any formal tax approval provided to the Payments Administrator by the parties hereto. To the extent the Payments Administrator or its agents withhold any amounts with respect to Israeli Taxes, the Payments Administrator or its agent will issue, as soon as practicable, following such Person’s written request (but in any event within five (5) Business Days) a written confirmation of the amount so withheld.

3. Tendering Securityholder. Any Liable Securityholder shall become a “Tendering Securityholder” by delivering to the Payments Administrator and the Payments Administrator or its agents having accepted the following: (i) the Payment and Tax Form, properly completed and duly executed in accordance with the instructions therein, (ii) the Certificate(s) representing the shares of Company Capital Stock held by such Securityholder (or delivery of an Affidavit), and (iii) all other instruments and communications that the Parties require, in accordance with the terms of the Acquisition Agreement, to be submitted to the Payments Administrator in connection with the processing of such Securityholder Payment, including, if applicable, tax documents as set forth in Section 4(c) below and a Qualified Withholding Certificate as set forth in Section 2 of this Schedule II.

4. Terms Applicable to Distributions to Liable Securityholders.

(a) Irregularities in Documents. In the event the Payments Administrator reasonably determines that any Payment and Tax Form or other document has been improperly completed or executed, that any of the Certificates received, if applicable, are not in proper form, or that some other irregularity exists, the Payments Administrator shall attempt to cause such irregularity to be corrected. As to any irregularity that the Payments Administrator cannot resolve, the Payments Administrator shall provide notice to Buyer for instructions and final determination.

(b) Tax Documents. To the extent not included with the Payment and Tax Form, the Payments Administrator shall request and obtain from each Securityholder, before directing any Payment hereunder, tax identification numbers by means of a completed appropriate IRS Form W-9 or appropriate IRS Form W-8 for foreign person certification and other forms and documents that the Payments Administrator may reasonably request. The parties hereto understand that if such tax reporting documentation is not so certified to the Payments Administrator, then a portion of any Payment may need to be withheld and remitted to the appropriate taxing authorities, as required by the Internal Revenue Code of 1986, as amended, or by state and local laws.

(c) Payment in Another Name. If Payment is to be made to a person other than the registered Securityholder, the Payments Administrator shall not process such Payment until the required Payment and Tax Form and related documentation has been properly completed, including, without limitation, a signature guarantee by a guarantor participating in a medallion signature guarantee program at the appropriate guarantee level as set forth in the Payment and Tax Form, if necessary. Any tax information required to be reported to the Internal Revenue Service or other tax authority with respect to such Payment shall list the registered holder as the payee.

(d) Liable Securityholder Transfer of Escrow Interest. In the event that the Payments Administrator is advised by a Securityholder or transferee of a permitted transfer of an interest in any rights to any disbursements hereunder to a successor or assign prior to the Effective Date, the Payments Administrator shall refer such person to Buyer and Representative for verification of any such transfer, following which the Representative shall provide an updated Payment Spreadsheet to the Payments Administrator including such information. In the event that the Payments Administrator is advised by a Securityholder or transferee of a permitted transfer of an interest in any rights to any disbursements hereunder to a successor or assign after the Effective Date, the Payments Administrator shall (i) notify the Parties of such alleged transfer, (ii) request such Securityholder or transferee, and (iii) notify the Parties of the acceptance of the transfer. Thereafter, regardless of whether the prior Securityholder is listed on a Subsequent Payment Spreadsheet, the Payments Administrator shall pay any proceeds to the transferee.

5. Payments. Payments to any Liable Securityholder hereunder shall be made by wire transfer in accordance with the wire instructions set forth in the duly completed “Required Details Form” for such Liable Securityholder. If any Liable Securityholder elects on its “Required Details Form” to have payment made to it in NIS, the Payments Administrator or its agent shall credit such Liable Securityholder for the exchange of funds according to the US:NIS exchange rate specified by the financial institution and credit the beneficiary with at least 0.45% on top of the Bank Ha’Poalim lower closing rate (Shaar Hamhaot) at the date of conversion. The Payments Administrator or its agent may exchange funds with any financial institution it finds fit under terms agreed between such financial institution and the Payments Administrator (or its agent), which may differ from the exchange rate to the payee.

6. Business Day. Notwithstanding anything herein, with respect to any agreements hereunder in respect of or payments to an Liable Securityholder, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the U.S. or Israel are authorized or required by law or executive order to remain closed.

Exhibit A to Schedule II

[Intentionally Omitted]

Exhibits to Payments Administration Agreement intentionally omitted.

EXHIBIT H

INTERIM OPTIONS TAX RULING

[Intentionally Omitted]

EXHIBIT I

WARRANT CANCELLATION AGREEMENTS

[Intentionally Omitted]

EXHIBIT J

CLOSING PAYMENT CERTIFICATE

[Intentionally Omitted]

EXHIBIT K

PAYMENT SPREADSHEET

[Intentionally Omitted]

EXHIBIT L

TAX DECLARATION

[Intentionally Omitted]

EXHIBIT M

EMPLOYMENT AGREEMENTS AND RELEASE LETTERS

[Intentionally Omitted]

EXHIBIT N

FORM OF DIRECTOR RESIGNATION AND RELEASE LETTER

[Intentionally Omitted]

EXHIBIT O

TERMINATION AGREEMENTS

[Intentionally Omitted]

EXHIBIT P

SHARE CERTIFICATES AND TRANSFER INSTRUMENTS

[Intentionally Omitted]

EXHIBIT Q

NOTICES

[Intentionally Omitted]